Filed pursuant to Rule 424(b)(3) and Rule 14a-6
File No. 333-178729

Altair Nanotechnologies Inc.

Common Shares

PROPOSED DOMESTICATION — YOUR VOTE IS VERY IMPORTANT

We are furnishing this management proxy circular to shareholders of Altair Nanotechnologies Inc., in connection with the solicitation of proxies by our management for use at a special meeting of our shareholders. The special meeting will be held on February 21, 2012 at 10:00 o'clock in the morning (Pacific time), in Reno, Nevada.

The purpose of the special meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States through the adoption of articles of domestication and a new certificate of incorporation.  This change in jurisdiction of incorporation is referred to as a “continuance” under Canadian law and as a “domestication” under  Delaware law.

We believe that the domestication will enhance our ability to engage in strategic joint ventures, acquisition and disposition transactions, eliminate certain regulatory burdens imposed by the Canada Business Corporations Act, limit reporting requirements under the Canadian securities laws, and give us flexibility in our management structure.

Approval of the proposed domestication requires affirmative votes, whether in person or by proxy, from at least two-thirds of the votes cast with respect to the matter by the holders of our common shares at the special meeting where a quorum of one-third of the total outstanding common shares is present.   Dissenting shareholders have the right to be paid the fair value of their shares under Section 190 of the Canada Business Corporations Act. Our Board of Directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our and your best interests. If approved by our shareholders, it is anticipated that the domestication will become effective on a date within 90 days of the special meeting of our shareholders.

Your existing certificates representing your Altair Nanotechnologies Inc. common shares will represent the same number of shares of common stock after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates or book entry share statements, as applicable, to you representing shares of capital stock of Altair Nanotechnologies Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.  Following the completion of our domestication, the common stock will continue to be listed on the NASDAQ Capital Market under the trading symbol “ALTI.”

The accompanying management proxy circular provides a detailed description of our proposed domestication and other information to assist you in considering the proposals on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

Our Board of Directors unanimously recommends that you vote FOR each of the proposals described in this management proxy circular, including the approval of our domestication.

Your vote is very important. Whether or not you plan to attend the special meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the special meeting, even if you send in your proxy.

These securities involve a high degree of risk. See “Risk Factors” beginning on page 10 of this management proxy circular for a discussion of specified matters that should be considered.

          Neither the Securities and Exchange Commission nor any state securities commission or similar authority in Canada, has approved or disapproved of these securities or determined if the management proxy circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This management proxy circular/prospectus is dated January 20, 2012 and is first being mailed to shareholders on or about January 27, 2012.

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           ALTAIR NANOTECHNOLOGIES INC.
204 Edison Way
Reno, Nevada  89502

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the special meeting of the shareholders of Altair Nanotechnologies Inc. (the "Company") will be held at the Grand Sierra Resort, 2500 East Second St, Reno, Nevada on Tuesday, the 21st day of February 2012, at the hour of 10:00 o'clock in the morning (Pacific time) for the following purpose:

To consider, and if deemed advisable, approve a special resolution authorizing the Company to make an application under Section 188 of the Canada Business Corporations Act to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware by way of a domestication under Section 388 of the Delaware General Corporation Law, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Company’s domestication.

This notice is accompanied by a form of proxy and a management proxy circular.

Shareholders who are unable to attend the special meeting in person are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the special meeting.  Proxies to be used at the special meeting must be deposited at the office of the transfer agent not later than 48 hours (excluding Saturdays and holidays) before the time of holding the special meeting.

DATED at Toronto, Ontario as of the 20th day of January 2012

BY: ORDER OF THE BOARD

H. Frank Gibbard
President and Chief Executive Officer

MANAGEMENT PROXY CIRCULAR

TABLE OF CONTENTS

SUMMARY	1
Questions and Answers about the Proposals	1
The Domestication Proposal	5
Regulatory and Other Approvals	5
Comparison of Shareholder Rights	5
Accounting Treatment of the Domestication	6
Dissent Rights of Shareholders	6
Tax Consequences of the Domestication	6
Selected Financial Data	9
RISK FACTORS	10
Risks Relating to the Domestication	10
Risks Relating to Our Company	12
THE SPECIAL MEETING	25
Solicitation of Proxies	25
Appointment and Revocation of Proxies	25
Voting of Proxies	26
Voting Securities and Principal Holders of Voting Securities	26
Change of Control	27
Exchange Rate Information	27
PROPOSAL NO. 1 – THE DOMESTICATION	28
General	28
Principal Reasons for the Domestication	28
Effects of the Domestication	29
Officers and Directors	30
Treatment of Outstanding Capital Stock, Options and Warrants	30
The Shareholder Rights Plan	30
Treatment of Effective Registration Statements	30
Shareholder Approval	31
Regulatory and Other Approvals and Board Discretion	31
Comparison of Shareholder Rights	31
Proposed Certificate of Incorporation and Bylaws of Altair Delaware	38
Dissent Rights of Shareholders	39
Accounting Treatment of the Domestication	41
United States Federal Income Tax Considerations	41
Canadian Federal Income Tax Considerations	48
DESCRIPTION OF OUR CAPITAL STOCK	53
Altair Delaware Common Stock	53
Change of Control Provisions in the Rights Agreement	53
Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws	56
OUR BUSINESS	58
Our Power and Energy Group	58
Our All Other Division	65
Research and Development Expenses	66
Dependence on Significant Customers	66
Government Regulation	66
Government Contracts	66
Environmental Regulation and Liability	67
Financial Information about Segments and Foreign Sales	67
Subsidiaries	67
Corporate History	68

iii

Employees	68
Enforceability of Civil Liabilities against Foreign Persons	68
Properties	69
Legal Proceedings	69
CERTAIN MATTERS RELATED TO OUR COMMON SHARES	70
Market Price	70
Outstanding Shares and Number of Shareholders	70
Dividends	70
Securities Authorized for Issuance under Equity Compensation Plans	70
Transfer Agent and Registrar	71
CERTAIN FINANCIAL INFORMATION	72
Selected Financial Data	72
Supplementary Financial Data	72
Financial Statements	73
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	74
Overview	74
General Outlook	75
Contracts and Grants	76
Liquidity and Capital Investments	76
Capital Commitments and Expenditures	78
Off-Balance Sheet Arrangements	78
Critical Accounting Policies and Estimates	78
Results of Operations	79
Quantitative and Qualitative Disclosures about Market Risk	86
MANAGEMENT AND COMPENSATION INFORMATION	87
Directors	87
Executive Officers	92
Certain Relationships and Related Transactions	94
Compensation, Nominating and Governance Committee	95
Committee Membership and Independence	95
Compensation, Nominating and Governance Committee Interlocks and Insider Participation	95
Summary Compensation Table	96
Grant of Plan-Based Awards Table	97
Outstanding Equity Awards at Fiscal Year-End Table	99
Option Exercises and Stock Vested	100
Pension Benefits and Non-Qualified Deferred Compensation	100
Potential Payments upon Termination or Change-in-Control	100
Director Compensation	102
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	104
INTEREST OF MANAGEMENT IN THE PROPOSALS TO BE ACTED UPON	106
LEGAL MATTERS	106
EXPERTS	106
WHERE YOU CAN FIND MORE INFORMATION	106
OTHER MATTERS	107
Proposals of Shareholders	107
Undertakings	107
Additional Information	107
INDEX TO FINANCIAL STATEMENTS	108

iv

ALTAIR NANOTECHNOLOGIES INC.

MANAGEMENT PROXY CIRCULAR

(All dollar amounts expressed herein are U.S. dollars)

SUMMARY

This summary highlights selected information appearing elsewhere in this management proxy circular, or this Circular, and does not contain all the information that you should consider in making a decision with respect to the proposals described in this Circular. You should read this summary together with the more detailed information, including our financial statements and the related notes included in this Circular, and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this Circular. You should read this Circular in its entirety.

Unless otherwise provided in this Circular, references to the “Company,” “we,” “us,” and “our” refer to Altair Nanotechnologies Inc., a Canadian corporation, prior to the change of jurisdiction. References to “Altair Delaware” refer solely to Altair Nanotechnologies Inc, a Delaware corporation, as of the effective time of the change in jurisdiction. References to “Altair Canada” refer solely to Altair Nanotechnologies Inc., a Canadian corporation, prior to the effective time of the change in jurisdiction.  Masculine pronouns include the female and the neuter as appropriate.  We have registered or are in the process of registering the following trademarks: Altair Nanotechnologies Inc®, Altair Nanomaterials, Inc.®, Altairnano®, TiNano® and Nanocheck®.  Any other trademarks and service marks used in this Circular are the property of their respective holders.

Altair Nanotechnologies Inc. is a Canadian corporation with principal assets and operations in the United States, whose primary business is developing and commercializing nano-lithium titanate based power and energy systems.

Set forth below in a question and answer format is general information regarding the special meeting of shareholders to which this Circular relates. This general information regarding the special meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation (Proposal 1 in the Notice of Meeting), which we refer to in this Circular as the “domestication”.

Questions and Answers about the Proposals

Q.	What is the purpose of the special meeting?

A.
The purpose of the special meeting is to vote on a special resolution authorizing the Company to make an application under Section 188 of the Canada Business Corporations Act, referred to as the CBCA, to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware by way of a domestication under Section 388 of the Delaware General Corporation Law, referred to as the DGCL, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Company’s domestication.

Q.	Where will the special meeting be held?

A.
The special meeting will be held at the offices of the Grand Sierra Resort, 2500 East Second St, Reno, Nevada, on Tuesday, the 21st day of  February 2012, at the hour of 10:00 o'clock in the morning (Pacific time).

Q.	Who is soliciting my vote?

A.
Our Board of Directors is soliciting your proxy to vote at the special meeting. This Circular and form of proxies were first mailed to our shareholders on or about January 27, 2012. Your vote is important. We encourage you to vote as soon as possible after reviewing this Circular and all information delivered with this Circular.

Q.	Who is entitled to vote?

A.
The record date for the determination of shareholders entitled to receive notice of the special meeting is January 25, 2012. As of such date, there are 69,452,487 common shares outstanding, each of which is entitled to one vote on all matters presented at the special meeting.  In accordance with the provisions of the Canada Business Corporations Act, or the CBCA, we will prepare a list of the holders of our common shares as of the record date.

Q.	What are the voting recommendations of the Board of Directors?

A.
The Board of Directors recommends that shareholders vote FOR the special resolution authorizing the Company to make an application under Section 188 of the CBCA to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware by way of a domestication under Section 388 of the DGCL, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Company’s domestication.

Q.	Will any other matters be voted on?

A.
The Board of Directors does not intend to present any other matters at the special meeting. The Board of Directors does not know of any other matters that will be brought before our shareholders for a vote at the special meeting. If any other matter is properly brought before the special meeting, your signed proxy card gives authority to H. Frank Gibbard and, failing him, Stephen B. Huang, or your indicated nominee as proxies, with full power of substitution, to vote on such matters at their discretion.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.
Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these Circular materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by written ballot at the special meeting.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these Circular materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting instruction card providing directions for how to vote your shares.

Q.	How are shares held by a broker or other intermediary voted?

A.
Brokers and other intermediaries who have record ownership of our common shares held in brokerage accounts for their clients who beneficially own the shares are subject to rules governing how they can vote the shares. Under these rules, brokers and other intermediaries who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker or intermediary may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters, but expressly states that the broker is not voting as to non-discretionary matters. The broker’s or other intermediary’s inability to vote with respect to the non-discretionary matters is referred to as a “broker non-vote.”  Partial broker non-votes will be counted for the purpose of determining the presence of a quorum; total broker non-votes will not be counted for the purpose of determining the presence of a quorum.

If you hold your shares in “street name,” we encourage you to contact your broker with your voting instructions as soon as possible.  The domestication resolution (Proposal No. 1) is considered to be a discretionary matter.  As a result, your broker or other intermediary does not have the ability to vote on your behalf, and no vote will be cast for your shares for this matter unless you provide your broker with voting instructions.

An abstention, or withhold vote, is counted as present and entitled to vote for purposes of determining a quorum. An abstention, or withhold vote, will have no effect on the domestication resolution (Proposal No. 1).

Q.	How do I vote?

A.	If you are a shareholder of record, there are two ways to vote:

 • By completing and mailing your proxy card; or

 • By written ballot at the special meeting.

Shareholders who are not shareholders of record and who wish to file proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, shareholders who are not shareholders of record will either: (i) be provided with a proxy executed by the intermediary, as the shareholder of record, but otherwise uncompleted and the beneficial owner may complete the proxy and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the shareholder of record, and then the intermediary must send to our transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the beneficial owner and may not vote in the event that no instructions are received.

Q.	Can I change my vote or revoke my proxy?

A.
A shareholder of record who has given a proxy has the power to revoke it prior to the commencement of the special meeting by depositing an instrument in writing, including another proxy bearing a later date, executed by the shareholder or by the shareholder’s attorney authorized in writing either (i) at the Company’s principal office located at 204 Edison Way, Reno, Nevada, 89502 at any time up to and including the last business day preceding the day of the special meeting, or any adjournment thereof or (ii) with the chairman of such meeting on the day of the special meeting or any adjournment thereof or in any other manner permitted by law.

Q.	How are votes counted?

A.	We will appoint a Scrutineer at the special meeting. The Scrutineer is typically a representative of our transfer agent. The Scrutineer will collect all proxies and ballots, and tabulate the results.

Q.	Who pays for soliciting proxies?

A.
The cost of solicitation by management will be borne directly by the Company.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common shares of the Company held of record by such persons, and we will reimburse them for their reasonable out-of-pocket expenses incurred by them in connection therewith.

Q.	What is the quorum requirement of the special meeting?

A.	One-third of the outstanding common shares entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the special meeting.

Q.	What are broker non-votes?

A.
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the special meeting. Broker non-votes will not affect the outcome of the matters being voted on at the special meeting, assuming that a quorum is obtained.

Q.	What vote is required to approve the proposal?

A.
Proposal No. 1, our change of jurisdiction from Canada to Delaware by means of a domestication requires affirmative votes, whether in person or by proxy, from at least two-thirds of the votes cast by the holders of our common shares with respect to the matter at the special meeting where a quorum of one-third of the total outstanding common shares is present.

Of the 69,452,487 outstanding common shares as of the Record Date, approximately 42,140,231 are owned by officers, directors and their affiliates, representing 60.7% of the outstanding common shares as of such date.

Q.	Who can attend the special meeting?

A.	All registered shareholders, their duly appointed representatives, our directors and our auditors are entitled to attend the special meeting.

Q.
I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the Circular and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?

A.
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.  If you are a shareholder of record contact Stephen B. Huang, Chief Financial Officer, by phone at (775) 858-3750 or by mail to P.O. Box 10630, Reno, Nevada, U.S.A. 89510-0630.

Q.	Multiple shareholders live in my household, and together we received only one copy of this Circular. How can I obtain my own separate copy of those documents for the Annual and Special meeting?

A.
You may pick up copies in person at the special meeting or download them from our Internet web site, www.altairannualmeeting.com.  If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and are a shareholder of record, we will mail them promptly if you request them from Stephen B. Huang, Chief Financial Officer by phone at (775) 858-3750 or by mail to P.O. Box 10630, Reno, Nevada, U.S.A. 89510-0630. We cannot guarantee you will receive mailed copies before the special meeting.

Q.	Where can I find the voting results of the special meeting?

A.
We are required to file the voting results on the System for Electronic Document Analysis and Retrieval (SEDAR) promptly following the special meeting, and thereafter they can be found on the SEDAR website at www.sedar.com.  We are also required to file the voting results on a Current Report on Form 8-K with the SEC promptly following the special meeting, and thereafter they can be found on our website at www.altairnano.com (select the link to SEC Filings on the Investor Relations page).

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or if you need additional copies of this Circular or the enclosed proxy card you should contact:

Stephen B. Huang, Chief Financial Officer
P.O. Box 10630
Reno, Nevada  89510-0630 U.S.A.
(775) 858-3750

The Domestication Proposal

The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA, also referred to as a “domestication” under Section 388 of the DGCL, and approve a new certificate of incorporation to be effective on the date of the domestication.  We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a Certificate of Corporate Domestication and a certificate of incorporation for the corporation being domesticated. Our Board of Directors has unanimously approved our domestication and the related certificate of incorporation of Altair Delaware, believes it to be in our best interests and in the best interests of our shareholders, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Altair Delaware to our shareholders.

We believe that the domestication will enhance our ability to engage in strategic joint venture, acquisition and disposition transactions, eliminate certain regulatory burdens imposed by the CBCA, limit reporting requirements under the Canadian securities laws, and give us flexibility in our management structure.    Based upon our expectation that the Company will be more valuable in the future, we believe it is favorable for us to undertake the domestication now in order to avoid a potentially much higher cost in the future, as the Canadian tax consequences are based on the Company’s valuation.

The domestication will change the governing law that applies to our shareholders from the federal jurisdiction of Canada to the State of Delaware. There are material differences between the CBCA and the DGCL. Our shareholders may have more or fewer rights under the DGCL depending on the specific set of circumstances.

We plan to complete the proposed domestication within 90 days of approval by our shareholders. The domestication will be effective on the date set forth in the articles of domestication and a certificate of incorporation, as filed with the Secretary of State of the State of Delaware. Thereafter, Altair Delaware will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which is expected to be the same date as the date of the filing of the articles of domestication and a certificate of incorporation in Delaware. However, the Board of Directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from our shareholders if it determines that the transaction is no longer advisable. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the transaction.

The domestication will not interrupt our corporate existence, our operations or the trading market of our common shares. Each outstanding common share at the time of the domestication will remain issued and outstanding of Altair Delaware after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL. Following the completion of the domestication, Altair Delaware’s common stock will continue to be listed on the NASDAQ Capital Market under the symbol “ALTI.”

Regulatory and Other Approvals

The continuance is subject to the authorization of the Director appointed under the CBCA. The Director is empowered to authorize the continuance if, among other things, he is satisfied that the continuance will not adversely affect our creditors or shareholders.

Comparison of Shareholder Rights

Upon completion of the domestication, our shareholders will be holders of capital stock of Altair Nanotechnologies, Inc., a Delaware corporation, and their rights will be governed by the DGCL as well as Altair Delaware’s certificate of incorporation and bylaws. Shareholders should be aware that the rights they currently have under the CBCA may, with respect to certain matters, be different under the DGCL. For example, under the CBCA, a company has the authority to issue an unlimited number of shares whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation, and shareholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. On the other hand, under the CBCA, shareholders are entitled to appraisal/dissent rights for a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, some amendments to a corporation’s certificate of incorporation and the sale of all or substantially all of a corporation’s assets, whereas under the DGCL, stockholders are only entitled to appraisal/dissent rights for certain mergers.  In addition, under the CBCA, shareholders owning at least 5% of our outstanding voting shares have the right to require the board of directors to call a special meeting of shareholders whereas, under the DGCL, stockholders have no right to require the board of directors to call a special meeting. We refer you to the section entitled “The Domestication — Comparison of Shareholder Rights” for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

Accounting Treatment of the Domestication

            Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Altair Delaware will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.  Under Delaware law, the treasury shares may then be re-issued under the same terms as our authorized shares.

Dissent Rights of Shareholders

If you wish to dissent and do so in compliance with Section 190 of the CBCA, and we proceed with the continuance, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the close of business on the day before the continuance is approved by our shareholders. If you wish to dissent, you must send written objection to the continuance to us at or before the special meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you withhold your vote or vote against the continuance, you preserve your dissent rights to the extent you comply with Section 190 of the CBCA. However, it is not sufficient to vote against the continuance or to withhold your vote. You must also provide a separate dissent notice at or before the special meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.  Additional information regarding dissenters rights is set forth under the caption “Proposal 1 — The Domestication — Dissent Rights of Shareholders”.  In addition, Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular.

Tax Consequences of the Domestication

United States Federal Income Tax Considerations

For the reasons described in greater detail below under the caption “Proposal 1 — The Domestication — United States Federal Income Tax Considerations,” we have been advised the change in our jurisdiction of incorporation will constitute a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, or the Code.  If, for any reason, we determine that the domestication would not qualify as a “reorganization,” we will abandon the domestication. As a result of the domestication constituting a “reorganization,” we will not recognize any gain or loss for U.S. federal income tax purposes on the domestication, other than with respect to our holdings of U.S. real property.  With respect to our U.S. real property interests, the domestication will result in our recognizing taxable gain equal to the excess of the fair market value of such U.S. real property on the date of the domestication over our adjusted tax basis in that real property.  We estimate that taxable gain to be approximately $772,000, but can give no assurance that the Internal Revenue Service (the “IRS”) will accept our calculation of the amount of the gain.  The amount of our actual United States federal income tax liability for the year of the domestication will depend upon our other items of taxable income or loss for the year, including net operating loss carryovers from prior years, but be we anticipate that the approximate $772,000 gain will result in an approximate $270,000 first-tier U.S. income tax and an approximate $232,000 second tier U.S. branch profits tax.

For non-dissenting U.S. shareholders, the domestication also would be tax-free for United States income tax purposes, with two possible exceptions.  First, we met the definition of a “passive foreign investment company” under Code Section 1297 during certain taxable periods prior to 2002; accordingly, proposed Treasury Regulations under Code Section 1291(f) will require U.S. holders who acquired their shares of our Company prior to 2002 to recognize taxable gain on the domestication equal to the excess of the fair market value of their shares on the date of domestication over their tax basis in such shares.  Second, Code Section 367 has the effect of potentially imposing income tax on certain U.S. holders in connection with the domestication. Pursuant to the Treasury Regulations under Code Section 367, any U.S. holder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of our stock (which we refer to as a 10% shareholder) will have to recognize a deemed dividend on the domestication equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b)-2, attributable to such holder’s shares in the Company. Any U.S. shareholder that is not a 10% shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication will recognize no gain or loss as a result of the domestication. A U.S. shareholder that is not a 10% shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must recognize gain (but not loss) on the domestication equal to the excess of the fair market value of the Company stock at the time of the domestication over the shareholder’s tax basis in such shares. Such a U.S. holder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to his shares in the Company which we refer to as a “Deemed Dividend Election.” Based on available information, we believe that no U.S. shareholder of the Company should have a positive “all earnings and profits amount” attributable to such shareholder’s shares in the Company, and accordingly no 10% shareholder or shareholders who makes a Deemed Dividend Election should be subject to tax under Code Section 367 on the domestication.  Our determination with respect to the “all earnings and profits amount” results from calculations performed by our accounting firm based on information provided to them by us. However, no assurance can be given that the IRS will agree with us. If it does not, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences under Code Section 367. A U.S. shareholder’s tax basis in the shares of Altair Delaware received in the exchange will be equal to such shareholder’s tax basis in the shares of the Company, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the “all earnings and profits amount” included in income by such U.S. shareholder. A U.S. shareholder’s holding period in the shares of Altair Delaware should include the period of time during which such shareholder held his shares in the Company, provided that the shares of the Company were held as capital assets.

Canadian Federal Income Tax Considerations

Under the Income Tax Act (Canada), or the ITA, the change in our jurisdiction from Canada to the United States will cause our tax year to end immediately before the continuance. Furthermore, we will be deemed to have disposed of all of our property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. We will be subject to a separate corporate emigration tax equal to the amount by which the fair market value of all of our property immediately before the continuance exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with this emigration tax) and the amount of paid-up capital on all of our issued and outstanding shares. With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances and, assuming that the market price of our common shares does not exceed $3.70 per share, that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals U.S. $1.03395 and that the value of our property does not increase, it is anticipated that there will be no material Canadian federal income taxation arising on the continuance.

Our shareholders who remain holding the shares after the continuance will not be considered to have disposed of their shares by reason only of the continuance. Accordingly, the continuance will not cause shareholders to realize a capital gain or loss on their shares, and there will be no effect on the adjusted cost base of their shares.  Our shareholders who dissent to the continuance may be deemed to receive a taxable dividend equal to the amount by which the amount received for their shares, less an amount in respect of interest, if any, awarded by the Court, exceeds the paid-up capital of such shares, if the shares were cancelled before the continuance became effective.  A dissenting shareholder will also be considered to have disposed of the shares for proceeds of disposition equal to the amount paid to such shareholder less an amount in respect of interest, if any, awarded by the Court and the amount of any deemed dividend.

The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in the “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Considerations” subsections under “Proposal No. 1 – The Domestication”, of this Circular, which shareholders are urged to read. This summary does not discuss all aspects of United States and Canadian tax consequences that may apply in connection with the domestication. Shareholders should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

Selected Financial Data

The table below presents our selected historical consolidated financial data as of and for each of the five years ended December 31, 2010, 2009, 2008, 2007 and 2006. The selected historical consolidated financial data as of and for the five years ended December 31, 2010 is derived from our audited consolidated financial statements, which have been audited by Perry-Smith LLP, an independent registered public accounting firm and are included in this Circular.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein.  Our financial statements included in this Circular have been prepared in accordance with U.S. GAAP.

Amounts are expressed in thousands of dollars, except share and per share amounts.

For the Year Ended December 31,	2010	2009	2008	2007	2006

STATEMENTS OF OPERATIONS
Revenues	$7,830	$4,371	$5,726	$9,108	$4,324
Operating expenses	(22,481)	(22,114)	(33,202)	(42,176)	(22,005)
Interest expense	(19)	(107)	(97)	(134)	(172)
Interest income	101	188	982	1,101	655
Loss on foreign exchange	(1)	(2)	(10)	(1)	(2)
Realized (loss)/gain on investment	(2,045)	851	(89)	-	-
Loss from continuing operations before non-controlling interest’s share	(22,291)	(21,931)	(29,340)	(32,102)	(17,200)
Non-controlling interest’s share	5	619	272	631	-
Net loss	(22,286)	(21,312)	(29,068)	(31,471)	(17,200)
Basic and diluted net loss per common share	(0.84)	(0.85)	(1.35)	(1.80)	(1.16)
Cash dividends declared per common share	-	-	-	-	-

BALANCE SHEET DATA
Working capital	8,161	22,118	26,067	39,573	25,928
Total assets	24,260	40,317	48,071	73,859	43,121
Current liabilities	(6,946)	(4,055)	(3,647)	(14,329)	(3,500)
Long-term obligations	(16)	(37)	(608)	(1,200)	(1,800)
Non-controlling interest in subsidiary	-	(541)	(1,098)	(1,369)	-
Net shareholders' equity	$(17,298)	$(35,684)	$(42,718)	$(56,961)	$(37,821)

RISK FACTORS

This Circular contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).  When considering such forward-looking statements, you should keep in mind the risk factors noted herein under “Risk Factors” and other cautionary statements throughout this Circular and our other filings with the SEC. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events that may be outside of management’s control and on assumptions that may prove to be incorrect.  If one or more risks identified in this Circular or any other applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

Risks Relating to the Domestication

The amount of corporate tax payable by us will be affected by the value of our common shares and our property on the date of the domestication.

For Canadian tax purposes, on the date of the domestication we will be deemed to have a year end and will also be deemed to have sold all of our property and received the fair market value for those properties. This deemed disposition may cause us to incur a Canadian tax liability as a result of the deemed capital gain.  We will be subject to an additional corporate emigration tax equal to 5% of the amount by which the fair market value of our property, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We have completed certain calculations of our tax accounts with the assistance of professional advisors, and assuming that the market price of our common shares does not exceed $3.70, that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals U.S. $1.03 and that the value of our property does not increase, it is anticipated that there will not be any Canadian federal income tax arising on the continuance.  The amount of such corporate emigration tax will be increased (or reduced) by any increase (or decrease) in the value of our stock price or property, and it is possible that the Canadian federal tax authorities may not accept our valuations or calculations of our tax accounts, which may result in additional taxes payable as a result of the domestication.  As is customary, when a Canadian federal tax liability depends largely on factual matters, we have not applied to the Canadian federal tax authorities for a ruling on this matter and do not intend to do so.

As a result of the domestication, we will incur U.S. taxable gain and tax liability at the corporate level with respect to the fair market value of our U.S. real property interests, and the amount of such taxable gain and resulting tax liability is subject to challenge and redetermination by the IRS.

We believe that the domestication will qualify as a “reorganization” for U.S. federal income tax purposes.  As a result of the domestication being a “reorganization,” we will not recognize any taxable gain for U.S. federal income tax purposes on the domestication at the corporate level except to the extent that the fair market value of our U.S. real property exceeds our adjusted tax basis in such U.S. real property.  We estimate that the fair market value of our U.S. real property currently exceeds our adjusted tax basis in that property by an amount of approximately $772,000. If the IRS does not agree with our valuation of our U.S. real property interests, however, our U.S. taxable gain on the domestication could be greater.  The actual amount of our U.S. federal income tax liability for the year of the domestication will also depend upon our other items of taxable income and loss for the year, including net operating loss carryovers from prior years.  Any gain with respect to our U.S. real property could also be subject to a second-tier 30% U.S. branch profits tax.

If the IRS does not agree with our calculation of the “all earnings and profits amount” attributable to a U.S. shareholder’s shares, or a U.S. shareholder owned our shares while we were a passive foreign investment company prior to 2002, the shareholder may owe U.S. federal income taxes as a result of the domestication.

Because the domestication will be a “reorganization” for U.S. federal income tax purposes our U.S. shareholders will not recognize any taxable gain or loss at the shareholder level on the domestication, subject to two possible exceptions.

First, U.S. shareholders who own directly or indirectly 10% or more of our outstanding common stock will have to recognize taxable dividend income on the domestication to the extent of the “all earnings and profits” amount, if any,  allocable to their shares under Treasury Regulation Section 1.367(b)-2.  Similarly, U.S. holders of shares of our corporation having a value of $50,000 or more will have to recognize taxable gain on the domestication equal to the excess of the value of their shares over their adjusted tax basis in the shares unless they timely make a “deemed dividend” election to instead be taxed on the “all earnings and profits” amount, if any, allocable to their shares in our corporation.  Based on a review of information available to us, we believe that Altair Nanotechnologies Inc. has a deficit in “earnings and profits.” As a result, no U.S. shareholder should have a positive “all earnings and profits amount” attributable to such shareholder’s common shares.  Therefore, no 10% or greater U.S. shareholder of our corporation should be subject to U.S. income tax on any “all earnings and profits amount” as a result of the domestication.  By timely making a Deemed Dividend Election, any less than 10% U.S. shareholder who would otherwise be subject to U.S. tax on the domestication as a result of holding appreciated shares worth $50,000 or more should not be required to include any such amount in income.  However, if the IRS does not agree with our calculation of the “all earnings and profits amount,” a U.S. shareholder may be subject to adverse U.S. federal income tax consequences on the domestication.

Second, if a U.S. shareholder owned our shares during any taxable year in which we were a “passive foreign investment company” within the meaning of Section 1297 of the Code, such shareholder may have to recognize taxable gain on the domestication to the extent those shares have a value in excess of the shareholder’s adjusted tax basis in the shares.  We believe we were not a “passive foreign investment company” in 2002 or any later taxable year, but we may have been a passive foreign investment company at various times prior to 2002.  U.S. shareholders who acquired their shares of our corporation prior to 2002 should confer with their individual tax advisors regarding the effects of the passive foreign investment company rules.

For additional information on the U.S. federal income tax consequences of the domestication, see “Proposal No.1 – The Domestication -- United States Federal Income Tax Considerations.”

The rights of our shareholders under Canadian law will differ from their rights under Delaware law, which will, in some cases, provide less protection to shareholders following the domestication.

Upon consummation of the domestication, our shareholders will become stockholders of a Delaware corporation.  There are material differences between the CBCA and the DGCL and our current and proposed charter and bylaws.  For example, under Canadian law, many significant corporate actions such as amending a corporation’s certificate of incorporation or consummating a merger require the approval of at least two-thirds of the votes cast by shareholders, whereas under Delaware law, what is required is a majority of the total voting power of all of those entitled to vote on the matter.  Furthermore, shareholders under Canadian law are entitled to appraisal/dissent rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s certificate of incorporation or the sale of all or substantially all of a corporation’s assets, whereas under Delaware law, stockholders are only entitled to appraisal rights for certain mergers.  When directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution.  Under Delaware law, a corporation’s board of directors is permitted to amend bylaws without stockholder approval. As shown by the examples above, if the domestication is approved, our shareholders, in certain circumstances, may be afforded less protection under the DGCL than they had under the CBCA. See “Proposal No.1 — The Domestication  — Comparison of Shareholder Rights.”

The proposed domestication will result in additional direct and indirect costs whether or not completed.

The domestication will result in additional direct costs. We will incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication.  The domestication may also result in certain indirect costs by diverting the attention of our management and employees from the day-to-day management of the business, which may result in increased administrative costs and expenses.

Risks Relating to Our Company

We may not be able to raise sufficient capital to finance our operations.

We recently raised $57.5 million in the Common Share Issuance with an affiliate of Canon Investment Holdings Ltd, or Canon; however, a significant portion of this capital is earmarked for expansion of operations into China.  As a result, we expect that in the future we will again need to raise capital.  With respect to any such capital raise, we may be unable to raise the amount of capital needed and may be forced to pay an extremely high price for capital.  Factors affecting the availability and price of capital may include the following:

•
market factors affecting the availability and cost of capital generally, including increases or decreases in major stock market indexes, the stability of the banking and investment banking systems and general economic stability or instability;

•	the price, volatility and trading volume of our common shares;
•	our ability to provide collateral or a purchase agreement to support project financing or similar debt;
•	our financial results, particularly the amount of revenue we are generating from product sales;
•	the market's perception of our ability to execute our business plan and any specific projects identified as uses of proceeds;
•	our ownership structure and recent or anticipated dilution;
•	the amount of our capital needs;
•	the market's perception of our company and companies in our line of business; and the economics of projects being pursued.

In addition, we are subject to contractual restrictions prohibiting our sale of equity securities at a price below $2.23 per share prior to March 28, 2013.

We may continue to experience significant losses from operations.

We have experienced a net loss in every fiscal year since our inception. Our loss from operations was $14.8 million for the nine months ended September 30, 2011. We may never be profitable in the future.  Even if we are profitable in one or more future years, subsequent developments in the economy, our industry, customer base, business or cost structure, or an event such as significant litigation or a significant transaction, may cause us to again experience losses.

We may not be able to enter a new agreement with, or obtain approval for our existing agreement with, Inversiones Energeticas.

In February 2011, we entered into a purchase contract with Inversiones Energeticas, S.A. de C.V., or INE, related to the purchase of a turn-key 10 Megawatt ALTI-ESS advanced battery system for $18 million.   Projected revenue under this agreement represented a substantial portion of our expected revenue in 2011.  On April 15, 2011, as a result of unexpected regulatory issues, INE notified us that they needed to cancel the contract in accordance with its terms.  INE subsequently stated that such letter was not intended to effect a termination of the contract, but merely to provide notice of its initial failure to obtain regulatory approval, which would automatically effect a termination of the contract if the issue was not resolved within 120 days, subject to extension by the parties.  On June 7, 2011, we entered into a 90-day extension of an automatic termination provision of the contract, and on September 12, 2011, we entered into a 120-day extension of the automatic termination provisions of the contract, in each case in order to allow the various parties additional time to resolve these regulatory issues.  We may be unable to resolve the regulatory issues with the existing agreement or may otherwise be unable to enter into a new agreement with INE.  If not, we will lose anticipated revenue and lose the expected marketing benefits we expected following the completion of the installation of the ALTI-ESS system.  This will harm our short-term revenue projections and possibly our long-term revenue potential.

We may not realize the anticipated benefits of the Canon transaction.

We have identified various potential benefits, in addition to the receipt of capital, from the share issuance to Canon.  Examples include the possibility that a Canon affiliate, Zhuhai Yingtong Energy Company, or YTE, would be a significant long-term customer for us and that, together with or as a result of our relationship with Canon or YTE, we would have better access to the Chinese markets than we do today.   We may not realize expected benefits for various reasons, including without limitation, the following:

•	YTE may be unable to use our nano-lithium titanate or battery technology in its products and, as a result, may not purchase products from us long term;
•	Even if YTE is able to integrate our nano-lithium titanate and/or technology into its products, it may not be able to achieve significant sales with its products;
•
We may be unable to continue to reach agreement with YTE on the pricing of any products or services we supply them or may, as a result of market or other circumstances, be compelled to agree to prices that are not consistent with profitability;

•
As a result of the terms of the Conditional Supply and Technology Licensing Agreement, subsequent agreements or gaps in our intellectual property protection, Canon or YTE may be able to exploit our technology under circumstances in which we do not receive significant economic benefits; and

•	Canon may not be able to, or exert significant efforts to, provide us access to the Chinese markets, particularly if our products could compete with products produced by YTE.

If one or more of these risks materializes in a significant manner, we may not experience the anticipated benefits from our relationship with Canon or YTE, which may harm our business and operations.

Since Canon acquired a majority ownership interest, we face risks associated with having a majority shareholder and experiencing a change of control.

As a result of the closing of the Share Subscription Agreement dated September 20, 2011, as amended with Canon, referred to as the Share Subscription Agreement, Canon now owns a majority of our outstanding common shares and has the right to appoint, and has appointed, a majority of our Board of Directors.  This majority acquisition presents certain risks to us, including the following:

•
Certain of our existing or potential customers or suppliers may be reluctant to do business with a company controlled by a single shareholder, or a China-based affiliate of a battery manufacturer, and, as a result, may cancel or choose not to make, orders;

•	We may experience significant turnover in key management, technical or other employees;
•
Because of the physical distance, cultural differences and language difference between the United States and China, we may experience conflicts or inefficiencies in Board-management communication, management-employee communication, strategy formation and other parts of our business; this risk may be exacerbated by the fact that most of the nominees proposed by Canon do not speak English;

•
We plan to spend a portion, possibly a substantial portion, of the proceeds from the Canon transaction on a sales office, and eventually manufacturing  and/or assembly facilities, in China; this project may divert management attention and consume a significant amount of capital;

•
As a majority shareholder, Canon may be able to influence our Board of Directors to enter into transactions with Canon affiliates that are more favorable to such Canon affiliate than would be negotiated by an independent Board of Directors. A particular risk in this area relates to the protection of trade secrets if, and as, employees of Canon affiliates, such as YTE, are hired by us and/or we participate in joint development or technology development and sharing arrangements with YTE or other Canon affiliates; and

•
Our new Board of Directors may direct us to abandon significant existing initiatives and direct technical, manufacturing and sales resources toward new products or projects. Any significant change in direction of the business may delay an expected increase in revenues as we start a new development or sales cycle for one or more new products or services.

If one or more of these risks, or other risks, materializes, our business will be harmed, and it may be harmed materially.

As a result of the closing of the Common Share Issuance with Canon, we lost lose certain net operating loss carryforwards, which may increase our tax burden if we become profitable in the future.

We currently have approximately U.S. $18 million in U.S. net operating loss carryforwards and negligible Canadian equivalents to net operating loss carryforwards.  Our stock issuance to Canon constitutes a change of control resulting in a substantial reduction in the value of, and limits on the availability of, any net operating loss carryforwards. The available U.S. net operating loss carryforwards have been significantly limited, and the Canadian equivalents will be forfeited in total.  If we are profitable in the future, the loss of such net operating loss carryforwards will lead to higher income taxes than we would have paid absent the change of control.

Sherwin-Williams may elect not to, or be unable to, finance and continue AlSher Titania LLC or a related enterprise using our pigment production technology; in this case, we would not receive any revenues or royalties related to such technology.

We transferred to Sherwin-Williams our 70% interest in AlSher Titania LLC, which holds an exclusive license to use our intellectual property relating to the Altairnano Hydrochloride Process for the production of pigments and similar powders or materials.   Under agreements related to the transfer, we received no upfront consideration, and our right to receive a percentage of revenue over time is capped at $3,000,000 in the aggregate.   Our receipt of any revenue under our agreement is tied to Sherwin-Williams or AlSher continuing to develop and exploit the technology, over which we have no control or influence.  It is uncertain that we will receive any proceeds related to our pigment technology, and it is unlikely that total revenues will be significant in the long term.

We may be obligated to pay a royalty on sales into the stationary power market.

In a joint development agreement we entered into in 2007 to develop a collection of advanced lithium based battery systems to provide frequency regulation and other services to the electricity generations and transmission markets, we granted a royalty of 5% of the gross revenue we realize from the sale of certain battery systems through July 20, 2012.  It is uncertain whether the battery systems we are marketing are within the scope of the royalty provisions. As we begin generating revenue from the sale of large scale stationary batteries for use in connection with electrical transmission and regulation, there is a reasonable likelihood that we will be required to pay this royalty.  This would harm our gross margins on such sales.  We may also incur litigation expenses, and management attention may be diverted from the operation of our business.

We depend upon several sole-source and limited-source third-party suppliers.

We rely on certain suppliers as the sole-source, or as a primary source, of certain services, raw materials and other components of our products.  We do not yet have long-term supply or service agreements engaged with any such suppliers.  As a result, the providers of such services and components could terminate or alter the terms of service or supply with little or no advance notice.  If our arrangements with any sole-source supplier were terminated, or if such a supplier failed to provide essential services or deliver essential components on a timely basis, failed to meet our product specifications and/or quality standards, or introduced unacceptable price increases, our production schedule would be delayed, possibly by as long as six months.  Any such delay in our production schedule would result in delayed product delivery and may also result in additional production costs, customer losses and litigation.

An area in which our dependence upon a limited number of sources creates significant vulnerability is the manufacturing of our nano-lithium titanate cells.  Prior to the fourth quarter of 2010, we relied upon a single supplier of nano-lithium titanate cells.  We experienced significant quality issues with this supplier in early 2010 and continue to have quality issues with this supplier.  In late 2010, we completed validation for a second supplier and began receiving shipments from that second supplier without any quality issues to date.  Our nano-lithium titanate battery cells are the building blocks of all of our products (other than our nano-lithium titanate powder). If we continue to experience quality issues with our initial supplier, or begin to experience them with our second supplier, we may be unable to meet our deadlines, or quality specifications, with respect to existing or future orders.  This would harm our reputation and our ability to grow our business.

Our operating results have fluctuated significantly in the past and will continue to fluctuate in the future, which could cause our stock price to decline.

Our operating results have fluctuated significantly in the past, and we believe that they will continue to fluctuate in the future, due to a number of factors, many of which are beyond our control. If in future periods our operating results do not meet the expectations of investors or analysts who choose to follow our company, the price of our common shares may fall. Factors that may affect our operating results include the following:

•	fluctuations in the size, quantity and timing of customer orders;
•	timing of delivery of our services and products;
•	additions of new customers or losses of existing customers;
•	positive or negative business or financial developments announced by us or our key customers;
•	our ability to commercialize and obtain orders for products we are developing;
•	costs associated with developing our manufacturing capabilities;
•	the retention of our key employees;
•	new product announcements or introductions by our competitors or potential competitors;
•	the effect of variations in the market price of our common shares on our equity-based compensation expenses;
•	disruptions in the supply of raw materials or components used in the manufacture of our products;
•	the pace of adoption of regulation facilitating our ability to sell our products in our target markets;
•	technology and intellectual property issues associated with our products;
•	general political, social, geopolitical and economic trends and events; and
•	availability of components sourced from Korea if tensions between North Korea and South Korea erupt into a greater military conflict.

Our patents and other protective measures may not adequately protect our proprietary intellectual property.

We regard our intellectual property, particularly our proprietary rights in our nano-lithium titanate technology, as critical to our success. We have received various patents, and filed other patent applications, for various applications and aspects of our nano-lithium titanate technology and other intellectual property. Such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

•
Our pending patent applications may not be granted for various reasons, including the existence of conflicting patents or defects in our applications, if there was in existence relevant prior art or the invention was deemed by the examiner to be obvious to a person skilled in the art whether or not there were other existing patents. Risks associated with patent applications are enhanced because patent applications of others remain confidential for a period of approximately 18 months after filing; as a result, our belief that we are the first creator of an invention or the first to patent it may prove incorrect, as information related to conflicting patents is first published or first brought to our attention;

•
The patents we have been granted may be challenged, invalidated, narrowed or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

•	The costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement cost prohibitive;
•
We have not filed for patent protection in many countries in which we are currently selling produce or seek to sell product; as a result, we may be unable to prevent competitors in such markets from selling infringing products;

•	Even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights; and
•
Other persons may independently develop proprietary information and techniques that, although functionally equivalent or superior to our intellectual proprietary information and techniques, do not breach proprietary rights.

Our inability to protect our proprietary intellectual property rights or gain a competitive advantage from such rights could harm our ability to generate revenues and, as a result, our business and operations.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and involve adverse publicity and adverse results.

Competitors or others may infringe our patents. To counter infringement or unauthorized use, we may be required to file patent infringement claims, which can be expensive and time-consuming. Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may result in substantial costs and be a distraction to our management.

Because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of this litigation (even if ultimately successful), there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common shares.

In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover that technology.  An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be expensive, result in adverse publicity and distract our management.

Other parties may bring intellectual property infringement claims against us, which would be time-consuming and expensive to defend, and if any of our products or processes is found to be infringing, we may not be able to procure licenses to use patents necessary to our business at reasonable terms, if at all.

Our success depends in part on avoiding the infringement of other parties’ patents and proprietary rights. We may inadvertently infringe existing third-party patents or third-party patents issued on existing patent applications.  Third party holders of such patents or patent applications could bring claims against us that, even if resolved in our favor, could cause us to incur substantial expenses and, if resolved against us, could cause us to pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs.

If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. In addition, we have, and may be required to, make representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third party technologies or violate government regulations. Further, if a patent infringement suit were brought against us, we and our customers, development partners and licensees could be forced to stop or delay research, development, manufacturing or sales of products based on our technologies in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Such a license may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with products based on our technologies. Even if we were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property.

Any successful infringement action brought against us may also adversely affect marketing of products based on our technologies in other markets not covered by the infringement action. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. As a result, any infringement action against us would likely harm our competitive position, be costly and require significant time and attention of our key management and technical personnel.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable.  Trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, contractors, consultants, outside scientific collaborators and other advisors to protect our trade secrets and other proprietary information. Parties to the confidentiality agreements may have such agreements declared unenforceable or, even if the agreements are enforceable, may breach such agreements.  Remedies available in connection with the breach of such agreements may not be adequate, or enforcing such agreement may be cost prohibitive. Courts outside the United States may be less willing to protect trade secrets.  In addition, others may independently discover our trade secrets or independently develop processes or products that are similar or identical to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection would harm our competitive business position.  Given the recent Canon investment and control of our Board, protection of our trade secrets from YTE and other Canon affiliates may be particularly challenging.

If we are sued on a product liability claim, our insurance policies may not be sufficient.

Although we maintain general liability insurance and product liability insurance, our insurance may not cover all potential types of product liability claims to which manufacturers are exposed or may not be adequate to indemnify us for all liability that may be imposed.  Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could harm our business, including our relationships with current customers and our ability to attract and retain new customers.  In addition, if the liability were substantial relative to the size of our business, any uncovered liability could harm our liquidity and ability to continue as a going concern.

Laws regulating the manufacture or transportation of batteries may be enacted which could result in a delay in the production of our batteries or the imposition of additional costs that could harm our ability to be profitable.

At the present time, international, federal, state and local laws do not directly regulate the storage, use and disposal of the component parts of our batteries.  However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium and lithium-ion batteries.  Satisfying any future laws or regulations could require significant time and resources from our technical staff, including those related to possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability.

The transportation of lithium and lithium-ion batteries is regulated both domestically and internationally.  Under recently revised United Nations recommendations and as adopted by the International Air Transport Association, our batteries and battery systems currently fall within the level such that they are not exempt and require a Class 9 designation for transportation. The revised United Nations recommendations and other recommendations are not U.S. law until such time as they are incorporated into the Hazardous Material Regulations of the U.S. Department of Transportation, or DOT.  However, DOT has proposed new regulations harmonizing with the U.N. guidelines and is reviewing other proposed changes under consideration for inclusion.  At present it is not known if or when the proposed regulations would be adopted by the United States.  Although we fall under the equivalency levels for the United States and comply with all safety packaging requirements worldwide, future DOT or IATA approval process could require significant time and resources from out technical staff and, if redesign were necessary, could delay the introduction of new products.

If our warranty expense estimates differ materially from our actual claims, or if we are unable to estimate future warranty expense for new products, our business and financial results could be harmed.

Our warranty for our products ranges from one to three years from the date of sale, depending on the type of product and its application. We expect that in the future some of our warranties may extend for longer periods.  Because our supply arrangements are negotiated, the scope of our product warranties differ substantially depending upon the product, the purchaser and the intended use; however, we have granted and may grant broad warranties, addressing such issues as leakage, cycle life and decline in power.  We have a limited product history on which to base our warranty estimates. Because of the limited operating history of our batteries and battery systems, our management is required to make assumptions and to apply judgment regarding a number of factors, including anticipated rate of warranty claims, the durability and reliability of our products, and service delivery costs. Our assumptions could prove to be materially different from the actual performance of our batteries and battery systems, which could cause us to incur substantial expense to repair or replace defective products in the future and may exceed expected levels against which we have reserved. If our estimates prove incorrect, we could be required to accrue additional expenses from the time we realize our estimates are incorrect and also face a significant unplanned cash burden at the time our customers make a warranty claim, which could harm our operating results.

In addition, with our new products and products that remain under development, we will be required to base our warranty estimates on historical experience of similar products, testing of our batteries under laboratory conditions and limited performance information learned during our development activities with the customer. As a result, actual warranty claims may be significantly different from our estimates and our financial results could vary significantly from period-to-period.

Product liability or other claims could cause us to incur losses or damage our reputation.

The risk of product liability claims and associated adverse publicity is inherent in the development, manufacturing and sale of batteries and battery system.  Certain materials we use in our batteries, as well as our battery systems, could, if used improperly, cause injuries to others.  Improperly charging or discharging our batteries could cause fires.  Any accident involving our batteries or other products could decrease or even eliminate demand for our products.  Because some of our batteries are designed to be used in electric and hybrid electric buses, and because vehicle accidents can cause injury to persons and damage to property, we are subject to a risk of claims for such injuries and damages.  In addition, we could be harmed by adverse publicity resulting from problems or accidents caused by third party products that incorporate our batteries.   We could even be harmed by problems or accidents involving competing battery systems, if the market viewed our batteries as being vulnerable to similar problems.  Any such claims, loss of customers or reputation harm would harm our financial results and ability to continue as a going concern.

A majority of our revenue has historically been generated from low-margin contract research and development services; if we cannot expand revenues from other products and services, our business will fail.

Historically, a majority of our revenue has come from contract research and development services for businesses and government agencies. During the years ended December 31, 2010, 2009 and 2008, contract service revenues comprised 50%, 65% and 87% respectively, of our operating revenues. Contract services revenue is low margin, and is unlikely to grow at a rapid pace. In addition, a majority of our contract services revenue has historically been under contracts with, or related to, the U.S. military, which contracts we terminated and stopped bidding for in connection with the Share Subscription Agreement.  Our business plan anticipates revenues from product sales and licensing, both of which have potential for higher margins than contract services and have potential for rapid growth, increasing in coming years. If we are not successful in significantly expanding our revenues from licensing and product sales, or if we are forced to continue to accept low or negative margins in order to achieve revenue growth, we may fail to reach profitability in the future.

Continuing adverse economic conditions could reduce, or delay demand for our products.

Although improving compared to recent years, the financial markets and general economic conditions are still relatively weak in certain geographic markets worldwide.  Our products are targeted primarily at large power producers worldwide bus manufacturers and other industrial parties.  Due to declining revenues and concerns about liquidity, companies and government agencies in some of our target markets have reduced, delayed or eliminated many research and development initiatives, including those related to energy storage.  This reduction or delay in development spending by targeted key customers is hindering our development and production efforts and will continue to do so until development spending increases from current depressed levels.

The commercialization of many of our products is dependent upon the efforts of commercial partners and other third parties over which we have no or little control.

The commercialization of our principal products requires the cooperation and efforts of commercial partners and customers.  For example, because completion and testing of our large-scale stationary batteries for power suppliers requires input from utilities and connection to a power network, commercialization of such batteries can only be done in conjunction with a power or utility company.  The commercialization of transportation and other applications of our technology are also dependent, in part, upon the expertise, resources and efforts of our commercial partners. This presents certain risks, including the following:

•	we may not be able to enter into development, licensing, supply and other agreements with commercial partners with appropriate resources, technology and expertise on reasonable terms or at all;
•
our commercial partners may not place the same priority on a project as we do, may fail to honor contractual commitments, may not have the level of resources, expertise, market strength or other characteristics necessary for the success of the project, may dedicate only limited resources to, and/or may abandon, a development project for reasons, including reasons such as a shift in corporate focus, unrelated to its merits;

•
our commercial partners may be in the early stages of development and may not have sufficient liquidity to invest in joint development projects, expand their businesses and purchase our products as expected or honor contractual commitments;

•
our commercial partners may terminate joint testing, development or marketing projects on the merits of the projects for various reasons, including determinations that a project is not feasible, cost-effective or likely to lead to a marketable end product;

•
at various stages in the testing, development, marketing or production process, we may have disputes with our commercial partners, which may inhibit development, lead to an abandonment of the project or have other negative consequences; and

•	even if the commercialization and marketing of jointly developed products is successful, our revenue share may be limited and may not exceed our associated development and operating costs.

As a result of the actions or omissions of our commercial partners, or our inability to identify and enter into suitable arrangements with qualified commercial partners, we may be unable to commercialize apparently viable products on a timely and cost-effective basis, or at all.

Interest in our nano-lithium titanate batteries is affected by energy supply and pricing, political events, popular consciousness and other factors over which we have no control.

Currently, our marketing and development efforts for our batteries and battery materials are focused primarily on stationary power and transportation applications.  In the transportation market, batteries containing our nano-lithium titanate materials are designed to replace or supplement gasoline and diesel engines.  In the stationary power applications, our batteries are designed to conserve and regulate the stable supply of electricity, including from renewable sources.  The interest of our potential customers and business partners in our products and services is affected by a number of factors beyond our control, including:

•	economic conditions and capital financing and liquidity constraints;
•	short-term and long-term trends in the supply and price of natural gas, gasoline, diesel, coal and other fuels;
•	the anticipated or actual granting or elimination by governments of tax and other financial incentives favoring electric or hybrid electric vehicles and renewable energy production;
•	the ability of the various regulatory bodies to define the rules and procedures under which this new technology can be deployed into the electric grid;
•	the anticipated or actual funding, or elimination of funding, for programs that support renewable energy programs and electric grid improvements;
•	changes in public and investor interest for financial and/or environmental reasons, in supporting or adopting alternatives to gasoline and diesel for transportation and other purposes;
•	the overall economic environment and the availability of credit to assist customers in purchasing our large battery systems;
•	the expansion or contraction of private and public research and development budgets as a result of global and U.S. economic trends; and
•	the speed of incorporation of renewable energy generating sources into the electric grid.

Adverse trends in one or more of these factors may inhibit our ability to commercialize our products and expand revenues from our battery materials and batteries.

Our nano-lithium titanate battery materials and battery business is currently dependent upon a few customers and potential customers, which presents various risks.

Our nano-lithium titanate battery materials and battery business is dependent upon a few current or potential customers, including a small number of electric grid power generators, an affiliate of Canon and smaller companies developing electric or hybrid electric buses.  In addition, many of these customers are, or are expected to be, development partners who are subsidizing the research and development of products for which they may be the sole, or one of a few, potential purchasers.  As a result of the small number of potential customers and partners, our existing or potential customers and partners may have significant leverage on pricing terms, exclusivity terms and other economic and noneconomic terms.  This may harm our attempts to sell products at prices that reflect desired gross margins.  In addition, the decision by a single customer to abandon use or development of a product, budget cutbacks, funding reductions, liquidity shortages and other events may harm the ability of a single customer to continue to purchase products or continue development and may significantly harm both our financial results and the development track of one or more products.

If we combine with other companies, we may be unable to successfully integrate our business, technology, management or other aspects of our business with the other party to the transaction.

As evidenced by our signing the Share Subscription Agreement with Canon and related agreements with YTE, we routinely consider entering into acquisition, strategic or combination transactions with other companies for strategic and/or financial reasons.   We do not have extensive experience in conducting diligence on, evaluating, purchasing, merging with, selling to or integrating new businesses or technologies with other entities.  If we do succeed in closing a combination with another company, we will be exposed to a number of risks, including:

•	we may have difficulty integrating our assets, technologies, operations and personnel in connection with a business combination;
•
our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of managing, or being a part of, a geographically or culturally diverse enterprises;

•	we may find that the transaction does not further our business strategy or that the economic and strategic assumptions underlying the transaction have proved inaccurate;
•	we may encounter difficulty entering and competing in new product or geographic markets;
•	we may face business, product, structural or other limitations or prohibitions as our business becomes subject to the laws or customs of other jurisdictions; and
•
we may experience significant problems or liabilities associated with product quality, technology and legal contingencies relating to the integrated business or technology, such as intellectual property or employment matters.

In addition, from time to time we may enter into negotiations for acquisitions, dispositions, mergers or other transactions that are not ultimately consummated. These negotiations could result in significant diversion of management time, substantial out-of-pocket costs and, while such transactions are pending, limitations on the operation of our business (including negotiation of alternative business combinations and capital raising transactions). To the extent we issue shares of capital stock or other rights to purchase capital stock in any such transactions, including options and warrants, existing stockholders would be diluted.  Any of these issues will harm our business and financial condition.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

During the past several years, we have increased our research and development expenditures in an attempt to accelerate the commercialization of certain products, particularly our nano-lithium titanate batteries. Our business plan anticipates continued expenditure on development, manufacturing and other growth initiatives. We may fail to achieve significant growth despite such expenditures.

If achieved, significant growth would place increased demands on our management, accounting systems, quality control and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially as we expand into multiple facilities at distant locations. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

Our competitors have more resources than we do, and may be supported by more prominent partners, which may give them a competitive advantage.

We have limited financial, personnel and other resources and, because of our early stage of development, have limited access to capital. We compete or may compete against entities that are much larger than we are, have more extensive resources than we do and have an established reputation and operating history. In addition, certain of our early stage competitors, including A123 Systems, are partnered with, associated with or supported by larger business or financial partners.  This may increase their ability to raise capital, attract media attention, develop products and attract customers.  Because of their size, resources, reputation and history (or that of their business and financial partners), certain of our competitors may be able to exploit acquisition, development and joint venture opportunities more rapidly, easily or thoroughly than we can. In addition, potential customers may choose to do business with our more established competitors, without regard to the comparative quality of our products, because of their perception that our competitors are more stable, are more likely to complete various projects, are more likely to continue as a going concern and lend greater credibility to any joint venture.

As manufacturing becomes a larger part of our operations, we will become exposed to accompanying risks and liabilities.

In-house and outsourced manufacturing is becoming an increasingly significant part of our business. As a result, we expect to become increasingly subject to various risks associated with the manufacturing and supply of products, including the following:

•
If we fail to supply products in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may be required to repair or replace defective products and may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

•	Raw materials used in the manufacturing process, labor and other key inputs may become scarce and expensive, causing our costs to exceed cost projections and associated revenues;
•
Manufacturing processes typically involve large machinery, fuels and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities;

•
As our manufacturing operations expand, we expect that a significant portion of our manufacturing will be done overseas, either by third-party contractors or in a plant owned by the company.  Any manufacturing done overseas presents risks associated with quality control, currency exchange rates, foreign laws and customs, timing and loss risks associated with overseas transportation and potential adverse changes in the political, legal and social environment in the host county; and

•
We have made, and may be required to make, representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could lead to losses (or small gross profits) from that segment of our business and/or significant liabilities, which would harm our business, operations and financial condition.

Our past and future operations may lead to substantial environmental liability.

Virtually any prior or future use of our nanomaterials and titanium dioxide pigment technology is subject to federal, state and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of any hazardous substances discovered at any property we use. In addition, courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances. If we incur any significant environmental liabilities, our ability to execute our business plan and our financial condition would be harmed.

Certain of our experts and directors reside in Canada or China and may be able to avoid civil liability.

We are a Canadian corporation, and seven of our directors reside outside the United States in Canada or China.  As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the U.S. securities laws. It is uncertain whether Canadian or Chinese courts would enforce judgments of U.S. courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of U.S. securities laws or impose liability in original actions against us or our directors, officers or experts predicated upon U.S. securities laws.

We are dependent on key personnel.

Our continued success will depend, to a significant extent, on the services of our executive management team and certain key scientists and engineers. We do not have key man insurance on any of these individuals. Nor do we have agreements requiring any of our key personnel to remain with our company.  The loss or unavailability of any or all of these individuals could harm our ability to execute our business plan, maintain important business relationships and complete certain product development initiatives, which would harm our business.

We may issue substantial amounts of additional shares without stockholder approval.

Our articles of incorporation authorize the issuance of an unlimited number of common shares that may be issued without any action or approval by our stockholders. In addition, we have various stock option plans that have potential for diluting the ownership interests of our stockholders. The issuance of any additional common shares would further dilute the percentage ownership of our company held by existing stockholders.

The market price of our common shares is highly volatile and may increase or decrease dramatically at any time.

The market price of our common shares is highly volatile. Our stock price may change dramatically as the result of announcements of product developments, new products or innovations by us or our competitors, uncertainty regarding the viability of our technology or our product initiatives, significant customer contracts, significant litigation, our liquidity situation, revenues or losses, or other factors or events that would be expected to affect our business, financial condition, results of operations and future prospects.

The market price for our common shares may be affected by various factors not directly related to our business or future prospects, including the following:

•	intentional manipulation of our stock price by existing or future shareholders or a reaction by investors to trends in our stock rather than the fundamentals of our business;
•	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares, including by short sellers covering their position;
•	the interest of the market in our business sector, without regard to our financial condition, results of operations or business prospects;
•	positive or negative statements or projections about our company or our industry, by analysts, stock gurus and other persons;
•
the adoption of governmental regulations or government grant programs and similar developments in the United States or abroad that may enhance or detract from our ability to offer our products and services or affect our cost structure; and

•	economic and other external market factors, such as a general decline in market prices due to poor economic conditions, investor distrust or a financial crisis.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common shares, our stock price and trading volume could decline.

The trading market for our common shares is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors.  If any of the analysts who may cover us change their recommendation regarding our common shares adversely, or provide more favorable relative recommendations about our competitors, the price of our common shares would likely decline.  If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial market, which in turn could cause the price or trading volume of our common shares to decline.

We have never declared a cash dividend and do not intend to declare a cash dividend in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently intend to retain any future earnings, if any, for use in our business and, therefore, do not anticipate paying dividends on our common shares in the foreseeable future.

We are subject to various regulatory regimes, and may be adversely affected by inquiries, investigations and allegations that we have not complied with governing rules and laws.

In light of our status as a public company and our lines of business, we are subject to a variety of laws and regulatory regimes in addition to those applicable to all businesses generally.  For example, we are subject to the reporting requirements applicable to Canadian and United States reporting issuers, such as the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Capital Market and certain state and provincial securities laws. We are also subject to state and federal environmental, health and safety laws, and rules governing department of defense contracts. Such laws and rules change frequently and are often complex.  In connection with such laws, we are subject to periodic audits, inquiries and investigations.  Any such audits, inquiries and investigations may divert considerable financial and human resources and adversely affect the execution of our business plan.

Through such audits, inquiries and investigations, we or a regulator may determine that we are out of compliance with one or more governing rules or laws.  Remedying such non-compliance diverts additional financial and human resources.  In addition, in the future, we may be subject to a formal charge or determination that we have materially violated a governing law, rule or regulation.  We may also be subject to lawsuits as a result of alleged violation of the securities laws or governing corporate laws.  Any charge or allegation, and particularly any determination, that we had materially violated a governing law would harm our ability to enter into business relationships, recruit qualified officers and employees and raise capital.

THE SPECIAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the special meeting to be held on February 21, 2012.  The Company’s Management Proxy Circular is available on the Internet at http:// www.altairannualmeeting.com.

Solicitation of Proxies

THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ALTAIR NANOTECHNOLOGIES INC. OF PROXIES TO BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ENCLOSED NOTICE OF MEETING.  This Circular, the notice of meeting attached hereto, and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about  January 27, 2011.  It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by email, by facsimile or by telephone by officers and employees of the Company without additional compensation therefore.

The cost of solicitation by management will be borne directly by the Company.  Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common shares held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and/or directors of the Company.  A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM AT THE SPECIAL MEETING MAY DO SO either by inserting such person’s name in the blank space provided in that form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the office of the transfer agent indicated on the enclosed envelope not later than 48 hours (excluding Saturdays, Sundays, and holidays) before the time of holding the special meeting, or by delivering the completed proxy to the chairman of the special meeting on the day of the special meeting or adjournment thereof.

A proxy given pursuant to this solicitation may be revoked by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his attorney authorized in writing, and deposited either at the Company’s principal office located at 204 Edison Way, Reno, Nevada, 89502, U.S.A. at any time up to and including the last business day preceding the day of the special meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such meeting on the day of the special meeting, or adjournment thereof, or in any other manner permitted by law.

Voting of Proxies

THE COMMON SHARES REPRESENTED BY A DULY COMPLETED PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF THE SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON, SUCH COMMON SHARES WILL BE VOTED ACCORDINGLY.  UNLESS OTHERWISE INDICATED ON THE FORM OF PROXY, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES IN FAVOR OF PERSONS DESIGNATED IN THE PRINTED PORTION OF THE ENCLOSED FORM OF PROXY WILL BE VOTED TO APPROVE A SPECIAL RESOLUTION AUTHORIZING THE COMPANY TO CHANGE OUR JURISDICTION OF INCORPORATION FROM THE FEDERAL JURISDICTION OF CANADA TO THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA THROUGH ADOPTION OF ARTICLES OF DOMESTICATION AND A NEW CERTIFICATE OF INCORPORATION.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of meeting, or other matters which may properly come before the special meeting.  At the time of printing this Circular, management of the Company knows of no such amendments, variations or other matters to come before the special meeting.

Voting Securities and Principal Holders of Voting Securities

The authorized capital of the Company consists of an unlimited number of common shares.  As of January 20, 2012, the Company had 69,452,487 common shares issued and outstanding.

The Company shall make a list of all persons who are registered holders of common shares as of the close of business on January 20, 2012 (the “Record Date”) and the number of common shares registered in the name of each such person on that date.  Each shareholder is entitled to one vote for each common share registered in his name as it appears on the list.

One-third of the outstanding common shares entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the special meeting.  Abstentions, or withhold votes, will be counted as “represented” for purposes of determining the presence or absence of a quorum.  Complete broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on any of the matters to be considered at the special meeting, will not be counted as “represented” for the purpose of determining the presence or absence of a quorum.

To the knowledge of the directors and executive officers of the Company, based upon filings of such persons with the Securities and Exchange Commission, as of October 31, 2011, Energy Storage Technology (China) Group Limited ("Energy Storage"), an indirect subsidiary of Canon, beneficially owns 37,036,807 common shares, representing 53.3% of the outstanding common shares, and Al Yousuf, LLC beneficially owns 5,098,966 common shares,  representing 7.34% of the outstanding common shares as of  October 31, 2011.

Under the CBCA, Proposal No. 1, our change of jurisdiction from Canada to Delaware by means of a domestication requires the affirmative vote, in person or by proxy, of not less than two-thirds of the votes cast by the shareholders who vote in respect of the resolution once a quorum is established. Abstentions, withhold votes and broker non-votes will not have the effect of being considered as votes cast against this matter.

Change of Control

On July 22, 2011, the Company and Canon completed the sale by the Company, and the purchase by an affiliate of Canon, of 37,036,807 common shares at a purchase price of $1.5528 per share pursuant to the Share Subscription Agreement.  As permitted by the Share Subscription Agreement, Canon designated Energy Storage as the purchaser of the shares.  As of result of the closing under the Share Subscription Agreement, a change of control in the Company has occurred.   Energy Storage, an affiliate of Canon, which is owned by Mr. Yincang Wei, owns 53.3% of the outstanding common shares immediately after closing.  In addition, pursuant to an Investor Rights Agreement dated September 20, 2010 (the “Investor Rights Agreement”), the Company has granted certain rights to Canon, including (i) rights to proportional representation on the Board of Directors (5 of 9 directors initially), (ii) the right to cause the Company to file a shelf registration statement two years after closing, together with certain demand and piggy-back registration rights, (iii) certain indemnification rights related to the registration rights, and (iv) an option to purchase common shares of the Company at market price in an amount sufficient to maintain proportionate ownership in connection with future dilutive issuances.

Exchange Rate Information

The following exchange rates represent the noon buying rate in New York City for cable transfers in Canadian Dollars (CDN. $), as certified for customs purposes by the Federal Reserve Bank of New York.  The following table sets forth, for each of the years indicated, the period-end exchange rate, the average rate (i.e., the average of the exchange rates on the last day of each month during the period), and the high and low exchange rates of the U.S. Dollar (U.S. $) in exchange for the Canadian Dollar (CDN. $) for the years indicated below, based on the noon buying rates.

For the Year Ended December 31,
	2010	2009	2008	2007	2006
(Each U.S. Dollar Purchases the Following Number of Canadian dollars)
High	1.0766	1.2940	1.3013	1.1852	1.1726
Low	0.9966	1.0281	0.9709	0.9168	1.0989
Average	1.0300	1.1410	1.0667	1.0734	1.1340
Year End	0.9980	1.0532	1.2228	0.9881	1.1652

PROPOSAL NO. 1 – THE DOMESTICATION

General

The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA, also referred to as a “domestication” under Section 388 of the DGCL, and approve a new certificate of incorporation to be effective on the date of the domestication.  We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing articles of domestication and a certificate of incorporation for the Company being domesticated. The Board of Directors has unanimously approved our domestication and the related certificate of incorporation of Altair Delaware, believes it to be in our best interests and in the best interests of our shareholders, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Altair Delaware to our shareholders.

The domestication will be effective on the date set forth in the articles of domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware. The common stock of Altair Delaware will continue to be listed on the NASDAQ Capital Market under the trading symbol “ALTI”, and Altair Delaware will continue to be subject to the rules and regulations of the NASDAQ Capital Market and the obligations imposed by each securities regulatory authority in the United States, including the SEC. Altair Delaware will continue to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Upon our domestication, the Board of Directors intends to adopt bylaws, copies of which are attached to this Circular as Exhibit D. A copy of Section 190 of the CBCA addressing dissenters’ rights in connection with the continuance is attached to this Circular as Exhibit E.

The domestication will not interrupt our corporate existence or operations, or the trading market of the common shares.  Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of Altair Delaware after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL.

Principal Reasons for the Domestication

Our Board has determined that the domestication will enhance our ability to engage in strategic joint venture, acquisition and disposition transactions. The Board of Directors believes that the domestication will eliminate certain regulatory burdens imposed by the CBCA, limit reporting requirements under the Canadian securities laws, and give the Company flexibility in its management and Board structure.

Our corporate headquarters is and all of our operations are located in United States. We have reported under the rules governing U.S. issuers for over 10 years.  Most of our shareholders reside in the United States, and our common shares are listed exclusively on the NASDAQ Capital Market. Despite this connection with the United States, and the evolving connection of our company with China, we believe we are often perceived by potential strategic partners as a Canadian company. For example, the Company has from time to time engaged in discussions with respect to acquisitions, dispositions or joint ventures.  In these discussions, other parties have raised concerns about whether the Company’s status as a CBCA corporation creates tax liabilities and unnecessary regulatory risks or burdens.   Investors have also raised questions stemming from the Company’s status as a CBCA corporation.  The Board of Directors believes that the Company’s ability to enter into strategic, capital raising and other transactions would be enhanced if the Company were domiciled in the United States.

In considering its recommendation in favor of the domestication, our Board weighed the estimated tax liability to us arising from the domestication itself. See “Proposal No. 1 — The Domestication — “United States Federal Income Tax Considerations” and “Proposal No. 1 – The Domestication – Canadian Federal Income Tax Considerations”. With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances and assuming that the market price of our common shares does not exceed $3.70 per share (proportionately adjusted for any consolidation of our common shares) and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals U.S. $1.03, it is anticipated that there will not be any Canadian federal income tax arising on the continuance.  Due to the recent decline in the share price of the common shares, this potential tax liability would be substantially less than it would have been if the domestication had occurred in prior years.  Moreover, if the Company’s revenues grow, assets increase and stock price increases, as anticipated in 2012 and beyond, the tax consequences to the Company of domestication to the United States would increase (and if the Company becomes profitable and has positive profits and earnings, there will be tax consequences for shareholders).  After weighing the estimated tax liability from this transaction, the Board of Directors determined that the potential benefits of the transaction outweigh the costs, particularly since the tax liability associated with effecting the transaction in 2011 or 2012 is less than it would have been in previous years and possibly less than it would be in future years.

The Board of Directors believes that the domestication will eliminate certain regulatory burdens and provide more flexibility with the structuring of the Company’s management. As a corporation continued under the CBCA, the Company is subject the corporate requirements of the CBCA and the reporting requirements of Canadian securities laws, which are similar to the reporting requirements under the U.S. Securities Exchange Act of 1934, as amended. Post-continuation, the Company will likely be classified an SEC foreign issuer (“SEC Foreign Issuer”), which will limit the amount of Canadian specific securities reporting requirements, and allow the Company to satisfy much of the remainder of its securities reporting obligations in Canada by filing copies of its SEC compliant securities disclosure on the Canadian SEDAR system.   The domestication will also limit certain disclosure and compliance requirements arising under the CBCA, such as limiting the number of corporate actions that require shareholder approval and limiting the situations under which dissenters rights would apply.  In addition, certain restrictions under the CBCA have limited the Company’s management structure.  The CBCA requires that at least 25% of the directors of the Company be Canadian residents, which places limitations on the Company’s recruiting and retention of directors.  Also, the Company would have greater flexibility to choose the location of future shareholder meetings in major east or west coast cities that might be more convenient for shareholders. Currently, the Company is limited to scheduling the annual meeting in Canada or Nevada.  The Company believes that domesticating in Delaware will eliminate these regulatory burdens and provide more flexibility with the structuring of the Company’s management.

The Board of Directors chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies in raising capital and in attracting and retaining skilled, experienced personnel.  Additionally, Delaware is the choice of domicile for many publicly traded corporations, as there is an abundance of caselaw to assist in interpreting the DGCL, and the Delaware legislature frequently updates the DGCL to reflect current technology and legal trends.  The Board of Directors did consider the franchise tax imposed on Delaware corporations, expected to be approximately $60,000 in 2012 and up to $180,000 per year in the future, but determined that the benefits of being a Delaware corporation outweigh such costs.

For the reasons set forth above, our Board believes that the estimated benefits of domestication outweigh the detriment attributable to our potential tax liability.

Effects of the Domestication

There are material differences between Canadian corporate law and the DGCL with respect to shareholders’ rights, and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

Applicable Law. As of the effective date of the domestication, our legal jurisdiction of incorporation will be Delaware, and we will no longer be subject to the provisions of the CBCA. All matters of corporate law will be determined under the DGCL. We will retain our original incorporation date in Canada as our date of incorporation for purposes of the DGCL.

Assets, Liabilities, Obligations, Etc. Under Delaware law, as of the effective date of the domestication, all of our assets, property, rights, liabilities and obligations immediately prior to the domestication will continue to be our assets, property, rights, liabilities and obligations immediately after the domestication. Canadian corporate law ceases to apply to us on the date shown on the certificate of discontinuance to be issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware. We will thereafter become subject to the obligations imposed under the DGCL.

Business and Operations. The domestication, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date of the domestication, but our business and operations will remain the same.

Officers and Directors

Our Board of Directors currently consists of nine members: Yincang Wei, Guohua Sun, Simon Xue, Liming Zou, Alexander Lee, Hong Guo, Zhigang (Frank) Zhao, Jun Liu and H. Frank Gibbard.  Subject to any resignations or other changes, the Board of Directors will consist of the same nine individuals after the domestication. Immediately following the domestication, our officers will also be unchanged. Our executive officers are H. Frank Gibbard (CEO and President), Stephen B. Huang (Chief Financial Officer), Bruce J. Sabacky (Chief Technology Officer), C. Robert Pedraza (Vice President of Strategy and Business Development) and Tom Kieffer (Vice President of Marketing and Sales).

Treatment of the Outstanding Capital Stock, Options and Warrants

The existing share certificates representing our common shares will continue to represent the same number of shares of common stock of Altair Delaware after the domestication without any action on your part. You will not be required to exchange any share certificates. We will only issue new certificates to you representing shares of capital stock of Altair Delaware upon a transfer of your shares or at your request. Holders of our outstanding options and warrants will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of common stock of Altair Delaware, for the equivalent exercise price per share, without any action by the holder.

The Shareholder Rights Plan

The Company has issued rights under that certain Amended and Restated Shareholder Rights Plan Agreement, dated October 15, 1999, by and between the Company and Equity Financial Trust Company, as further amended by that certain Amendment No. 1 to Amended and Restated Shareholder Rights Plan Agreement dated October 6, 2008, that certain Amendment No. 2 to Amended and Restated Shareholder Rights Plan Agreement dated September 20, 2010 and that certain Restated Amendment No. 2 to Amended and Restated Shareholder Rights Plan Agreement dated July 10, 2011 (collectively, the “Rights Agreement”), to all holders of common shares.  The rights are not exercisable, are evidenced by the common shares and transfer with, and only with, the common shares.  With certain exceptions, if a person becomes the owner of 15% or more of the outstanding common shares without an appropriate waiver, exception, amendment or redemption, each right becomes exercisable and entitles the holder to purchase from us for $20, as adjusted for stock splits and consolidations, a number of common shares having a market price of $80, as adjusted for stock splits and consolidations.  Rights outstanding under the Rights Agreement shall remain outstanding following the domestication and shall become, subject to the terms and conditions of the Rights Agreement, rights to purchase the common stock of Altair Delaware.

Treatment of Effective Registration Statements

Rule 414 under the Securities Act provides that, if an issuer has been succeeded by another issuer incorporated under the law of another state or foreign government for the purpose of changing the state or country of organization of the enterprise, the registration statement of the predecessor issuer will be deemed to be the registration statement of the successor issuer for the purpose of continuing the offering covered by the registration statement, provided that (a) immediately prior to the succession, the successor issuer had no assets or liabilities other than nominal assets and liabilities; (b) the succession was effected by a merger or similar succession pursuant to statutory provisions or the terms of the organic instruments under which the successor issuer acquired all of the assets and assumed all of the liabilities and obligations of the predecessor issuer; (c) the succession was approved by the security holders of the predecessor issuer at a meeting for which proxies were solicited pursuant to Section 14(a) of the Exchange Act or information was furnished to such security holders pursuant to Section 14(c) of the Exchange Act; and (d) the successor issuer has filed an amendment to the registration statement of the predecessor issuer expressly adopting the registration statement as its own registration statement for all purposes of the Securities Act and the amendment has become effective.  Accordingly, Altair Delaware will be permitted to adopt currently effective registration statement by filing a post-effective amendment to the registration statements expressly adopting the registration statements as its own.   Without limiting the generality of the prior paragraph, Altair Delaware will file a post-effective amendment to the registration statement of which this prospectus is a part expressly adopting such registration statement as its own registration statement for all purposes of the Securities Act and the Exchange Act immediately after articles of domestication are filed.

Shareholder Approval

The domestication is subject to various conditions, including approval of the special resolution authorizing the domestication and the approval of the certificate of incorporation of Altair Delaware by our shareholders. A copy of the special resolution is attached to this Circular as Exhibit A. Under the CBCA, approval of the domestication requires affirmative votes, whether in person or by proxy, from at least two-thirds of the votes cast by the holders of our common shares with respect to the matter, at the special meeting where a quorum of one-third of our total outstanding common shares is present. Assuming we receive the requisite shareholder approval for the domestication, our Board will retain the right to terminate or abandon the domestication if it determines that consummating the domestication would be inadvisable or not in our or our shareholders’ best interests, or if all of the respective conditions to consummation of the domestication have not occurred. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Regulatory and Other Approvals and Board Discretion

The change of jurisdiction is subject to the authorization of the Director appointed under the CBCA. The Director is empowered to authorize the change of jurisdiction if, among other things, he is satisfied that the change of jurisdiction will not adversely affect our creditors or shareholders.

Subject to the authorization of the continuance by the Director appointed under the CBCA, and the approval of our Board and shareholders, we anticipate that we will file with the Secretary of State of the State of Delaware articles of domestication and a certificate of incorporation pursuant to Section 388 of the DGCL, and that we will be domesticated in Delaware on the effective date of such filings. Promptly thereafter, we intend to give notice to the Director appointed under the CBCA that we have been domesticated under the laws of the State of Delaware and request that the Director appointed under the CBCA issue us a certificate of discontinuance bearing the same date as the date of effectiveness of our articles of domestication and certificate of incorporation by the Secretary of State of the State of Delaware.

The Board of Directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in the best interest of the Company and its shareholders.  Dissenting shareholders have the right to be paid the fair value of their shares under Section 190 of the CBCA. If the number of share exercising dissenting rights approaches or exceeds 1% or more of the outstanding common shares, it is anticipated that the Board of Directors would not effect the domestication because of the associated cash expense.

Comparison of Shareholder Rights

The principal attributes of our capital stock before and after domestication are comparable; however, there will be material differences in the rights of our shareholders under Delaware law as described below.

General.  On the effective date of the domestication, we will be deemed for the purposes of the DGCL to have been incorporated under the laws of the State of Delaware from our inception and we will be governed by our certificate of incorporation filed with the articles of domestication and our bylaws. Differences between Canadian corporate law and the DGCL and between our current articles of continuance and bylaws and the proposed certificate of incorporation and bylaws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable Canadian corporate law and our current Canadian articles of continuance and bylaws as compared to the DGCL and the proposed certificate of incorporation and bylaws of Altair Delaware. The proposed certificate of incorporation and bylaws of Altair Delaware are attached to this Circular as Exhibit C and Exhibit D, respectively.

Capital Structure. Under our current Canadian articles of continuation, we presently have the authority to issue an unlimited number of common shares, without par value. Under our proposed certificate of incorporation, the total number of shares of capital stock that Altair Delaware will have the authority to issue is 200,000,000 shares of common stock, $.001 par value.

Under Canadian law, there is no franchise tax on our authorized capital stock. Pursuant to Delaware law, there will be a franchise tax assessed on the authorized capital stock of Altair Delaware. With authorized capital stock consisting of 200,000,000 shares of common stock, par value $0.001 per share, gross assets of approximately $60 million and 69,452,487 shares of common stock outstanding, the franchise tax for Altair Delaware is expected to be approximately $60,000 per year, and may increase (subject to a maximum of $180,000) or decrease in future years. The amount of the applicable franchise tax is found by dividing gross assets by all issued shares and then multiplying such quotient by the number of authorized shares.

Shareholder Approval; Vote on Extraordinary Corporate Transactions. Canadian law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law, such as an amendment to the bylaws and an increase or decrease of the minimum or maximum number of directors. Furthermore, many matters requiring shareholder approval under Canadian law must be approved by a special resolution of not less than two-thirds of the votes cast by shareholders who voted on those matters.  In some cases, such as an amendment to the articles of a corporation that affects classes of shares differently, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, whether or not shares of such class or series otherwise carry the right to vote.

Under Delaware law, a sale, lease or exchange of all or substantially all the property or assets of a Delaware corporation or an amendment to its certificate of incorporation requires the approval of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon. Mergers or consolidations also generally require the approval of the holders of a majority of the outstanding voting power of the Company. However, stockholder approval is not required by a Delaware corporation if such corporation's certificate of incorporation is not amended by the merger; each share of stock of such corporation outstanding immediately prior to the merger will be an identical outstanding share of the surviving corporation after the effective date of the merger; and the number of shares of common stock, including securities convertible into common stock, issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. In addition, stockholder approval is not required by a Delaware corporation if it is the surviving corporation in a merger with a subsidiary in which its ownership was 90% or greater.

Amendments to the Governing Documents.  Under Canadian law, amendments to the certificate of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders voting on the resolution. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carried the right to vote. When directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution.

Under the DGCL, an amendment to a corporation’s certificate of incorporation requires the approval of holders of a majority of the voting power of the outstanding stock entitled to vote on the matter. In addition, under the DGCL, if the amendment to the certificate of incorporation would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. The DGCL allows for a corporation’s certificate of incorporation to specifically deny any right of a class of shares the right to vote when such class would be adversely affected.  Because Altair Delaware will have only one class of stock and such class will not be divided into series, the proposed certificate of incorporation and bylaws of Altair Delaware do not address the right of any class to such voting rights.  Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect that class adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be considered a separate class for purposes of the class vote. the DGCL gives the directors the power to adopt, amend or repeal the bylaws of the Delaware corporation, subject to any bylaws adopted by the stockholders, but permits the certificate of incorporation to reserve the right to amend the bylaws solely to the board of directors. The proposed bylaws of Altair Delaware provide that its bylaws may be amended or repealed only by unanimous vote of the Board of Directors or by the shareholders.  Unlike Canadian law, there is no requirement to submit changes to the bylaws to stockholders under Delaware law.

Place of Meetings. The CBCA provides that meetings of shareholders must be held at the place within Canada provided in the bylaws or, in the absence of such provision, at the place within Canada that the directors determine. A meeting of shareholders may be held at a place outside of Canada if the place is specified in the articles of continuance or all the shareholders entitled to vote at the special meeting agree that the special meeting is to be held at that place. Our articles of continuance provide that meetings of shareholders may be held at our registered office or outside of Canada in the State of Nevada.

The DGCL provides that meetings of the stockholders may be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or bylaws. The proposed bylaws of Altair Delaware provide that meetings of the stockholders will be held at any place in or out of Delaware as designated by the Board of Directors.

Quorum of Shareholders. The CBCA provides that, unless the bylaws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the special meeting) if holders of a majority of the shares entitled to vote at the special meeting are present in person or represented by proxy. The current bylaws provide that the presence of not less than 33% of the shares entitled to vote at the special meeting are present in person or represented by proxy constitutes a quorum.

Under the DGCL, the certificate of incorporation or bylaws may specify the required quorum. The proposed certificate of incorporation and bylaws of Altair Delaware provide that the presence of two stockholders, represented in person or by proxy, holding no less than one-third of the voting power of the outstanding shares entitled to vote at the special meeting shall constitute a quorum at a meeting of stockholders.

Call of Meetings. The CBCA provides that holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition.  In addition, under the CBCA, the directors of the Company may cause a corporation to call a special meeting of shareholders at any time.

The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws. The proposed bylaws of Altair Delaware provide that a special meeting of stockholders may be called by the Chief Executive Officer (or if none exists, by the President) or the Chairman of the Board, or any two directors.

Shareholder Consent in Lieu of Meeting. Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution.

Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. The proposed certificate of incorporation of Altair Delaware will prohibit action by written consent of the stockholders.

Director Qualification and Number. The CBCA states that a distributing corporation must have no fewer than three directors, at least two of whom are not officers or employees of the Company or its affiliates. Additionally, at least 25% of the directors must be Canadian residents unless the Company has fewer than four directors, in which case at least one director must be a Canadian resident. Our current articles of continuance prescribe a minimum of three and a maximum of nine directors.

The DGCL has no similar requirements. The proposed bylaws of Altair Delaware prescribe a minimum of three and a maximum of fifteen directors, with the exact number of directors within such range to be determined by the Board of Directors.

Fiduciary Duty of Directors.  Directors of a corporation incorporated or organized under the CBCA have fiduciary obligations to the Company and its shareholders. The CBCA requires directors of a Canadian corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Under Delaware common law, directors have a duty of care and a duty of loyalty. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders. In addition, the DGCL provides that a transaction between a Delaware corporation and one of its directors or officers or an entity affiliated with one of its directors or officers is not voidable solely for such reason so long as (i) the material facts of the director's or officer's interest in the transaction are disclosed to the board of directors and a majority of the disinterested directors approve the transaction, (ii) the material facts of the director's or officer's interest in the transaction are disclosed to the stockholders and the transaction is specifically approved in good faith by the stockholders or (iii) the transaction is fair to the Delaware corporation at the time approved by the board of directors or stockholders.

Personal Liability of Directors. The CBCA prescribes circumstances where directors can be liable for malfeasance or nonfeasance. Certain actions to enforce a liability imposed by the CBCA must be brought within two years from the date of the resolution authorizing the act at issue. A director will be deemed to have complied with his fiduciary obligations to the Company under the CBCA if he relied in good faith on:

•	financial statements represented to him by an officer or in a written report of the auditors fairly reflecting the financial condition of the Company; or
•	a report of a person whose profession lends credibility to a statement made by the professional person.

The CBCA also contains other provisions limiting personal liability of a corporation’s directors.

The proposed certificate of incorporation of Altair Delaware will limit the liability of directors to Altair Delaware and its stockholders to the extent permitted by law.  However, such limitation of liability cannot be relied upon in respect of proscribed conduct, described in the DGCL to include:

•	any breach of the director's duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	an unlawful payment of a dividend or an unlawful stock purchase or redemption; and
•	any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors.  Under the CBCA and pursuant to our current bylaws, we will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

•	have acted honestly and in good faith with a view to the best interests of the Company; and
•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

The CBCA also provides that such persons are entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

•	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company; and
•	with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

In a derivative action, or an action by or in the right of the Company, the Company is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company. However, in such a case, no indemnification shall be made if the person is adjudged liable to the Company, unless and only to the extent that, the court in which the action or suit was brought or the Court of Chancery of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the Company. The DGCL allows the Company to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. The proposed bylaws of Altair Delaware generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law. Following the domestication, Altair Delaware intends to update or reaffirm existing indemnity agreements with each of our officers and directors. In addition, Altair Delaware intends to continue to carry liability insurance for its and its subsidiaries’ officers and directors.

Derivative Action. Under the CBCA, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Director appointed under the CBCA; or any other person who, in the discretion of a court, is a proper person to make an application under the CBCA relating to shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the CBCA, the court must be satisfied that:

•
the complainant has given proper notice to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court if the directors of the Company or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

•	the complainant is acting in good faith; and
•	it appears to be in the interest of the Company or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Similarly, under Delaware law, a stockholder may bring a derivative action on behalf of the Company to enforce a corporate right, including the breach of a director's duty to the Company. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the Company at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the Company to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

Dissenters’ Rights. The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

•	any amalgamation with another corporation (other than with certain affiliated corporations);
•	an amendment to our certificate of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;
•	an amendment to our certificate of incorporation to add, change or remove any restriction upon the business or businesses that the Company may carry on;
•	a continuance under the laws of another jurisdiction;
•	a sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business;
•	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the Company; and
•	a going-private transaction or squeeze-out transaction.

However, a shareholder is not entitled to dissent if an amendment to the certificate of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

The DGCL grants appraisal rights only in the case of certain mergers or consolidations and not in the case of other fundamental changes such as the sale of all or substantially all of the assets of the Company or amendments to the certificate of incorporation, unless so provided in the Company's certificate of incorporation.  The proposed certificate of incorporation of Altair Delaware will not include any such provisions. Under Delaware law, stockholders who have neither voted in favor of nor consented to the merger or consolidation have the right to seek appraisal of their shares in connection with certain mergers or consolidations by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the court proceeding.

No appraisal rights are available for shares of any class or series listed on a national securities exchange (such as shares of our common stock) or held of record by more than 2,000 stockholders. However, appraisal rights are available if the agreement of merger or consolidation would require the holders of stock to accept for their stock anything except:

•	stock of the surviving corporation;
•	stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 stockholders;
•	cash in lieu of fractional shares; or
•	some combination of the above.

In addition, under Delaware law, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy. Under the CBCA, a complainant has the right to apply to a court for an order where an act or omission of the Company or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors' powers are or have been exercised in a manner, that would be oppressive or unfairly prejudicial to or would unfairly disregard the interest of any security holder, creditor, director or officer of the Company. On such application, the court may make any interim or final order it thinks fit, including an order restraining the conduct complained of. There are no equivalent statutory remedies under the DGCL; however, stockholders may be entitled to remedies for a violation of a director's fiduciary duties under Delaware common law.

Business Combinations.  Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

•	the board of directors approved the transaction before the "interested stockholder" obtained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of a Delaware corporation's outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•
on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the "interested stockholder."

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock.

Pursuant to the proposed certificate of incorporation, Altair Delaware has opted out of these provisions as permitted by Section 203 of the DGCL; however, were the certificate of incorporation to be amended to eliminate the opt-out provision, the above-described provisions of the DGCL would limit certain transactions with interested stockholders.

There is no comparable provision relating to business combinations under the CBCA, but restrictions on business combinations do exist under applicable Canadian securities laws.

Examination of Corporate Records. Under the CBCA, shareholders, creditors and their personal representatives may examine certain corporate records, such as the securities register and a list of shareholders, and any other person may do so on payment of a reasonable fee. Each such person must provide an affidavit containing specific information. A list of shareholders or information from a securities register may not be used except in connection with an effort to influence the voting of shareholders of the Company, an offer to acquire securities of the Company or any other matter relating to the affairs of the Company.

Under Delaware law, for any proper purpose, stockholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the Company's stock ledger, list of stockholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person's interest as a stockholder.

Shareholder Rights Agreement (a/k/a poison pills). Under the CBCA, Altair Canada has entered into the Rights Agreement with Equity Financial Trust Company.  The rights granted under the Rights Agreement are not exercisable, are evidenced by the common shares and transfer with, and only with, the common shares.  With certain exceptions, if a person becomes the owner of 15% or more of the outstanding common shares without an appropriate waiver, exception, amendment or redemption, each right becomes exercisable and entitles the holder to purchase from us for $20, as adjusted for stock splits and consolidations, a number of common shares having a market price of $80, as adjusted for stock splits and consolidations.  The Rights Agreement has the effect of discouraging an attempt to purchase a controlling interest in the common shares without approval of the Board of Directors.

Rights outstanding under the Rights Agreement shall remain outstanding following the domestication and shall become rights to purchase the common stock of Altair Delaware.

Anti-Takeover Effects. Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

•	implement a staggered board of directors, which prevents an immediate change in control of the board;
•
require that notice of nominations for directors be given to the Company prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

•	only allow the board of directors to call a special meeting of stockholders, which may thwart a raider's ability to call a meeting to make disruptive changes;
•	eliminate stockholders' action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the Company;
•	remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;
•	provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;
•	provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and
•	issue “blank check” preferred stock, which may be used to make a corporation less attractive to a raider.

In addition to the Rights Agreement provisions described in the preceding section, the proposed certificate of incorporation and/or bylaws of Altair Delaware will include the following provisions which may make Altair Delaware less vulnerable to hostile takeover attempts:

•	requirement that stockholders provide prior notice by a certain date to nominate directors;
•	restrictions on the ability of stockholders to call a special meeting of stockholders;
•	the elimination of the ability of stockholders to take action by written consent; and
•	permitting the Board of Directors to determine the number of directors and fill vacancies on the Board of Directors.

Other than the existing rights under the Rights Agreement, the ability of our Board of Directors to determine the number of directors (within a range provided in our articles) and to create and fill vacancies between annual meetings of shareholders, our existing articles and Canadian law do not include the anti-takeover provisions listed above that will be included in the certificate of incorporation and/or bylaws of Altair Delaware.

Proposed Certificate of Incorporation and Bylaws of Altair Delaware

We have included provisions in the proposed certificate of incorporation and bylaws of Altair Delaware that do not simply reflect the default provisions of Delaware law.  These include the following:

Bylaws. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, the holders of a majority in voting power of the shares present at a meeting of stockholders have the power to adopt, amend or repeal the bylaws of the Company. In addition, if the certificate of incorporation so provides, the board of directors also has the power to adopt, amend or repeal the bylaws. The proposed bylaws of Altair Delaware provide that its bylaws may be amended or repealed only by unanimous vote of the Board of Directors or by the shareholders.

Quorum at Stockholders’ Meetings. Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, a majority of the voting power, whether present in person or by proxy, constitutes a quorum for the transaction of business at a meeting of stockholders.  The proposed bylaws of Altair Delaware provide that a quorum exists with the presence, whether in person or by proxy, of at least two stockholders holding at least one third of the voting power of the stock issued and outstanding and entitled to vote.

Stockholder Action by Written Consent.  Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders representing a majority of the outstanding voting power of a corporation entitled to vote on a matter may act by written consent.  The proposed certificate of incorporation of Altair Delaware prohibits action by written consent of the stockholders.

Presentation of Nominations and Proposals at Meetings of Stockholders.  Delaware law does not specify procedures for stockholders to nominate individuals to serve on the board of directors or to present other proposals at meetings of stockholders. The proposed bylaws of Altair Delaware contain procedures governing stockholder nominations and stockholder proposals. The proposed bylaws of Altair Delaware allow stockholders to nominate individuals to serve on the Board of Directors and to present other proposals at meetings of stockholders only upon compliance with specific procedures. To nominate an individual to the Board of Directors of Altair Delaware at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to Altair Delaware, in the case of an annual meeting, not fewer than 60 days nor more than 180 days prior to the first anniversary of the date of Altair Delaware’s annual meeting for the preceding year and, in the case of a special meeting, not prior to 90 days before such meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

Dissent Rights of Shareholders

Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular. Shareholders may exercise their dissent rights in connection with the proposal to approve the change in jurisdiction from the CBCA to the DGCL, referred to as a “continuance” under the CBCA and in this section and referred to as “domestication” under the DGCL.

If you wish to dissent and do so in compliance with Section 190 of the CBCA, you will be entitled to be paid the fair value of the shares you hold if the continuance occurs. Fair value is determined as of the close of business on the day before the continuance is approved by shareholders.

If you wish to dissent, you must send us your written objection to the continuance at or before the special meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you abstain or vote against the continuance, you preserve your dissent rights if you comply with Section 190 of the CBCA.

However, it is not sufficient to vote against the continuance or to abstain. You must also provide a separate dissent notice at or before the special meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

•
in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

•	in the name of a clearing agency in which the intermediary participates, such as CDS Clearing and Depository Services Limited or The Depository Trust Company.

If you want to dissent and your shares are registered in someone else’s name, you must contact your intermediary and either:

•
instruct your intermediary to exercise the dissenters’ rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary’s name); or

•	instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissenters’ rights directly.

In other words, if your shares are registered in someone else’s name, you will not be able to exercise your dissenters’ rights directly unless the shares are re-registered in your name. A dissenting shareholder may only make a claim under Section 190 of the CBCA with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. We are required to notify each shareholder who has filed a dissent notice when and if the continuance has been approved. This notice must be sent within ten days after our shareholders approve the continuance. We will not send a notice to any shareholder who voted to approve the continuance or who has withdrawn his dissent notice.

Within 20 days after receiving the above notice from us, or if you do not receive such notice, within 20 days after learning that the continuance has been approved, you must send us a payment demand containing:

•	your name and address;
•	the number of shares you own; and
•	a demand for payment of the fair value of your shares.

Within 30 days after sending a payment demand, you must send to us directly at our corporate address, 204 Edison Way, Reno, Nevada, 89502, or through our transfer agent, Equity Financial Trust Company, the certificates representing your shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. Your rights as a shareholder will be reinstated if:

•	you withdraw your payment demand prior to an offer being made by us;
•	we fail to make you an offer of payment and you withdraw the dissent notice; or
•	the continuance does not happen.

Within seven days of the later of the effective date of the continuance or the date we receive your payment demand, we must send you a written offer to pay for your shares. This must include a written offer to pay you an amount considered by our Board to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Each offer to pay shareholders must be on the same terms. We must pay you for your shares within ten days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we may, within fifty days after the effective date of the continuance, apply to a court to fix a fair value for your shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of twenty days. You are not required to give security for costs in such a case.

On application to the courts, all dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 190 OF THE CBCA IS ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

Accounting Treatment of the Domestication

Our domestication as a Delaware corporation represents a transaction between entities under common control.  Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Altair Delaware will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.  Under the DGCL, the treasury shares may then be re-issued under the same terms as our authorized shares.

United States Federal Income Tax Considerations

The following discussion sets forth the opinion of Parr Brown Gee & Loveless, PC as to the material United States federal income tax consequences of the domestication transaction to the Company and the holders of its common shares, as well as certain of the expected material United States federal income tax consequences of the ownership and disposition of the shares of Altair Nanotechnologies Inc., the resulting Delaware corporation.  The opinion of Parr Brown Gee & Loveless, PC is based on certain assumptions and is subject to certain qualifications, including the assumptions that the domestication will be consummated as described in this management proxy circular and the Delaware Articles of Domestication and Certificate of Incorporation of Altair Nanotechnologies, Inc., and that all of the representations contained in the management representation letter delivered to counsel by the Company in connection with the following opinion are true, correct and complete as of the date of the opinion and will remain true, correct and complete through the effective time of the domestication transaction.  An opinion of counsel is not binding on the Internal Revenue Service (“IRS”) or any court.

For purposes of this discussion, to avoid confusion where a distinction is necessary, Altair Nanotechnologies Inc. as a Canadian corporation is referred to as “Altair Canada” and Altair Nanotechnologies Inc. as a Delaware corporation is referred to as “Altair Delaware.”

This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of United States federal income tax considerations does not address the tax treatment of special classes of holders of Company common shares, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding of Company common shares as part of a hedging or conversion transaction or as part of a “straddle,” United States expatriates, shareholders owning their shares through foreign corporations in which they are 10% or greater shareholders, holders who acquired their common shares in Altair Canada pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissent rights. This discussion also assumes that you hold Company common shares as a capital asset within the meaning of the Code.  This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the IRS, and other applicable authorities, all as in effect on the date of this management proxy circular and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address any state, local or foreign tax considerations. You are urged to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of Company common shares, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Company common shares that is for United States federal income tax purposes a “United States Person.”  A “United States Person” is:

•	a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is taxable in the United States regardless of its source; or

•
a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for United States federal income tax purposes) holds Company common shares, the tax treatment of a partner as a beneficial owner of the shares will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also are subject to special United States federal income tax documentation requirements. A beneficial owner of Company common shares who is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

Code Section 368 Reorganization Provisions

Under applicable IRS rulings, the domestication transaction will be treated as if Altair Canada: (i) transferred all of its assets and liabilities to Altair Delaware in exchange for all of the outstanding shares of capital stock of Altair Delaware; and (ii) then distributed the shares of Altair Delaware to the shareholders of Altair Canada in liquidation of Altair Canada.  The United States federal income tax consequences of the domestication and deemed transfers described above will depend primarily upon whether the transaction qualifies as a “reorganization” within the meaning of Code Section 368.

The change in the Company’s place of incorporation will constitute a “reorganization” within the meaning of Code Section 368(a)(1)(F), which this discussion refers to as an “F Reorganization,” provided that the number of Company outstanding shares as to which shareholders exercise their dissenters’ rights (“Dissenting Shareholders”) is less than 1% of all outstanding Company shares.  Exercise of dissenters’ rights by holders of 1% or more of the outstanding Company shares may disqualify the domestication from “F Reorganization” treatment.

If the domestication does not qualify as an “F Reorganization” for the reason stated above, it nevertheless will qualify as a reorganization under Code Section 368(a)(1)(D) of the Code, which is referred to as a “D Reorganization,” unless the Company is required to use an amount of its assets to satisfy claims of Dissenting Shareholders which would prevent it from retaining substantially all of the assets of Altair Canada immediately prior to the domestication.  Historically, for advance ruling purposes, the IRS defines “substantially all” to mean 70% of the fair market value of gross assets, and at least 90% of the fair market value of net assets of such entity. In determining if Altair Delaware is acquiring and retaining “substantially all” of the assets of Altair Canada, payments of cash to Dissenting Shareholders will not be considered assets acquired by Altair Delaware. Altair Canada will satisfy the “substantially all” test unless it is required to pay to Dissenting Shareholders more than 30% of the fair market value of its gross assets or more than 10% of the fair market value of its net assets. The Company has represented that the amount it will be required to pay to Dissenting Shareholders will not prevent Altair Delaware from being deemed to have acquired and retained “substantially all” of the assets to Altair Canada within the meaning of the IRS ruling guidelines.  The Company has represented that it intends to abandon the domestication if the domestication would not qualify as a reorganization based on the tests set forth above.

Therefore, the domestication will qualify as both a “F Reorganization” and a “D Reorganization,” and neither Altair Nanotechnologies Inc. nor Company shareholders will recognize taxable gain or loss on the transaction for United States federal income tax purposes, except as explained below under the caption headings: (i) “Effect of Exercising of Dissenters’ Rights;” (ii) “FIRPTA and Branch Profits Tax Considerations;” (iii) “Effect of Code Section 367;” and (iv) “PFIC Considerations.”

Basis and Holding Period Considerations

For United States federal income tax purposes, because the domestication will be a reorganization within the meaning of Section 368 of the Code, the tax basis of the shares of Altair Delaware stock received by a shareholder in the exchange will equal the shareholder’s tax basis in the common shares surrendered in the exchange, increased by any amount included in the income of such shareholder as a result of the application of Code Section 367.  See the discussions under “Effect of Code Section 367and PFIC Considerations” below.  The holding period for the Altair Delaware stock for United States federal income tax purposes, will be the same as the shareholder’s holding period for the Altair Canada shares surrendered in the exchange, provided that the shares were held as a capital asset.

Effect of Exercising Dissenters’ Rights

Any U.S. Holder that is a Dissenting Shareholder will recognize taxable gain or loss for United States federal income tax purposes with respect to its shares of Altair Canada stock equal to the difference between its tax basis in those shares and the amount of cash received for those shares through the exercise of its dissenters’ rights.  A U.S. Holder that exercises dissenters’ rights with respect to Company common shares will recognize taxable gain or loss for United States federal income tax purposes even if the domestication otherwise qualifies as an “F Reorganization” of a “D Reorganization.”  A Non-U.S. Holder who exercises dissenters’ rights will not be subject to United States federal income tax on the receipt of cash for the shareholder’s common shares.

FIRPTA and Branch Profits Tax Considerations

The Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), codified at Code Sections 897 and 1445, imposes certain additional restrictions on the Company’s ability to effect to the domestication without adverse United States federal income tax consequences.  Altair Canada has represented that it currently owns “United States real property interests,” as that term is defined in Code Section 897(c)(1), having an aggregate fair market value in excess of the adjusted tax basis of such real property.  Under Code Sections 897(a) and 897(e), regardless of whether the domestication qualifies as an “F Reorganization” or a “D Reorganization,” Altair Canada will recognize taxable gain on the shares of Altair Delaware that Altair Canada is deemed to receive in exchange for its United States real property interests to the extent the fair market value of those United States real property interests exceeds the adjusted tax basis of such real property.  Such gain, which Altair Canada has estimated to be approximately U.S. $772,000, will be taxable to Altair Canada at graduated United States first-tier federal income tax rates applicable to income effectively connected with a United States trade or business (currently up to 35%).  There can be no assurance, however, that the IRS and courts will not ascribe a greater value or lower tax basis, and thus a larger taxable gain under FIRPTA, to Altair Canada’s United States real property interests.  The actual United States federal income tax incurred by Altair Canada for the year of the domestication will also depend on Altair Canada’s other items of taxable United States income or loss for the year, including available United States net operating loss carryovers from prior years. Unless the IRS issues a withholding certificate allowing a lower rate of FIRPTA withholding, Code Section 1445 will also require Altair Delaware to remit to IRS a withholding tax equal to 10% of the “amount realized” with respect to the deemed transfer of Altair Canada’s United States real property interests to Altair Delaware in exchange for Altair Delaware shares.  That deemed “amount realized,” on which the Code Section 1445 withholding tax is based, will equal the fair market value of Altair Canada’s United States real property interests.  The Code Section 1445 withholding tax will be creditable against any United States federal income tax owed by Altair Canada for the tax year of the deemed transfer, including United States federal income tax on gain from the deemed transfer of Altair Canada’s United States real property interests under Code Section 897, and will be refundable to the extent it exceeds Altair Canada’s United States federal income liability for such tax year.

Additionally, the deemed transfer of the United States real property and other Altair Canada assets to Altair Delaware in the domestication will result in a second-tier 30% United States branch profits tax on Altair Canada under Code Section 884.  Generally, Section 884 of the Code imposes a 30% branch profits tax on the “dividend equivalent amount” of a foreign corporation transacting business in the United States through a branch office for the tax year in question.  A foreign corporation’s “dividend equivalent amount” for a particular year equals (i) its earnings and profits that are effectively connected with its United States trade or business (so-called “effectively connected E&P” or “ECEP”) for such year; plus (ii) any decreases in its “U.S. net equity” (i.e., its net U.S. assets) during the year, but only to the extent of the Company’s accumulated positive ECEP at the beginning of the year.  Altair Canada has determined and represented that it will have approximately $144,000 in accumulated ECEP as of the end of 2011.  It has also determined and represented that its effectively-connected E&P for 2012 will be immaterial, except for the $772,000 gain on the deemed disposition of its United States real property in connection with the domestication. Accordingly, the 30% branch profits tax will apply to the amount of gain on the deemed disposition of its United States real property plus whatever ECEP amount Altair Canada has at the start of 2012.

Effect of Code Section 367

Code Section 367 applies to certain non-recognition transactions involving foreign corporations.  When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free.  Code Section 367 will apply to the domestication under the circumstances discussed below even if the domestication otherwise qualifies as a “F Reorganization” or “D Reorganization.”

Under Code Section 367, a U.S. Holder who owns, directly or by attribution, 10% or more of the combined voting power of all classes of stock of Altair Canada, which we refer to as a 10% Shareholder, would be required to recognize as dividend income the “all earnings and profits amount”, which we refer to as the “all earnings and profits amount”, as determined under Section 1.367(b)-2 of the United States Treasury Regulations, attributable to its shares in Altair Canada. A similar rule would apply to any United States Person who owns directly or indirectly 10% or more of the combined voting power of all classes of stock of another foreign corporation that owns any shares of Altair Canada if that other foreign corporation is a “controlled foreign corporation” within the meaning of Code Section 957 or other type of pass-through entity.  United States Persons who hold shares in Altair Canada through other foreign corporations should consult their tax advisors.

A U.S. Holder that is not a 10% Shareholder is not required to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in Altair Canada in income. Instead, absent making an election discussed below to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in Altair Canada in income, which we refer to as a “Deemed Dividend Election,” such U.S. Holder must recognize gain, but will not recognize any loss, on his or her shares if such shares have a fair market value of $50,000 or more on the date of the domestication exchange and the fair market value of Altair Delaware stock received by the U.S. Holder exceeds its tax basis in the shares of Altair Canada deemed surrendered.  However, such a U.S. Holder can make the Deemed Dividend Election to instead include in income as a dividend the “all earnings and profits amount” attributable to the shares owned by such U.S. Holder in Altair Canada.  If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange.  A Deemed Dividend Election can be made only if the Company gives the U.S. Holder the information which provides the “all earnings and profits amount” attributable to such U.S. Holder’s shares and the U.S. Holder elects and files certain notices with such holder’s federal income tax return for the year in which the exchange occurred.  The Company has represented that it intends to provide such “all earnings and profits amount” information upon written request to any Shareholder making the Deemed Dividend Election.

U.S. Holders should consult with their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

A U.S. Holder that is not a 10% Shareholder and owns shares in Altair Canada with a fair market value of less than $50,000 on the day of the domestication exchange is not subject to U.S. federal income tax on the domestication under Code Section 367.

The term “all earnings and profits amount” as defined under Treasury Regulation Section 1.367(b)-2(d) means the net positive earnings (if any) of a foreign corporation that are determined according to principles substantially similar to those applicable to domestic corporations, but taking into account the adjustments under the provisions of Code Section 312(k) relating to the computation of depreciation, Code Section 312(n) relating to adjustments to earnings and profits for certain items that more closely conform to economic gain or loss, and the miscellaneous provisions under Code Section 964 relating to foreign taxes and foreign corporation’s earnings and profits. Code Sections 964 and 986, and the regulations thereunder, contain the rules for adjusting earnings and profits under foreign GAAP to U.S. GAAP and U.S. tax accounting, as well as rules for determining the currency in which earnings must be computed for U.S. tax purposes.

Based on an analysis by the Company’s independent certified public accounting firm and other analysis by the Company, Altair Canada has represented to us that it has no positive “all earnings and profits amount” and that no U.S. Holder who is a 10% Shareholder or whose shares will have a value of $50,000 or more has a positive “all earnings and profits amount” attributable to such U.S. Holder’s shares of Altair Canada.  Accordingly, assuming no 10% Shareholder or U.S. Holder whose shares have a value of $50,000 or more has a positive “all earnings and profits amount” with respect to the shares of Altair Canada at the time of the domestication and that all U.S. Holders who are less than 10% Shareholders but who hold shares in Altair Canada with a fair market value of $50,000 or more on the day of the domestication exchange either have no gain (value over basis) on their shares or file a timely Deemed Dividend Election, no U.S. Holder should be required to include any such amount in income on the domestication under Code Section 367.  However, there can be no assurance that the IRS or courts will agree with the Company’s determination that no U.S. Holder has a positive “all earnings and profits amount” with respect to the U.S. Holder’s shares of the Company.  If in fact a U.S. Holder has a positive “all earnings and profits amount” with respect to the U.S. Holder’s shares of the Company and those shares have a fair market value of $50,000 or more on the date of the domestication transaction, the U.S. Holder may be subject to adverse U.S. federal income tax consequences.

PFIC Considerations

In addition to the discussion under the heading “Effects of Code Section 367” above, the domestication might be a taxable event to U.S. Holders if Altair Canada is or ever was a passive foreign investment company, or a “PFIC,” under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

Section 1291(f) of the Code requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those regulations would require taxable gain recognition by a U.S. Holder exchanging stock of Altair Canada for stock of Altair Delaware if Altair Canada were classified as a PFIC at any time during such U.S. Holder’s  holding period in such stock and the U.S. Holder had not made either a “qualified electing fund” election under Code Section 1295 for the first taxable year in which the U.S. Holder owned Altair Canada shares or in which Altair Canada was a PFIC, whichever is later; or a “mark-to-market” election under Code Section 1296. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on Company undistributed earnings. We are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

Subject to certain exceptions that are not applicable to the Company, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if, on average for such taxable year, 50% or more of the value of its assets held by the Company during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, Altair Canada would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership.

Altair Canada has represented to us that it was not a PFIC for any tax year after 2001.  Assuming Altair Canada was not a PFIC at any time after 2001, the domestication should not be a taxable event under the PFIC rules for any U.S. Holder who first acquired their shares in Altair Canada during or after 2002.  Altair Canada also believes, however, that it was a PFIC prior to tax year 2002.  Therefore, U.S. Holders who first acquired their shares of Altair Canada prior to 2002 may be subject to taxation on the domestication transaction to the extent their shares have a fair market value in excess of their tax basis.

The determination of whether Altair Canada is or has been a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination of PFIC status.  Accordingly, the IRS or courts might not agree with Altair Canada’s analysis of whether or not it is or was a PFIC during any particular year.

Consequences to U.S. Holders of Owning Altair Delaware Shares

Dividends.  If Altair Delaware pays dividends on its shares to U.S. Holders after the domestication, such dividends will be included in the recipient U.S. Holder’s income as ordinary dividend income to the extent of Altair Delaware’s current and accumulated earnings and profits determined under United States federal income tax principles as of the end of the Altair Delaware taxable year in which the dividend is paid.  However, with respect to dividends received by certain non-corporate U.S. Holders, including individuals, for taxable years beginning before January 1, 2013, such dividends will be taxed at the lower applicable long-term capital gains rates up to 15%, provided certain holding period and other requirements are satisfied.  Distributions by Altair Delaware in excess of its current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in Altair Delaware’s common shares and thereafter as capital gain from the sale or exchange of such shares. Dividends received by a U.S. Holder that is a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Disposition of Shares.  Upon the sale, certain qualifying redemptions, or other taxable disposition of the shares of Altair Delaware held as capital assets, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon such taxable disposition and the U.S. Holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares is more than one year at the time of the taxable disposition. Unless certain exceptions apply, long-term capital gains recognized by non-corporate U.S. Holders (e.g., individuals) will be subject to a maximum U.S. federal income tax rate of 15%, which rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013. Deductions for capital losses are subject to complex limitations under the Code.

Information Reporting and Backup Withholding Applicable to U.S. Holders.  Information reporting requirements will apply to payments of dividends on shares of Altair Delaware and to the proceeds of a sale of Altair Delaware shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if the U.S. Holder fails to provide to the Company its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, provided the required information is furnished in a timely manner to the IRS.

Consequences to Non-U.S. Holders of Owning Altair Delaware Shares

Dividends.  If Altair Delaware pays dividends on its shares, such dividends paid to Non-U.S. Holders will be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, provided Altair Delaware has received proper certification (on IRS Form W-8BEN or other applicable form) of the application of such income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Pursuant to the income tax treaty between the United States and Canada (the “Treaty”), dividends paid by a United States corporation to a Canadian resident where each qualifies for benefits under the Treaty are subject to United States federal withholding tax at a maximum rate of 15%. Non-U.S. Holders should consult their tax advisors regarding their eligibility for claiming benefits under the Treaty and regarding their particular circumstances to claim a tax credit or tax deduction against their Canadian (or other) tax liability for any United States federal withholding tax.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a Non-U.S. Holder’s permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. Holders. In that case, Altair Delaware will not have to withhold United States federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Disposition of Shares.  A Non-U.S. Holder of Altair Delaware shares will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of those shares unless any one of the following is true:

•
The gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.  Gain described in this bullet point will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a United States Person. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.  Non-U.S. Holders should consult any applicable income tax treaties that may provide for different;

•
The Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met. Gain described in this bullet point will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset in certain cases by United States source capital losses; or

•
The stock of Altair Delaware constitutes a United States real property interest by reason of Altair Delaware’s status as a “United States real property holding corporation” (which we refer to as a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Altair Delaware; or the 5-year period ending on the date such Non-U.S. Holder disposes of the stock of Altair Delaware and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock. Since the determination of Altair Delaware’s status as a USRPHC in the future will be based upon the composition of Altair Delaware’s assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that Altair Delaware will not become a USRPHC in the future.  If gain on the sale or other taxable disposition of our stock were subject to taxation under this bullet point, the Non-U.S. Holders would be subject to regular United States federal income tax with respect to such gain in generally the same manner as applies to United States Persons.

Information Reporting and Backup Withholding.  A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person as described above (on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to payments of dividends on the stock of Altair Delaware.

The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of Altair Delaware stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

New Legislation Relating to Foreign Accounts.   Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other Non-U.S. Holders. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States Persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012.  Non-U.S. Holders that are entities should consult their tax advisors regarding this legislation.

Canadian Federal Income Tax Considerations

In the opinion of Cassels Brock & Blackwell, LLP, the following discussion fairly describes the principal Canadian federal income tax considerations relating to legal continuance of the Company to  Delaware in respect of shareholders of the common shares who, for the purposes of the Income Tax Act (Canada) (the “ITA”): (i) hold their common shares as capital property; (ii) deal at arm’s length with the Company; (iii) are not affiliated with the Company, and (iv) in respect of whom the Company is not a foreign affiliate within the meaning of the ITA, or who hold more than 10% of the common shares. A shareholder will generally be considered to hold common shares as capital property, unless the shareholder holds the common shares in the course of carrying on a business, acquired the common shares in a transaction that is an adventure in the nature of trade, or holds the common shares as “mark-to-market” property for the purposes of the ITA. Shareholders should consult their own tax advisors if they have questions as to whether they in fact hold the common shares as capital property. Moreover, shareholders who do not hold the common shares as capital property should consult their own tax advisors regarding the consequences of the continuance.

This discussion is not applicable to a shareholder: (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the ITA; (ii) that is a “specified financial institution” or “restricted financial institution” as defined in the ITA; (iii) an interest in which is a “tax shelter investment” as defined under the ITA, or (iv) to whom the functional currency reporting rules in subsection 261 of the ITA would apply. Such shareholders should consult their own tax advisors.

This discussion is based upon the current provisions of the ITA, the regulations thereunder (the “Regulations”), the Canada-United States Income Tax Convention, 1980, as amended (the “Tax Treaty”), and counsel’s understanding of the current administrative practices and policies of the Canada Revenue Agency (the “CRA”). This discussion also takes into account all specific proposals to amend the ITA and the Regulations (the “Proposed Amendments”) announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all Proposed Amendments will be enacted in their current form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments, this discussion does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below. An advance income tax ruling will not be sought from the CRA in respect of our continuance transaction.

Although portions of this discussion of “Canadian Federal Income Tax Considerations” that are applicable to shareholders considered to be resident of the United States for purposes of the Tax Treaty (the “US resident shareholders”) may also apply to shareholders residing in other jurisdictions, this discussion does not specifically address the tax consequences to such other shareholders and accordingly such other shareholders are urged to contact their own tax advisors to determine the particular tax consequences applicable to them.

The following discussion is based on the facts set out in this Circular and on an officer's certificate provided to Canadian tax counsel by the Company’s management.  We have not independently verified the information provided by management and provide no opinion with respect to any specific amounts referred to herein, including the fair market value of any of the Company’s assets, liabilities, paid-up capital and other tax attributes, or the conclusion based on such amounts that no Canadian federal income tax will arise on the continuance.

All amounts relevant to the computation of income under the ITA must be reported in Canadian dollars. Any amount that is expressed or denominated in a currency other than Canadian dollars, including adjusted cost base, proceeds of disposition, and dividends must be converted into Canadian dollars based on the currency exchange rate quoted by the Bank of Canada at noon on the particular day or at such other rate of exchange that is acceptable by the Minister.

This discussion is not intended to be, nor should it be construed to be, legal or tax advice to any shareholder. Accordingly, shareholders should consult their own tax advisers for advice as to the income tax consequences having regard to their own particular circumstances.

Tax Consequences Applicable to the Company

On the continuance, the Company will be deemed to be resident in the United States, and to no longer be resident in Canada. Under the ITA, the change in residence from Canada to the United States will cause the Company’s tax year to end immediately before the continuance, and a new tax year to begin at the time of the continuance.

Furthermore, the Company will be deemed to have disposed of all of its property immediately before the continuance for proceeds of disposition equal to the fair market value of our property at that time. This deemed disposition may cause the Company to incur a Canadian tax liability as a result of the deemed capital gain.

Furthermore, the Company will be subject to a separate corporate emigration tax imposed by the ITA on a corporation departing from Canada.  The emigration tax will be imposed on the amount by which the fair market value of all of the Company’s property immediately before the continuance exceeds the aggregate of its liabilities at that time (other than dividends payable and taxes payable in connection with this emigration tax) and the amount of paid-up capital on all of its issued and outstanding shares.  Tax will be imposed at a rate of 5% on its net assets determined under the foregoing formula, unless one of the main reasons for the Company’s changing of residence to the United States was to reduce the amount of this corporate emigration tax or the amount of Canadian withholding tax paid by the Company, in which case the rate will be 25%.

The Company has reviewed its assets, liabilities, paid-up capital and other tax balances and assuming that the market price of the Company’s common shares does not exceed $3.72 per share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals U.S. $1.03395 and that the value of the Company’s property does not increase, management has advised that it anticipates that there will not be any Canadian federal income tax arising on the continuance. This conclusion is based in part on the Company’s determinations of factual matters, including determinations regarding the fair market value of the Company’s assets and tax attributes. Furthermore, the facts underlying the assumptions and conclusions used by management may change prior to the effective time of the continuance. The Company has not applied to the CRA for a ruling as to the amount of Canadian taxes payable as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. There can be no assurance that the CRA will accept the valuations or management's estimate of the amount of Canadian taxes that will be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no additional Canadian taxes are due as a result of the continuance or that the amount of such additional Canadian taxes will not be significant.

Due to the change in residence upon the continuance, the Company will no longer be subject to taxation under the ITA on its worldwide income. However, if the Company carries on business in Canada or has other Canadian sources of income, the Company may be subject to Canadian tax on its Canadian-source income.

Shareholders Resident in Canada

The following portion of this summary of “Canadian Federal Income Tax Considerations” applies to shareholders of the Company who are resident in Canada for the purposes of the ITA.

Shareholders of the Company who remain holding the common shares after the continuance, will not be considered to have disposed of their common shares by reason only of the continuance. Accordingly, the continuance will not cause the Canadian resident shareholders to realize a capital gain or loss on their common shares and there will be no effect on the adjusted cost base of their common shares.

Following the continuance, any dividends received by an individual (including a trust) who is a Canadian resident shareholder will be included in computing the individual’s income for tax purposes and will not be eligible for the gross-up and dividend tax credit treatment generally applicable to dividends on common shares of taxable Canadian corporations.

Any dividends received by a corporate shareholder will be included in calculating that corporation’s income for tax purposes and the Company will not be entitled to deduct the amount of such dividends in computing its taxable income. A “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” which is defined to include amounts in respect of taxable capital gains and certain dividends. To the extent that U.S. withholding taxes are imposed on dividends paid by the Company, the amount of such tax will generally be eligible for a Canadian foreign tax credit or tax deduction subject to the detailed rules and limitations under the ITA. Canadian resident shareholders are advised to consult their own tax advisors with respect to the availability of such a Canadian foreign tax credit or tax deduction having regard to their particular circumstances.

Foreign Property Information Reporting

A shareholder that is a “specified Canadian entity” for a taxation year and whose total cost amount of “specified foreign property” at any time in the year exceeds C$100,000 (as such terms are defined under the ITA) will be required to file an information return for the year to disclose certain prescribed information. Subject to certain exceptions, a Canadian resident shareholder will generally be a specified Canadian entity. The common shares should be classified within the definition of “specified foreign property”. Canadian resident shareholders should consult their own tax advisors as to whether they must comply with these reporting requirements.

Dissenting Shareholders

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the dissenting Canadian resident shareholder will be deemed to receive a taxable dividend equal to the amount by which the amount received for their common shares, less an amount in respect of interest, if any, awarded by the Court, exceeds the paid-up capital of the dissenting Canadian resident shareholder’s common shares, assuming the shares were cancelled before the continuance became effective.  The tax treatment of deemed dividends received by a Resident Dissenting Shareholder will generally be as described above under the heading “Shareholders Resident in Canada.”  However, in some circumstances, the amount of any such deemed dividend realized by a corporation may be treated as proceeds of disposition and not as a dividend.  A dissenting Canadian resident shareholder will also be considered to have disposed of the common shares for proceeds of disposition equal to the amount paid to such dissenting Canadian resident shareholder less an amount in respect of interest, if any, awarded by the Court and the amount of any deemed dividend.  Therefore, a dissenting Canadian resident shareholder may realize a capital gain or sustain a capital loss in respect of such a disposition.

If the shares are cancelled after the continuance, although the matter is not free from doubt, it is reasonable to conclude that the amount paid to a Canadian resident shareholder who dissents to the continuance should be treated as receiving proceeds of disposition for his common shares.  Accordingly, in this case the dissenting Canadian resident shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of the common shares exceeds or is less than the shareholder’s adjusted cost base of the common shares.

Interest awarded by a court to a dissenting Canadian resident shareholder will be included in the shareholder’s income for purposes of the ITA.

Dissenting Canadian resident shareholders should consult their own tax advisers for advice as to the income tax consequences to them of our continuance, having regard to their own particular circumstances.

U.S. Resident Shareholders

The following portion of this summary of “Canadian Federal Income Tax Considerations” applies to shareholders of the Company who are residents of the United States for purposes of the Tax Treaty and are entitled to the benefits therein, and who do not use or hold their common shares in the course of carrying on a business in Canada.

After the continuance, U.S. resident shareholders will not be considered to have disposed of their common shares by reason only of the continuance. Accordingly, the continuance will not cause these U.S. resident shareholders to realize a capital gain or loss on their common shares, and will have no effect on the adjusted cost base of their common shares.

After the continuance, U.S. resident shareholders will not be subject to Canadian withholding tax on dividends received from the Company.

After the continuance, the common shares will not be taxable Canadian property to U.S. resident shareholders, and therefore will not cause such shareholders to be subject to taxation in Canada on any subsequent disposition of such common shares, provided that not more than 50% of the fair market value of the common shares is derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and timber resource properties during the 60 month period that ends prior to the continuance and certain ownership tests are met. Based on the officer's certificate from management regarding the fair market value of the Company’s common shares, it is not expected that the common shares will be classified as taxable Canadian property.

Dissenting U.S. Resident Shareholders

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the U.S. resident dissenting shareholder will be deemed to receive a taxable dividend equal to the amount by which the amount received, less an amount in respect of interest, if any, awarded by the Court, exceeds the paid-up capital of the U.S. resident dissenting shareholder’s common shares assuming the shares were cancelled before the continuance became effective.  The amount of the deemed dividend will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the deemed dividend unless the rate is reduced under the provisions of the Tax Treaty.  A U.S. resident dissenting shareholder will also be considered to have disposed of the common shares for proceeds of disposition equal to the amount paid to such U.S. resident dissenting shareholder less an amount in respect of interest, if any, awarded by the Court and the amount of any deemed dividend, and will be subject to tax under the ITA on any gain realized as a result unless relief is provided under the Tax Treaty.

If the shares are cancelled after the continuance, although the matter is not free from doubt, it is reasonable to conclude that the amount paid to a non-resident shareholder who dissents to the continuance should be treated as receiving proceeds of disposition for his common shares.  Accordingly, the dissenting non-resident shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of the common shares exceeds or is less than the shareholder’s adjusted cost base of the common shares.

Interest received by a U.S. resident shareholder consequent upon the exercise of the dissent rights will be not subject to withholding tax under the ITA.

Eligibility for Investment

Following the continuance, the common stock will continue to be listed on the NASDAQ Capital Market. Because the common stock will continue to be listed on a designated stock exchange, the common stock will continue to be a qualified investment for certain deferred income plans under the ITA, namely trusts governed by deferred profit sharing plans, registered retirement savings plans "RRSPs", registered retirement income funds "RRIFs", registered education savings plans, registered disability saving plans and tax-free savings accounts "TFSAs".

Notwithstanding the foregoing, if the common stock is a “prohibited investment” for the purposes of a TFSA, RRSP or RRIF, the holder of such TFSA, or the annuitant of such RRSP or RRIF, will be subject to penalty taxes as set out in the ITA.  Proved that for purposes of the ITA the holder, in the case of the TFSA, or the annuitant in the case of an FFSP or RRIF, deals at arm’s length with the Company and does not hold a “significant interest” (within the meaning of the ITA) in the Company or any corporation, partnership or trust with which the Company does not deal at arm’s length, the common stock will not be a “prohibited investment” for such TFSA, RRSP or RRIF for the purposes of the ITA.  Holders of a TFSA and annuitants of an RRSP and RRIF should consult their own tax advisors as to whether common stock will be a prohibited investment in their particular circumstances.

DESCRIPTION OF OUR CAPITAL STOCK

Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the domestication has already occurred. The following description of Altair Delaware’ capital stock is not complete and is subject to and qualified in its entirety by the proposed certificate of incorporation and bylaws of Altair Delaware, which are attached as Exhibits C and D, respectively, to this Circular.

Altair Delaware’s authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share.  As of January 20, 2012, there were 69,452,487 common shares of Altair Canada issued and outstanding. Assuming the domestication had occurred on January 20, 2012, there would have been 69,452,487 shares of Altair Delaware common stock issued and outstanding.

Altair Delaware Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote.   Except as otherwise provided by law, a matter submitted to the stockholders for approval at a meeting at which a quorum is present is approved if approved by the affirmative vote of a majority of the shares present at the meeting, in person or by proxy. Under the bylaws of Altair Delaware, a quorum is present if at least two shareholders  holding at least one-third of our total outstanding shares of common stock are present in person or by proxy. There is no cumulative voting for the election of directors, and holders of common stock do not have preemptive rights.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.  There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

Change of Control Provisions in the Rights Agreement

The rights of the holders of the common stock of Altair Delaware will be governed by the Rights Agreement with Equity Financial Trust Company in the same manner, and to the same extent (subject to any limitations under the DGCL), as the rights of the common shares of Altair Canada.

Pursuant to the Rights Agreement, on November 27, 1998, which is the record date, the Board of Directors authorized and declared a distribution of one right with respect to each common share issued and outstanding as of the record date and each common share issued thereafter prior to the expiration time (as defined below).  The rights are subject to the terms and conditions of the Rights Agreement.  A copy of the Amended and Restated Shareholder Rights Plan Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 18, 1999; a copy of the Amendment No. 1 to such agreement is attached as Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on October 6, 2008; and a copy of the Amendment No. 2 to such agreement is attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on July 25, 2011.  A copy of the Rights Agreement is also available upon written request to us.  Because it is a summary, the following description of the rights and the Rights Agreement necessarily omits certain terms, exceptions, or qualifications to the affirmative statements made therein.  The reader is advised to review the entire Rights Agreement prior to making any investment decision.

Certain Key Terms of the Rights Prior to Flip-In Date

Prior to the date a transaction or event occurs by which a person, called an acquiring person, becomes the owner of 15% or more of the outstanding shares of common stock and other shares entitled to vote for the election of directors, which event is a Flip-in Event, each right entitles the holder thereof to purchase one-half share of common stock for the price of $20 (which exercise price and number are subject to adjustment as set forth in the Rights Agreement).  Notwithstanding the foregoing, no Right shall be exercisable prior to the commencement date.  The commencement date is the close of business on the eighth business day after the earlier of (a) the date of a public announcement or disclosure by the company or an acquiring person of facts indicating that a person has become an acquiring person, or (b) the date of commencement of, or first public announcement of, the intent of any person to commence a bid for a number of voting shares that would give the bidder beneficial ownership of 15% of more of the issued and outstanding voting shares, referred to as a Take-over Bid.

Certain Key Terms of the Rights Following Flip-In Date

Section 3.1 of the Rights Agreement includes a provision, referred to as a conversion provision, which provides that, subject to certain exceptions, upon the occurrence of a Flip-in Event, each right shall be adjusted so as to constitute a right to purchase from us for $20, as adjusted, a number of shares of common stock having an aggregate market price of four times $20 (as adjusted).  The market price is determined by averaging the closing price of the shares of common stock on the primary exchange for the shares of common stock for the 20 trading days preceding the date of determination.  In addition, upon the occurrence of any Flip-in Event (if not subsequently deemed not to have occurred under the Rights Agreement), any rights owned by the acquiring person, its affiliates, or certain assignees become null and void.  Any rights certificate subsequently issued upon transfer, exchange, replacement, adjustment, or otherwise with respect to shares of common stock owned by any of the foregoing persons shall bear a legend indicating the extent to which such rights are void.  Rights held by us or our subsidiaries are also void.

Exceptions, Redemption and Waiver

The definitions of Flip-in Event and certain related terms are subject to exceptions, certain of which are summarized below.  Nevertheless, to understand each such exception and how they may interrelate, the reader is advised to review the Rights Agreement.  Despite a person's acquisition of 15% or more of our voting shares, a Flip-in Event shall be deemed not to have occurred or shall have no effect if:

(1)               the acquiring person is the Company or an entity controlled by the Company;

(2)               the acquiring person is an underwriter who becomes the beneficial owner of 15% or more voting shares in connection with a distribution of securities pursuant to an underwriting agreement with us;

(3)               the transaction by which the person becomes an acquiring person is a voting share reduction, which is an acquisition or redemption of voting shares by us which, by reducing the number of outstanding shares of common stock, has the incidental effect of increasing the acquiring person's ownership percentage;

(4)               the transaction by which the person becomes an acquiring person is an acquisition with respect to which our Board has waived the conversion provision because:

(a) our Board has determined prior to the commencement date that a person became an acquiring person by inadvertence and, within 10 days of such determination, such person has reduced its beneficial ownership of shares of common stock so as not to be an acquiring person;

(b) our Board acting in good faith has determined, prior to the occurrence of a Flip-in Event, to waive application of the conversion provision, referred to as a discretionary waiver;

(c) our Board determines within a specified time period to waive application of the conversion provision to a Flip-in Event, provided that the acquiring person has reduced, or agreed to reduce, its beneficial ownership of voting shares to less than 15% of the outstanding issue of voting shares, referred to as a waiver following withdrawal;

(5)               the acquisition by which the person becomes an acquiring person is an acquisition pursuant to (a) a dividend reinvestment plan or share purchase plan made available to all holders of voting shares; (b) a stock dividend, stock split or similar event pursuant to which the acquiring person receives common shares on pro rata basis with all members of the same class or series; (c) the acquisition or exercise of rights to purchase voting shares distributed to all holders of voting shares; (d) a distribution of voting shares or securities convertible into voting shares offered pursuant to a prospectus or by way of a private placement, provided the acquiring person does not thereby acquire a greater percentage of the voting shares or convertible securities offered than the person's percentage of voting shares beneficially owned immediately prior to such acquisition;

(6)               the acquiring person is Al Yousuf, LLC, a United Arab Emirates limited liability company (“Al Yousuf”); provided, however, such exception is not applicable to Al Yousuf in the event that Al Yousuf shall, after its execution of that certain Stock Purchase and Settlement Agreement (the “Purchase and Settlement Agreement”), dated October 6, 2008, by and between the Company and Al Yousuf (a) increase its beneficial ownership percentage of voting shares by more than 1% above its beneficial ownership percentage of voting shares as a result of its execution of the Purchase and Settlement Agreement, other than through the issuance of shares pursuant to the Purchase and Settlement Agreement, a voting share reduction, an exempt acquisition or a pro rata acquisition, or (b) commence a Take-over Bid that would, if consummated, increase its beneficial ownership percentage of voting shares by more than 1% above its beneficial ownership percentage of voting shares as a result of its execution of the Purchase and Settlement Agreement; or

(7)               the acquiring person is Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Canon”), Energy Storage Technology (China) Group Limited, a company organized under the laws of Hong Kong (“Energy Storage”) or an affiliate of Canon or Energy Storage.

In addition, (i) when a Take-over Bid is withdrawn or otherwise terminated after the commencement date has occurred, but prior to the occurrence of a Flip-in Date, or (ii) if the Board of Directors grants a waiver following withdrawal, our Board may elect to redeem all outstanding rights at the price of $.0000001 per right (as adjusted).  Upon the rights being redeemed pursuant to the foregoing provision, all provisions of the Rights Agreement shall continue to apply as if the commencement date had not occurred, and we shall be deemed to have issued replacement rights to the holders of its then outstanding shares of common stock.

           In addition, our Board may, at any time prior to the first date of public announcement or disclosure by us or an acquiring person of facts indicating that a person has become an acquiring person, or announcement date, elect to redeem all, but not less than all, of the then outstanding rights at the $.0000001 per share (as adjusted).  Moreover, in the event a person acquires voting shares pursuant to a discretionary waiver, our Board shall be deemed to have elected to redeem the rights at $.0000002 per share (as adjusted).  Within 10 days after our Board elects, or is deemed to have elected, to redeem the rights, our Board shall give notice of redemption to the holders of the then outstanding rights and, in such notice, described the method of payment by which the redemption price will be paid.  The rights of any person under the Rights Agreement or any right, except rights to receive cash or other property that have already accrued, shall terminate at the expiration time, which is the date of a discretionary redemption or a deemed redemption described in this paragraph.

Exercise of the Rights

           The rights shall not be exercisable prior to the commencement date.  Until the commencement date, each right shall be evidenced by the certificate for the associated share of common stock and will be transferable only together with, and will be transferred by the transfer of, it’s associated share of common stock.  New share certificates issued after the effective date of the Rights Agreement will contain a legend incorporating the Rights Agreement by reference.  Certificates issued and outstanding at the effective date of the Rights Agreement shall evidence one right for each common share evidenced thereby, notwithstanding the absence of a legend incorporating the Rights Agreement, until the earlier of the commencement date or the expiration time.  Each share of common stock issued for new value after the effective date of the Rights Agreement, but prior to the expiration time, shall automatically have one new right associated with it and shall bear the appropriate legend.

           From and after the commencement date, the rights may be exercised, and the registration and transfer of the rights shall be separate from and independent of the shares of common stock.  Following the commencement date, we shall mail to each holder of shares of common stock as of the commencement date, or such holder's nominee, a rights certificate representing the number of rights held by such holder at the commencement date and a disclosure statement describing the rights.

           Rights may be exercised in whole or in part on any business day after the commencement date and prior to the expiration time by submitting to the rights certificate, an election to exercise, and payment of the sum equal to $.0000001 per share (as adjusted) multiplied by the number of rights being exercised.  Upon receipt of such materials, the Rights Agent will promptly deliver certificates representing the appropriate number of shares of common stock to the registered holder of the relevant rights certificate and, if not all rights were exercised, issue a new rights certificate evidencing the remaining unexercised rights.

           The foregoing description does not purport to be complete and is qualified by reference to the definitive Rights Agreement.

Potential Anti-takeover Effect of Delaware law, Our Certificate of Incorporation and Bylaws

Meeting and Voting Provisions

Provisions of the proposed certificate of incorporation and bylaws of Altair Delaware provide that only the Chairman of the Board (or if none exists, by the President), the Chief Executive Officer or any two directors may call special meetings of stockholders, or providing that stockholders are prohibited from taking action by written consent, may have the effect of making it more difficult for a third party to acquire control of Altair Delaware, or of discouraging a third party from attempting to acquire control of Altair Delaware.  In addition, the bylaws of Altair Delaware include provisions requiring that shareholders wishing to nominate a director or submit a proposal at a meeting provide advanced written notice or the nominee or proposal to the Company.

Combinations with Interested Stockholders

Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

•	the board of directors approved the transaction before the "interested stockholder" obtained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of a Delaware corporation's outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•
on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the "interested stockholder."

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock.

Pursuant to the proposed certificate of incorporation, Altair Delaware has opted out of these provisions as permitted by Section 203 of the DGCL; however, were the certificate of incorporation to be amended to eliminate the opt-out provision, the above-described provisions of the DGCL would limit certain transactions with interested stockholders.

Listing

The common stock of Altair Delaware will be listed on the NASDAQ Capital Market under the trading symbol “ALTI.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares of Altair Canada is Equity Financial Trust Company.

Proxies from registered holders are to be sent to Equity Financial Trust Company at 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, Canada.

The transfer agent and registrar for the common stock of Altair Delaware will be Registrar and Transfer Company.

OUR BUSINESS

Our primary business is developing, manufacturing and selling our nano lithium titanate battery products.  Our primary focus is marketing our large-scale energy storage solutions to power companies and electric grid operators throughout the world.  In addition, we market our battery products to electric and hybrid-electric mass-transit vehicle manufacturers.  During 2010 we also started to expand our market focus to include use of our battery technology in additional industrial markets with applications requiring batteries that can provide high power quickly, a fast recharge, have a long cycle life, operate at a wide temperature range and are safe.  In late 2011 and 2012, we are forming a Wholly Foreign Owned Enterprise ("WFOE") in China.  We expect that a substantial portion of our sales, and eventually our manufacturing, will be conducted by this WFOE in China.

We also provide contract research services on select projects where we can utilize our resources to develop intellectual property and/or new products and technology.  Although contract services revenue comprised a significant portion of our total revenues in recent years accounting for 50%, 65%, and 87%, respectively in 2010, 2009 and 2008, we expect a major decline in this percentage as our battery product sales increase and as we discontinue military-related government contracts as a result of being controlled by a Chinese entity.

Our Power and Energy Group

Primary Products

We are developing, marketing, producing and selling our proprietary rechargeable lithium ion batteries, which we refer to as our nano lithium titanate batteries.  As explained in greater detail below, the principal features used to compare rechargeable batteries include charge and discharge rates, power and energy density, cycle and calendar life, operational safety and cleanliness, operating temperature range, and round trip efficiency.  In laboratory and field tests, our nano lithium titanate batteries have performed extremely well in nearly all of these categories.  In particular, our nano lithium titanate batteries show remarkable power, charge and discharge rates and cycle life, together with high functionality at both high and low temperatures.  In some categories our batteries perform as much as an order of magnitude (a factor of 10) better than those of rechargeable batteries currently being used for our targeted applications.  Battery uses requiring these strengths include electric utility services for frequency regulation, integration of renewable energy generation sources into the grid, uninterruptible power supplies, and hybrid-electric and full-electric vehicles particularly in the mass-transit market.

Our Target Markets

Power and Grid Operators. Power companies and grid operators are seeking cost effective ways to ensure that electric power supply matches electric power demand.  There is essentially no inventory of electricity.  Power and grid operators are constantly trying to match the electricity generated with the load demanded.  They are very good at forecasting from hour to hour the load expected, but they cannot project from minute to minute the exact load anticipated.  To maintain proper frequency of the grid (60Hz in the U.S.), the generation and load must be balanced within very tight tolerances.  Maintaining these tolerances is typically achieved through the use of auxiliary generators.  If the load is either higher or lower than the power being generated, an auxiliary generator is either started or stopped.  However, it takes these generators from generally seven to 15 minutes to ramp up to full efficient operation or to shut down.  During that period the load may change directions and the grid operator then must direct another auxiliary generator to shut down or ramp up.  This is a very inefficient process with the grid operators constantly chasing a variable load.  The process of managing these very short-term changes in energy demand is referred to as “frequency regulation.”  The chart below depicts what a typical workday in the PJM Regional Transmission Organization that manages the electric grid in the Mid-Atlantic states region looks like and how our battery can help smooth out the fluctuations.

Electricity demand on a typical workday in the PJM electric grid covering the Mid-Atlantic states and District of Columbia

Utilities can address frequency regulation issues by maintaining on-line generating capacity at a level that is always higher than expected peak demand.  However this is an expensive solution.  Most U.S. utilities are required to maintain between 1% - 1.5% of their peak load capacity to provide frequency regulation.  As an example, for the PJM Regional Transmission Organization, this requirement translates into a 900 megawatt daily requirement.  In many foreign countries where the electric grid is not as well developed as it is in the U.S., utilities need to reserve up to 5% or more of their capacity strictly to provide frequency regulation. The Cleantech Group estimated in a November 2010 report that the current market for ancillary services is 6.5 gigawatts in the United States annually, or an estimated value in the range of $3-$10 billion depending on power prices and specific ancillary services applications. Globally, they estimate the market to be 33 gigawatts, or a dollar value of between $16 - $45 billion.  While these estimates represent a “ballpark” figure and have a highly variable dollar range, the significant magnitude of the market is significant. To reduce the costs of providing frequency regulation, utilities and grid operators are seeking “fast response” energy storage systems.  When supply exceeds demand for a short period, these systems accept a charge from the grid until operators reduce output; then when demand exceeds supply for a short period, these fast response storage systems deliver electric energy back to the grid for a short period to give operators time to reroute energy from another power generator or power-up a new power source.  Our large-scale nano lithium titanate battery systems are a fast response energy storage system designed to respond in milliseconds and meet this need.

The need for a fast response energy storage technology like our large-scale nano lithium titanate battery is increased by the accelerated use of renewable energy sources.  Photo Voltaic (PV) solar and wind power generation by nature are intermittent and unpredictable sources of energy that can fluctuate widely in a very short period of time.  For example, it is not uncommon for a PV array to fluctuate +/- 50% in less than 90 seconds.  With a small rooftop array, it isn’t an issue, because the size of the generator is too small to matter.  However, with a 50+ megawatt array, problems arise as the electric grid isn’t currently built to handle this kind of a fluctuation.   According to the Federal Energy Regulatory Commission as of August 2010, 29 states and the District of Columbia currently require the integration of renewables into the grid through legislated renewable portfolio standards as shown in the following table.

Final Target	Number	States with Renewable Mandates (RPS)
10% - 14%	6	Iowa, Mich., N.C., Ohio, Texas, Wis.
15% - 19%	7	Ariz., Mass., Mo., Mont., Pa., R.I., Wash.
20%	4	D.C., Kansas, Md., N.M.
23% - 24%	2	N.H., N.J.
25% - 29%	6	Conn., Del., Ill., Minn., Nev., Ore
30% - 39%	3	Calif., Colo., N.Y.
40%	2	Hawaii, Maine

Many of these states have established targets requiring the integration of renewable generation sources equal to or exceeding 25% of total generation within the next decade.  For example, California has a mandate to generate 33% of its electricity from renewable sources by 2020.  According to the August 2010 Pacific Gas and Electric Company, Long Term Procurement Plan Proceeding, the 2009 California regulation requirement was 419 megawatt and the California Independent System Operator (CAISO) predicts that to meet the 33% renewable portfolio standard by 2020, California will require 1,114 megawatt of regulation.  These levels are substantially higher than what is available today.  The mandated adoption of these renewable energy generation systems is likely to increase the need for effective, efficient, clean energy storage technologies to provide frequency regulation services and maintain the reliability and stability of the associated electric grid systems.

Electric and Hybrid Electric Buses.  Large cities, counties and transit authorities are increasingly turning to electric and hybrid electric buses to reduce pollution and reliance on diesel fuel for their transportation systems.  At this stage of the market development, electric and hybrid electric vehicles generally cost more than their conventional counterparts, although the upfront cost is partially offset by lower operating costs and a potentially longer operating life.  Proterra LLC had one of its all electric buses using our batteries tested at the Altoona Test Track by Penn State University and demonstrated a 17.5 to 29.5 miles per gallon (mpg) fuel equivalent vs. a normal diesel bus that gets under 4 mpg.  This difference translates into a fuel savings of about $350,000 over the life of the bus assuming fuel cost of $3.50 per gallon.  This is in addition to the savings in maintenance costs over the life of the bus as a result of fewer mechanical systems and moving parts to maintain.  We believe that cities, counties and mass transit operators are willing to accept the higher upfront costs in order to benefit from the expected savings in long-term operating costs and potentially longer operating life, as well as the environmental benefits.

Electric and hybrid electric buses require a significant amount of power, operate throughout the day, have a long expected life and run in all temperatures.  The relative strengths of our nano lithium titanate batteries, including the high levels of power, rapid charge and discharge rates, long cycle life and ability to function at temperature extremes, are particularly well suited for electric and hybrid electric buses, giving us what we believe is a compelling competitive advantage in this market.

According to an October 2010 research report from the Freedonia Group Inc., the global market for buses is expanding at a 4.3% annual rate and is expected to hit 423,300 units in 2014.  In a separate report published by Pike Research in November 2010, it is projected that the global demand for hybrid-electric buses will grow at a compound annual growth rate of 19.8% between 2010 and 2016.  With the growing concern regarding the release of pollutants associated with burning fossil fuels, the attractiveness of all electric and hybrid electric buses is rapidly growing.  Working with Proterra and other potential partners, we are attempting to establish our nano lithium titanate batteries as the power source of choice in this emerging market.

Military Uses.   As a condition to close our funding transaction with Canon, we ceased all operations in the military market effective December 31, 2010.

Key Features of Our Nano Lithium Titanate Batteries

One of the principal advantages of our nano lithium titanate battery is its rapid charge and discharge rate.  The charge rate is the rate at which a battery’s energy is replenished, and the discharge rate is the rate at which the energy stored in a battery is transferred (or, in the case of self-discharge, leaked) out.  Through the optimization of materials used in our nano lithium titanate battery cells, our current cells are capable of recharge times of 10 minutes to 95% or more of initial battery capacity.   The rapid recharge ability is important in our target markets of frequency regulation and mass-transit buses.

Our nano lithium titanate batteries also discharge rapidly, symmetrical with their charging ability.  This balanced charge and discharge capability can be important in frequency regulation.  If a battery cannot be charged at the same rate at which it discharges, then over time, with random high rate up and down regulation, a less capable battery system may ultimately be fully discharged and therefore incapable of further regulation.

Our nano lithium titanate batteries have both a longer cycle life and calendar life than commercially available rechargeable battery technologies such as conventional lithium ion, nickel-metal hydride (NiMH) batteries and nickel cadmium (NiCd) batteries.  The ability of any rechargeable battery to store energy will diminish as a result of repeated charge/discharge cycles.  A battery’s “cycle life” is the number of times it can be charged and discharged without a significant reduction in its energy storage capacity.  Our nano lithium titanate is termed a zero strain material, meaning that the material essentially does not change shape upon the entry and exit of a lithium ion in the material.  Graphite, the most common material in conventional lithium ion batteries, will expand and contract as much as 8% with each charge/discharge cycle.  This constant change in volume rapidly breaks down the battery resulting in significantly shorter calendar and cycle life than with our nano lithium titanate anodes. In a January 2007 test, we completed 25,000 deep charge/discharge cycles of our innovative cells.  Even after 25,000 cycles, the cells still retained over 80% of their original charge capacity. This performance represents a significant improvement over conventional batteries, which typically retain that level of charge capacity only through approximately 1,000 to 3,000 deep charge/discharge cycles.

Our nano lithium titanate also represents a breakthrough in low and high-temperature performance.  Nearly 90% of room temperature charge retention is realized at -30°C from our nano lithium titanate battery cells.  In contrast, common lithium ion technology possesses virtually no charging capabilities at this low temperature, and the other rechargeable battery types such as lead acid, NiMH and NiCd take 10 to 20 times longer to charge at this low temperature.  This breakthrough performance at extreme temperatures is important in our target markets, in which large vehicles and large-scale fast storage batteries are expected to function in a wide range of temperature conditions. Transit buses, for example, need to function equally well in the cold New England winters and the hot summers of the Southwest.

We also believe that relative safety is one of the strengths of our nano lithium titanate batteries. Any battery cell or large battery unit with lithium ion cell technology must take into account safety considerations, the most important of which is thermal runaway.  Thermal runaway is the temperature at which the battery chemistry will break down causing the battery to overheat and potentially explode or catch fire.  This temperature is often referred to as the critical temperature.  Critical temperature for lithium ion battery cells using conventional graphite anodes is around 130° C, a direct result of chemical reaction between the graphite and the electrolyte.  With our current nano lithium titanate anode in place of graphite and an appropriate cathode material, that critical temperature will be close to 200° C, an increase in safety margin of approximately 70° C.   Materials we are using in our lab operate at 250oC before the critical temperature is reached.  The batteries we and our partners are developing for high power applications often consist of dozens or even thousands of battery cells working together as part of a single modular battery unit.  When a large number of cells are aggregated into a single battery unit, the likelihood of, and risks associated with, thermal runaway increases.  In this context, we believe that the additional temperature margin our individual battery cells experience before reaching the critical temperature makes our battery cells better suited than competing lithium ion batteries for the high-power applications we are targeting.

The current generation of batteries made with our nano lithium titanate exhibit lower energy density at room temperatures than conventional lithium ion systems.  Energy density is normally described as watt-hours per kilogram or watt-hours per liter and refers to the available energy per unit weight or per unit volume.  A battery with high energy density will deliver more energy per unit weight or volume than a battery with lower energy density.  Our batteries made with our nano lithium titanate have energy densities, watt-hours per kilogram, that are better than lead acid, NiCd and NiMH batteries and approximately 50-70% of conventional lithium ion batteries when operated at room temperature.  However, this energy density disadvantage is significantly less compared to conventional lithium ion batteries as the operating temperature moves away from room temperature, particularly to colder environments, and less significant in environments such as large vehicles and utilities in which battery volume is not a significant issue.  When the end use of the battery requires constant performance across a wide range of temperatures, such as the need for a hybrid bus to function comparably in both winter and summer, our nano lithium titanate cells may be the preferred solution.  Also, conventional lithium ion batteries prefer to cycle between approximately 30% and 80% state of charge to achieve optimum cycle life.  As a result, they only use about 50% of their nominal available energy.  Our nano lithium titanate batteries, on the other hand, are not so limited and as a result can use approximately 90% of their nominal available energy.

Sources of Supply and Raw Materials

An important consideration as we begin to grow our revenue stream is to ensure that we have access to the various components and raw material we need to manufacture and assemble our various products.  With a small product volume having multiple suppliers for each component is not practical.  As we anticipate larger orders, establishing multiple sources for key components is becoming much more important to us.

Two raw materials are key components in the manufacture of our nano lithium titanate powder that is the basic building block of our battery products, namely compounds of lithium and of titanium.  We currently source our lithium compound from two of the largest producers in the world and do not foresee any problems in scaling up our purchases as our volume of business increases.  We source our titanium compound from a single provider who is a global leader in the field, and we are in the process of identifying and qualifying a second supplier for this key material.  At this point we are not anticipating any problems or disruptions to our supply of these raw material compounds.

As of Q4 2010, we have two contract manufacturing sources for our nano lithium titanate cells.  In 2009, we initiated the establishment of the second contract manufacturing supplier for our cells.  In 2010 we completed validation for production readiness and released this supplier in Q4 to begin production for us.  We are now receiving volume shipments of high quality battery cells from this second supplier. Once the final documentation steps are completed with this validation process, and all conditions are satisfied under the development contract and initial consignment and master supply agreement, we plan to initiate the long term contract with this second contract manufacturer.  At that point, we will be required to purchase at least $15 million in product from such contract manufacturer over the next several years.  During 2010 we continued to experience product quality issues with our first contract manufacturing supplier which limited our supply of new cells during 2010.  These quality issues were identified through our quality control process before the cells were sold. We continue to be actively engaged with this supplier to rectify the quality problems.  Altairnano is committed to a long-term strategy of a dual sourcing strategy of sourced products of comparable quality and performance and will continue building the maturity of our cell supply chain in line with this objective.

All of the other components and materials used in the manufacture of our nano lithium titanate battery products are readily available from multiple suppliers.

Key Business Developments in Power and Energy

Frequency Regulation.   We have been supplying Proterra Inc., a leading designer and manufacturer of heavy-duty drive systems, vehicle control systems, transit buses, and fast charging stations, with battery modules since 2009. In June of 2010 we formalized this relationship with the signing of a long-term supply agreement to provide our advanced lithium-ion battery modules for incorporation into Proterra’s all-electric and hybrid-electric buses. Proterra’s flagship EcoRideTM, BE-35 is a 35-foot all-electric transit bus designed from the ground up to enable transit agencies to replace conventional diesel buses on a one-for-one basis with the world’s first all-electric buses.  This is accomplished by combining Proterra’s light-weight composite body, highly efficient ProDriveTM, advanced TerraVoltTM energy storage system and on-route rooftop FastFillTM station to provide the first full size transit vehicle that meets California’s Zero Emission Bus (Zbus) Rules. Proterra’s FastFillTM charge system is comprised of the software and hardware to rapidly charge the TerraVoltTM Energy Storage System (powered by our battery modules) from 0% to 95% with >92% energy charge efficiency in as little as six minutes.  The combination of these systems provides a potentially disruptive solution to fleet vehicle operators offering fuel efficiencies between 17.5 and 29 miles per gallon (diesel equivalent range) which is on average more than 500% better than competing solutions.

Proterra is currently working on projects in California, Texas and Washington and recently announced that five major urban transit agencies received more than $25 million in grants from the Federal Transit Administration (FTA) to purchase 20 fast charge battery electric buses and 4 EV charging stations. To our knowledge, the only vehicles that can meet the specifications in the grants are Proterra's EcoRide BE-35™ buses and FastFill™ Charging Stations. Proterra expects to produce 81 transit buses in 2011 and has indicated it is close to closing large contracts in Europe and South America. To meet this increase in demand, Proterra is in the process of expanding its production capacity to a goal of more than 1,500 buses per year with the ability to expand further if necessary.  As Proterra continues to grow we look forward to expanding our relationship and working together to enhance the value of their transit solutions.

Our Relationship with YTE.  In addition, we, Altairnano and Zhuhai Yintong Energy Company Ltd. (“YTE”) entered into a Conditional Supply and Technology Licensing Agreement (the “Supply Agreement”) on September 20, 2010.  Pursuant to the Supply Agreement, YTE has agreed to purchase nano lithium titanate, 11 Ahr battery cells and a 1 megawatt ALTI-ESS system from us for an aggregate purchase price of $6.6 million for delivery over the coming years.  A portion of nano lithium titanate and the battery cells and ALTI-ESS have already shipped.  YTE’s obligation to purchase the remainder of the nano lithium titanate has been suspended and may remain suspended indefinitely. The Supply Agreement also includes an agreement to license our nano lithium titanate manufacturing technology at no cost to the owner of a manufacturing facility in China, as long as we own a majority of the owner of such facility.  In addition, under the Supply Agreement, we grant to YTE a license to use our battery technology to manufacture batteries during a term commencing on the effective date of the Supply Agreement and continuing as long as YTE purchases at least 60 tons of nano lithium titanate annually.  The battery technology license is exclusive in China (including Taiwan, Hong Kong and Macau) as long as YTE purchases at least 1,000 tons of nano lithium titanate per year after 2010 and is non-exclusive in the remainder of Asia (excluding the Middle East), Australia and New Zealand.

Military Relationships.  In January 2008, we entered into a development agreement with the Office of Naval Research for $2,490,000.  This was a cost reimbursement agreement whereby we developed a proof of concept battery system consisting of two 50-80 kilowatt hour batteries.  All testing associated with ONR Phase I was successfully completed in November 2008.  We entered into Phase II in May of 2009 and successfully completed all work in this final phase as of December 31, 2010.  As a condition to closing our funding transaction with Canon, we ceased all operations in the military market as of December 31, 2010.

Expansion Into China.  In late 2011 and 2012, we are forming a WFOE in China.  We expect that a substantial portion of our sales, and eventually our manufacturing, will be conducted by this WFOE in China. We are in the early stage of this initiative.

Proprietary Rights

We have been awarded a total of 12 U.S. and 42 foreign patents.  We have a total of 7 U.S. and 37 foreign patent applications pending.  The granted patents cover our nano lithium titanate technology include: 1) Method for producing catalyst structures, 2) Method for producing mixed metal oxides and metal oxide compounds, 3) Process for making lithium titanate, and 4) Process for making nano-sized and sub-micron-sized lithium-transition metal oxides, 5) High performance Lithium Titanium spinel Li4Ti5o12 for electrode material.  The U.S. patents expire beginning in 2020.

Pending patent applications are directed to a variety of inventions related to aspects of our electrochemical cells including:  ”Lithium-Ion Batteries and the Methods of Operating the Same”; “Method for Preparing a Lithium-Ion Cell”; “Method for Preparing a Lithium-Ion Battery.”

Competition

Frequency Regulation and Fast Energy Storage.   A number of battery producers have stated an intent to compete in the frequency regulation and fast energy storage markets; however, to date there are only two that we have directly competed against in customer frequency regulation opportunities and renewable energy integration projects.  They are A123 Systems, Inc. (“A123”) and Beacon Power Corporation (“Beacon”). As we or others begin to demonstrate traction in this market we expect to see increasing levels of competition from other credible suppliers.  A123 has installed a 2 megawatt battery system in Southern California working with The AES Corporation to demonstrate its ability to provide a frequency regulation service.  Unlike the independently conducted stress and performance tests that our 2 megawatt battery system was subjected to in Indianapolis in 2008 where the conclusions of the tests were made publicly available, the performance results of the A123 battery system have not been made public. We are not aware of any direct sales of Beacon’s frequency regulation product to end customers. However, Beacon is constructing a 20 megawatt facility in Stephentown, New York that they will own and operate themselves to provide frequency regulation in the New York market.  Unlike A123 or Altair, Beacon employs a flywheel technology to provide frequency regulation.

Our products typically compete with existing or alternative technologies for providing frequency regulation and renewables integration rather than a competitor battery manufacturer.  However, we expect this situation to change as the market accepts this storage technology to a greater degree.  Today most utilities and regional transmission organizations use existing coal, gas and diesel generating sources to provide frequency regulation.  Although these sources are inefficient and highly polluting compared to our solution, they are known quantities and accepted by the various regulators and utilities.  In many instances, particularly in the U.S., we are attempting to displace this accepted way of doing things.  Consequently, there is a longer education and justification period required to help the customer understand the total costs of their current approach and the benefits, both financial and environmental, of switching to our solution.  Another major challenge is the significantly lower cost of natural gas in the U.S.  Much of the existing frequency regulation in the U.S. is provided by natural gas powered generators.   As a result, there is less of a financial incentive for utilities to implement our solution.  This cost environment, however, is not the case in many foreign countries. As a result we see greater immediate opportunities for our frequency regulation products outside of the U.S.  Once this new energy storage capability starts to get market traction, we expect the rate of acceptance to accelerate.  Until then, however, we are experiencing a long sales cycle and don’t expect that to materially change in the near future.  We believe that once we demonstrate revenue traction and establish the fact that the market does exist and is very large, other larger suppliers may also target this market.

Electric and Hybrid Electric Bus Applications.  In the automotive area there are a large number of battery manufacturers and systems integrators currently serving the market.  Many of them are larger companies with substantially stronger financial resources than we have.  We believe this market will be driven by low margins and volume.  As a result we believe that only larger, well-capitalized companies will ultimately be successful in this market.  The mass-transit market, on the other hand, presents a different set of dynamics.  The characteristics of our batteries are an excellent fit to satisfy the requirements of this market, and the needs here are different than in the general consumer automotive market.  We believe that we can be a successful competitor in this segment of the overall automotive market.

With respect to the electric and hybrid electric mass-transit markets, we are not aware of any commercially available products that have similar performance attributes as our nano lithium titanate batteries.  Nonetheless, competitors have announced advanced lithium ion batteries and battery products aimed at these markets.  Some may have greater energy density than our nano lithium titanate batteries. However, we believe that these batteries do not match the cycle life, rapid charge and discharge rates and performance at temperature extremes of our nano lithium titanate batteries.

Currently, NiMH batteries dominate the hybrid electric vehicle market, including the mass-transit market. NiMH batteries improve upon the energy capacity and power capabilities of older alternatives, such as NiCd (for the same size cell) by 30% to 40%.  Since they contain fewer toxins than NiCd batteries, NiMH batteries are more environmentally friendly than NiCd batteries, although they are not as environmentally friendly as our nano lithium titanate battery.  Like NiCd batteries, NiMH batteries can be charged in about 3 hours.  Charging rates must be reduced by a factor of 5 to 10 at temperatures below 0°C (32°F) and above 40°C (104°F).  NiMH batteries suffer from poor deep cycle ability (i.e. the ability to be discharged to 10% or less of their capacity), possessing a recharge capability following deep discharge on the order of 200 to 300 cycles.  While NiMH batteries are capable of high power discharge, dedicated usage in high power applications limits cycle life even further.  NiMH batteries also possess high self-discharge rates, which is unintentional leaking of a battery’s charge. NiMH batteries are intolerant to elevated temperature and, as a result, performance and capacity degrade sharply above room temperature.  The most serious issue with NiMH, though, involves safety accompanying recharge.  The temperature and internal pressure of a NiMH battery cell rises sharply as the cell nears 100% state of charge, necessitating the inclusion of complex cell monitoring electronics and sophisticated charging algorithms in order to prevent thermal runaway, and ultimately fire.  A potential limiting factor for the widespread use of NiMH batteries may be the supply of nickel, potentially rendering the technology economically infeasible for these applications as demand continues to rise.

Producers of electric and hybrid electric vehicles are seeking to replace NiMH batteries with lithium ion batteries for several reasons.  The demand for these vehicles is placing pressures on the limited supply of nickel, potentially rendering the technology economically infeasible for these applications as the demand continues to rise.  Compared to NiMH batteries, conventional lithium ion batteries are stable, charge more rapidly (in hours), exhibit low self-discharge, and require very little maintenance.  Except as explained below, the safety, cycle life, calendar life, environmental impact and power of lithium ion batteries is comparable to those of NiMH and NiCd batteries.

Conventional lithium ion batteries are the batteries of choice in small electronics, such as cell phones and portable computers, where high energy density and light weight are important.  These same attributes are desired for electric vehicle, hybrid electric vehicle, fast energy storage and other markets. However, these applications are principally high power demand applications and/or pose other demands on usage, such as extremes of temperature, need for extremely short recharge times, and even longer extended lifetimes.  Because of safety concerns related principally to the presence of graphite in conventional lithium ion batteries, conventional graphite-based lithium ion batteries sufficiently large for such power uses may raise safety concerns.  In addition, current lithium ion technology is capable of about 1,000 to 3,000 cycles and has a life of about 3 years, whereas the vehicles in which they are used may have lifetimes  as long as 10 to 15 years and require much larger cycle life.  Conventional lithium ion batteries also do not function well at extremely hot or cold temperatures.  Our batteries --which are safer, have a longer cycle life, rapid charge and discharge rates and function well at extreme temperatures -- are designed to address the power market by providing the key benefits of lithium ion batteries without the shortcomings relative to the power market.

Our All Other Division

Background

During 2008, we operated as three separate divisions – A Power and Energy Group, a Performance Materials Division and a Life Sciences Division.  For all of 2010, we were organized into two divisions; a Power and Energy Group and an All Other division.  Our All Other division includes the remaining activities of our Performance Materials and Life Sciences divisions.

Based on the results of a review of all our activities, strengths, weaknesses, competitive opportunities and the overall market that was conducted during 2008, we determined to focus our future efforts exclusively in the Power and Energy arena.  As a result, we began in late 2008 and early 2009 to eliminate or sell our assets and efforts in the Life Sciences and Performance Materials divisions.  As of December 31, 2009, all new efforts in the Life Sciences area had been stopped and the intellectual property rights associated with that division were assigned to Spectrum Pharmaceuticals, Inc. pursuant to an amendment to our existing license agreement.  During 2010, the residual work done in the Performance Materials market to fulfill commitments with existing customers totaled $1.7 million in revenue.  As of December 31, 2010 we have stopped all ongoing and new efforts in the Performance Materials market with the exception of the nanosensor initiative that we are working on with Western Michigan University (WMU).  We will have no further efforts in the Performance Materials market.

AlSher Titania LLC

On April 30, 2010 we sold our 70% share in the AlSher Titania, LLC Joint Venture (AlSher) to Sherwin-Williams.  Sherwin-Williams now owns 100% of AlSher.

Under terms of the agreement, certain intellectual property relating to the Altairnano Hydrochloride Process (AHP), along with certain other intellectual property owned by us, was licensed to AlSher. We may receive future payments from AlSher based upon future revenues generated from the AHP, or from royalty payments relating to the licensed intellectual property.  The amount of future payments from AlSher to us is based on AlSher revenue.  All payments are capped at $3,000,000. Payments to us and continuation of the intellectual property licenses are conditional upon certain milestones being achieved and payments being made to us. AlSher also has an option to purchase the licensed intellectual property for $2,000,000.

Life Sciences

Our Life Sciences division was focused on the development and marketing of RenazorbTM products, which were designed to support phosphate control in patients with Chronic Kidney Disease, hyperphosphatemia, and high phosphate levels in blood, associated with End Stage Renal Disease.  Based on a comprehensive review of the Life Sciences division, its existing and potential products, the resources available, market opportunity and competition, among other considerations, a decision was made in late 2008 to exit the life sciences arena.  Consistent with this decision, in August 2009 we announced an agreement in which we assigned ownership of all patent rights associated with Renazorb™ and Renalan™ to Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI). The patent assignment amends and restates an existing, limited licensing agreement for Renazorb™ and Renalan™ compounds to Spectrum Pharmaceuticals, which was announced in January 2005. Spectrum Pharmaceuticals now has exclusive worldwide rights to Renazorb™, Renalan™, and any related compounds in any field of use.

Under terms of the agreement, Altairnano received $750,000 in Spectrum Pharmaceuticals common stock, restricted until February 2010. We sold this stock in December 2010 for $649,000 in net proceeds.  In addition to the royalty and other payments we were to receive under the prior license agreement, we will now receive 10% of any fees Spectrum Pharmaceuticals may receive from the sublicensing of Renazorb™, Renalan™, and any related compounds.  With the execution of this contract with Spectrum Pharmaceuticals, we have completed our efforts to exit the life sciences market and are no longer devoting resources to this area.

Research and Development Expenses

Total research and development expenses were $8.2 million, $9.4 million and $13.0 million for the years ended December 31, 2010, 2009 and 2008, respectively, while research and development costs funded by customers were $4.3 million, $2.9 million and $5.0 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

Dependence on Significant Customers

During the year ended December 31, 2010, we recorded revenues from two major customers in the Power and Energy Group who accounted for 34% and 33% of revenues as follows:  Proterra Corporation revenues of $2.7 million and Office of Naval Research revenues of $2.6 million.  Our largest customer in the All Other Division, the U.S. Army, had revenue of $1.3 million, or 17% of total revenues.

Government Regulation

Most of our current and proposed activities are subject to numerous federal, state, and local laws and regulations concerning machine and chemical safety and environmental protection.  Such laws include, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act.  We are also subject to laws governing the packaging and shipment of some of our products, including our nano lithium titanate batteries.  Such laws require that we take steps to, among other things, maintain air and water quality standards, protect threatened, endangered and other species of wildlife and vegetation, preserve certain cultural resources, reclaim processing sites and package potentially flammable materials in appropriate ways and pass stringent government mandated testing standards before shipping our battery products.

Compliance with federal, state, or local laws or regulations represents a small part of our present budget.  If we fail to comply with any such laws or regulations, however, a government entity may levy a fine on us or require us to take costly measures to ensure compliance.  Any such fine or expenditure may adversely affect our development.

Government Contracts

A substantial portion of our current revenue has been derived from government grants and contracts.  The government grants and contracts we enter into are subject to termination or delay of funding at the election of the government.  As a result, any termination of such agreements would significantly reduce revenue and the capital to sustain operations and research.  In order to comply with ITAR, one of the requirements for us to close the investment from Canon was that we abandon all of our military business, which we have done as of December 31, 2010.  We may enter into future non-military government business, but we do not anticipate that this will be a significant portion of our future revenues.

Environmental Regulation and Liability

Any proposed processing operation at our main operating facilities in Reno, Nevada and Anderson, Indiana and any other property we use will be subject to federal, state, and local environmental laws.  Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered at any other property used by us; to the extent the substances are deemed by the federal and/or state government to be toxic or hazardous.  Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal, or transportation of hazardous substances.  We use hazardous substances in our testing and operations and, although we employ reasonable practicable safeguards to prevent any liability under applicable laws relating to hazardous substances, companies engaged in materials production are inherently subject to substantial risk that environmental remediation will be required.

Financial Information about Segments and Foreign Sales

Information with respect to assets, net sales, loss from operations and depreciation and amortization for the Power and Energy Group, and All Other Division is presented in Note 18, Business Segment Information, of Notes to Consolidated Financial Statements in Part IV.

Information with respect to foreign and domestic sales and related information is also presented in Note 18, Business Segment Information, of Notes to Consolidated Financial Statements in Part IV.

Subsidiaries

Altair Nanotechnologies Inc. was incorporated under the laws of the province of Ontario, Canada in April 1973 under the name Diversified Mines Limited, which was subsequently changed to Tex-U.S. Oil & Gas Inc. in February 1981, then to Orex Resources Ltd. in November 1986, then to Carlin Gold Company Inc. in July 1988, then to Altair International Gold Inc. in March 1994, then to Altair International Inc. in November 1996 and then to Altair Nanotechnologies Inc. in July 2002.  In July 2002, Altair Nanotechnologies Inc. redomesticated from the Ontario Business Corporations Act to Canada’s federal corporate statute, the Canada Business Corporations Act.

Altair US Holdings, Inc. was incorporated by Altair in December 2003 for the purpose of facilitating a corporate restructuring and consolidation of all U.S. subsidiaries under a U.S. holding company.  At the completion of the corporate restructuring, Fine Gold, MRS, and Altairnano, Inc. (f/k/a Altair Nanomaterials, Inc.) were direct wholly-owned subsidiaries of Altair US Holdings, Inc., while Tennessee Valley Titanium, Inc. previously a wholly-owned subsidiary of MRS, was dissolved on July 7, 2006.

Altair acquired Fine Gold in April 1994.  Fine Gold has earned no operating revenues to date. Fine Gold acquired the intellectual property associated with the now defunct Altair jig, a fine particle separation device for use in minerals processing, in 1996.  Fine Gold was formally dissolved on December 30, 2008.

Mineral Recovery Systems, Inc., or MRS, was incorporated in April, 1987 and was formerly known as Carlin Gold Company.  MRS previously has been involved in the exploration for minerals on unpatented mining claims in Nevada, Oregon and California and the holding of mineral leases in Tennessee.  MRS currently does not hold any properties or leases.

Altair Nanomaterials, Inc. was incorporated in 1998 as a wholly-owned subsidiary of MRS and holds all of our interest in our nanomaterials and titanium dioxide pigment technology and related assets.  Altair Nanomaterials Inc. was subsequently renamed Altairnano, Inc. on July 6, 2006.

AlSher Titania LLC was incorporated in April 2007 as a joint venture company which was 70% owned by Altairnano, Inc. until this interest was sold to Sherwin-Williams on April 30, 2010.  This company was formed to combine certain technologies of Altairnano, Inc. with the Sherwin-Williams Company in order to develop, market, and produce titanium dioxide pigment for use in a variety of applications.

Corporate History

Altair Nanotechnologies Inc. was incorporated under the laws of the Province of Ontario, Canada in April 1973 for the purpose of acquiring and exploring mineral properties.  It was redomesticated in July 2002 from the Business Corporations Act (Ontario) to the Canada Business Corporations Act, a change that causes Altair to be governed by Canada's federal corporate statute.  The change reduced the requirement for resident Canadian directors from 50% to 25% of the board of directors, which gave us greater flexibility in selecting qualified nominees to our board.

During the period from inception through 1994, we acquired and explored multiple mineral properties.  In each case, sub-economic mineralization was encountered and the exploration was abandoned.

Beginning in 1996, we entered into leases for mineral property near Camden, Tennessee and owned the rights to the Altair jig.  However, we have terminated our leases on all of the Tennessee mineral properties and during 2009 disposed of the remaining centrifugal jigs and abandoned the applicable patents since we were unable to identify an interested party to purchase them.

In November 1999, we acquired all the rights of BHP Minerals International, Inc., or BHP, in the nanomaterials and titanium dioxide pigment technologies and the nanomaterials and titanium dioxide pigment assets from BHP. We are employing the nanomaterials technology as a platform for the production and sale of metal oxide nanoparticles in our nano lithium titanate batteries.

We completed a four-for-one reverse stock split during November 2010.  All share and per share amounts included in this filing have been restated for the effects of this reverse stock split.

In July 2011, Energy Storage acquired 37,036,807 common shares of the Company, representing approximately 53% of the outstanding common shares following the transaction.  In addition, as part of the transaction, Canon obtained the right to appoint a majority of our Board of Directors.

We have experienced an operating loss in every year of operation.  In the fiscal year ended December 31, 2010, we experienced a net loss of $22.3 million.

Employees

Our business is currently managed by H. Frank Gibbard, President and Chief Executive Officer, Mr. Stephen B. Huang, Chief Financial Officer, Dr. Bruce Sabacky, Chief Technology Officer, Mr. Tom Kieffer, Vice President Marketing & Sales, and Mr. C. Robert Pedraza, Vice President Corporate Strategy and Business Development.  We have 76 additional regular employees.

During the remainder of 2012, we anticipate hiring additional employees, primarily in operations, engineering and sales.  Such additional hiring, if it occurs, will be dependent upon business volume growth.

Enforceability of Civil Liabilities against Foreign Persons

We are a Canadian corporation, and three of our directors and our Canadian legal counsel are residents of Canada, and five of our directors are residents of China.  As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the U.S. securities laws. It is uncertain whether Canadian or Dubai courts would enforce judgments of U.S. courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of U.S. securities laws or impose liability in original actions against us or our directors, officers or experts predicated upon U.S. securities laws.

Properties

Our corporate headquarters is located at 204 Edison Way, Reno, Nevada 89502 in a building we purchased in August 2002.  Our nanomaterials and titanium dioxide pigment assets are located in this building, which contains approximately 85,000 square feet of production, laboratory, testing and office space.

We are party to a lease agreement effective as of July 1, 2007, for 30,000 square feet of space in the Flagship Business Accelerator Building located at 3019 Enterprise Drive, Anderson, Indiana.  The space is used for the production of prototype batteries and battery systems.  The lease is for an initial term of five years with a single one-year renewal term.  On March 1, 2008, we signed an addendum to this lease that increased the space leased by 40,000 square feet and set forth corresponding adjustments in our rent.  Total rent to be paid over the five year term including real estate taxes is $1.3 million.  In addition to the Flagship lease, we rent another 2,210 square feet of space at 1305 W. 29th Street, Anderson, Indiana, on a month to month basis.

We also maintain a registered office at 360 Bay Street, Suite 500, Toronto, Ontario M5H 2V6.  We do not lease any space for, or conduct any operations out of, the Toronto, Ontario registered office.

Legal Proceedings

JMP Dispute.  On or about September 9, 2011, JMP Securities LLC ("JMP") filed a complaint against the Company in the United States District Court in the Northern District of California.  JMP alleges breach of contract, promissory estoppel, fraud and negligence misrepresentation and seeks damages and punitive damages in an unspecified amount.  This dispute arises from JMP's engagement as the Company's financial advisor in July 2010, and the key issue in this dispute is the amount of the fee JMP is entitled to receive as a result of the closing of the common share issuance to an affiliate of Canon. Under governing agreements, the amount of JMP's fee differs depending upon whether the common share issuance is a "Sale or Merger" (defined to include an acquisition of a majority of voting securities of the Company) or whether it is a "Strategic Investment", and whether certain gross up provisions apply.   The Company asserts that the correct fee amount is approximately $1.0 million, while JMP asserts that the correct fee amount is approximately $2.3 million.  The Company filed an answer to JMP's complaint and a motion to dismiss certain, but not all, claims in JMP's complaint, which motion is pending.

Charles Cheng Fee Dispute.  On or about October 12, 2011, Altairnano filed a complaint against Zhiyuan (Charles) Cheng in the United States District Court in the Northern District of Nevada.  Altairnano seeks a declaratory judgment that it owes Mr. Cheng no fee and seeks damages for breach of contract in an unspecified amount.  The dispute arises from Mr. Cheng's engagement as a consultant to seek customers and strategic partners for Altairnano in China.  Mr. Cheng has asserted in various communications that his efforts were significant in the arranging of the common share issuance with Canon and that, as a result, he is entitled to a $1.7 million fee in consideration of the closing of such transaction. Altairnano claims that Mr. Cheng is entitled to no fee, and that Altairnano is entitled to damages, as a result of Mr. Cheng's numerous breaches of material provisions of the agreement.   Altairnano has filed the complaint, and Mr. Cheng has filed an answer denying key allegations of the complaint and a counterclaim seeking payment of the fee, and damages, under various theories.  The parties are actively engaged in settlement discussions.

Beside the matters stated above we are not a party to any pending or threatened litigation, the outcome of which could be expected to have a material adverse effect upon our financial condition, our results of operations or cash flows.

CERTAIN MATTERS RELATED TO OUR COMMON SHARES
Market Price

Our common shares are traded on the NASDAQ Capital Market under the symbol "ALTI."  The following table sets forth, during the periods indicated, the high and low sales prices for our common shares, as reported on our principal trading market.

Fiscal Year Ended December 31, 2011	Low	High
1st Quarter	$1.55	$3.32
2nd Quarter	$0.84	$1.68
3rd Quarter	$0.72	$1.74

Fiscal Year Ended December 31, 2010	Low	High
1st Quarter	$2.80	$3.84
2nd Quarter	$1.20	$3.12
3rd Quarter	$1.32	$3.24
4th Quarter	$1.72	$2.89

Fiscal Year Ended December 31, 2009	Low	High
1st Quarter	$2.40	$5.12
2nd Quarter	$3.44	$6.20
3rd Quarter	$3.16	$5.80
4th Quarter	$3.20	$4.72

The last sale price of our common shares, as reported on the NASDAQ Capital Market on December 28, 2011 was $0.75 per share.

Outstanding Shares and Number of Shareholders

As of November 30, 2011, the number of common shares outstanding was 69,452,487 held by approximately 420 holders of record.  In addition, as of the same date, we have reserved 6,162,084 common shares for issuance upon exercise of options that have been, or may be, granted under our employee stock option plans and 7,028,440 common shares for issuance upon exercise of outstanding warrants.  The proposed domestication will not increase or decrease the number of common shares held by any officer, director or 5% shareholder of the Company.

Dividends

We have never declared or paid cash dividends on our common shares.  Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common shares in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We have stock option plans administered by the Compensation Committee of our Board of Directors that provide for the granting of options to employees, officers, directors and other service providers of the Company.  Security holders have approved all option plans.  The following table sets forth certain information with respect to compensation plans under which equity securities are authorized for issuance at December 31, 2010:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,514,025	$7,93	724,740(1)
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,514,025	$7.93	724,740
(1) Subsequent to December 31, 2010, our shareholders approved an amendment to our 2005 Stock Incentive Plan which added an additional 5,000,000 shares to the pool of securities available for issuance under shareholder approved equity incentive plans.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common shares is Equity Financial Trust Company, 200 University Ave, Suite 400, Toronto, Ontario, M5H 4H2.

CERTAIN FINANCIAL INFORMATION

Selected Financial Data

The following table sets forth selected consolidated financial information with respect to the Company and its subsidiaries for the periods indicated.  The data is derived from financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The selected financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included herein.  All amounts are stated in thousands of U.S. dollars.

For the Year Ended December 31,	2010	2009	2008	2007	2006

STATEMENTS OF OPERATIONS
Revenues	$7,830	$4,371	$5,726	$9,108	$4,324
Operating expenses	(22,481)	(22,114)	(33,202)	(42,176)	(22,005)
Interest expense	(19)	(107)	(97)	(134)	(172)
Interest income	101	188	982	1,101	655
Loss on foreign exchange	(1)	(2)	(10)	(1)	(2)
Realized (loss)/gain on investment	(2,045)	851	(89)	-	-
Loss from continuing operations before non-controlling interest’s share	(22,291)	(21,931)	(29,340)	(32,102)	(17,200)
Non-controlling interest’s share	5	619	272	631	-
Net loss	(22,286)	(21,312)	(29,068)	(31,471)	(17,200)
Basic and diluted net loss per common share	(0.84)	(0.85)	(1.35)	(1.80)	(1.16)
Cash dividends declared per common share	-	-	-	-	-

BALANCE SHEET DATA
Working capital	8,161	22,118	26,067	39,573	25,928
Total assets	24,260	40,317	48,071	73,859	43,121
Current liabilities	(6,946)	(4,055)	(3,647)	(14,329)	(3,500)
Long-term obligations	(16)	(37)	(608)	(1,200)	(1,800)
Non-controlling interest in subsidiary	-	(541)	(1,098)	(1,369)	-
Net shareholders' equity	$(17,298)	$(35,684)	$(42,718)	$(56,961)	$(37,821)

Supplementary Financial Data

The following Supplementary Financial Information for the fiscal quarter ended September 30, 2011, and for the fiscal quarters ended March 31, June 30, September 30 and December 31 in each of the years 2010 and 2009 was derived from our unaudited quarterly consolidated financial statements filed by us with the SEC in our Quarterly Circulars on Form 10-Q with respect to such periods (except for 4th quarter data).

Supplementary Financial Information by Quarter, 2010 and 2009
(Unaudited – in 000s)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31	June 30	September 30	December 31
Year Ended December 31, 2011:
Revenues	$2,551	$476	$855
Gross Profit	$(234)	$(215)	$323
Operating expenses	$5,669	$3,780	$5,429
Net loss	$(5,911)	$(3,025)	$(5,873)
Loss per common share: (1)
Basis and diluted	$(0.22)	$(0.10)	$(0.10)

Year Ended December 31, 2010:
Revenues	$1,192	$1,500	$2,029	$3,109
Gross Profits	$297	$422	$545	$766
Operating expenses	$6,386	$5,493	$5,847	$4,755
Net loss	$(6,071)	$(4,925)	$(5,281)	$(6,013)
Loss per common share: (1)
Basic and diluted	$(0.06)	$(0.20)	$(0.20)	$(0.20)

(1) Loss per common share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly loss per common share amounts does not necessarily equal the total for the year.

Financial Statements

The reports and financial statements required by this Item appear on pages F-1 through F-47 at the end of this Circular

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Overview

We are a Canadian corporation, with principal assets and operations in the United States, whose primary business is developing, manufacturing and selling our nano-lithium titanate battery cells, batteries, battery packs, battery systems, and providing related design, installation and test services.  Our primary focus is marketing our large-scale energy storage solutions to power companies and electric grid operators throughout the world.  In addition, we market our batteries to commercial vehicle manufacturers, which include electric and hybrid-electric buses, and began expanding in 2010 into new industrial OEM markets.

At the present time, we perceive no dominant provider and we believe that as a result of our significant differentiated product attributes, the overall strength of our management team, and the recognition we are receiving in the marketplace, that we have a very good chance of becoming one of the successful suppliers. Direct product costs are relatively high compared to certain competitor solutions and as mentioned above, we are working on bringing down our direct product costs to become more competitive in each of our targeted markets.  Our proprietary technology platform gives our products a number of unique, highly sought after attributes that clearly differentiate our products from their alternatives.  Included in these attributes are substantially longer cycle and calendar lives, a rapid recharge time, the ability to provide instantaneous high power, a wide operating temperature range and increased operational safety.

Starting in 2010 we began looking at additional opportunities to expand the application of our battery technology into various industrial markets that our battery technology would have a distinct competitive advantage.  We believe that in the aggregate, our target markets are multi-billion dollar emerging markets with room for a number of successful suppliers.

Since 2010, we have been in a period of transition. As of December 31, 2010 we had completely exited the life sciences and performance materials markets to focus exclusively on selling products in our power and energy systems business segment to the electric grid market, the commercial vehicles market, and select industrial OEM markets with a need for the attributes of our batteries.  As a condition to the Canon transaction we exited all defense markets as of the end of 2010.  We anticipate gaining important traction in the sale of our various battery products into our targeted markets during 2012.  We are already seeing interest from Fortune 500 companies including elevator manufacturers, electric fork lift suppliers and certain commercial vehicle OEMs.  As a result of the change of control resulting from our closing of the Common Share Issuance with Canon, we are working toward setting up operations in China and selling into China and other Asian markets.

Historically, we have provided contract research services on select projects where we can utilize our resources to develop intellectual property and/or new products and technology.  Although contract services revenue comprised a significant portion of our total revenues in recent years accounting for 50%, 65%, and 87%, respectively in 2010, 2009 and 2008, this percentage diminished significantly in 2011 and we expect this trend to continue as our battery sales expand and due to discontinuing military contracts as of December 31, 2010.

Our revenues have been generated by product sales, license fees, commercial collaborations, and government contracts and grants.  We expect future revenues to consist primarily of product sales.  We currently have agreements in place to (1) provide battery modules to a U.S. based bus manufacturer and are negotiating agreements to develop battery modules for various other industrial applications, (2) supply a one-megawatt ALTI-ESS energy storage system for a test of wind energy integration into the electric grid (3) supply a one-megawatt ALTI-ESS energy storage system for a test of solar energy integration into the electric grid and (4) lease a 1.8 megawatt ALTI-ESS Advantage system to a subsidiary of a major U.S. utility for a frequency regulation project.

We have generated recurring losses from operations resulting in an accumulated deficit of $199 million.  Additionally, we experienced $13.5 million in negative cash flows from operations during the nine months ended September 30, 2011.

General Outlook

We have generated net losses in each fiscal year since incorporation.  Revenues from product sales increased from $1.2 million for the nine months ending September 30, 2010 to $3.3 million for the nine months ending September 30, 2011 primarily from LTO, battery cells and an ALTI-ESS system sold to Zhuhai Yingtong Energy Company (“YTE”).  Contracts and grant revenues dropped from $3.2 million to $287,000 during the nine months ending September 30, 2010 and 2011 respectively.  This drop resulted from the wind-down of our military contracts as a condition to the closing of the Common Share Issuance with Canon.

Our current focus is on the development of products in energy storage that we anticipate will eventually bring a substantial amount of higher-margin revenues from product sales. We expect our nano lithium titanate batteries and battery systems to be the source of such higher-margin revenues.

As we attempt to significantly expand our revenues from licensing, manufacturing and other sources, some of the key near-term events that will affect our long-term success prospects include the following:
•      Based on the success of the 2008 AES 2-megawatt frequency regulation trial, as validated in the KEMA, Inc. analysis and report, and more importantly, based on three years of successful commercial operation of the ALTI-ESS system installed at PJM Interconnect in Southeast Pennsylvania we have experienced a substantial amount of interest in our large scale battery systems from other entities and we are in active sales development discussions with a number of them. On February 4, 2011, we accepted a $1.6 million purchase order to supply the University of Hawaii - Hawaii Natural Energy Institute (“HNEI”) a one megawatt ALTI-ESS energy storage system for a test of wind energy integration.  We anticipate installing this system for HNEI during the first quarter of 2012.  On August 12, 2011, we accepted a similar $1.6 million purchase order to supply HNEI a one megawatt ALTI-ESS energy storage system for a test of wind energy integration.  We anticipate installing this system for HNEI during the second quarter of 2012.
•      On February 9, 2011, we entered into a purchase contract with Inversiones Energeticas, S.A. de C.V. ("INE") related to the purchase of a turn-key 10 Megawatt ALTI-ESS advanced battery system for $18 million.   Projected revenue under this agreement represented a substantial portion of our expected revenue in 2011.  On April 15, 2011, as a result of unexpected regulatory issues, INE notified us that they needed to cancel the contract in accordance with the terms of the agreement.  INE subsequently stated that such letter was not intended to effect a termination of the contract, but merely to provide notice of its initial failure to obtain regulatory approval, which would automatically effect a termination of the contract if the issue was not resolved within 120 days, subject to extension by the parties.  On June 7, 2011, we entered into a 90-day extension of an automatic termination provision of the contract, and on September 12, 2011, we entered into a 120 day extension of the automatic termination provisions of the contract, in each case in order to allow the various parties additional time to resolve these regulatory issues.  We are uncertain whether the regulatory issues will be resolved.
•      In May 2011 we signed a three-year lease agreement with Energy Storage Holdings, LLC, a unit of a major U.S. utility, to provide them with a 1.8 megawatt energy storage system.  This project marks the debut of the ALTI-ESS Advantage, a 1.8 MW system targeted toward frequency regulation and fast response applications demanding high power.
•      In June 2010, we signed a contract with Proterra, LLC, a Golden, Colorado-based leading designer and manufacturer of heavy-duty drive systems, energy storage systems, vehicle control systems and transit buses to sell battery modules for Proterra’s all-electric and hybrid-electric buses. Proterra’s systems are scalable to all forms of commercial buses and Class 6-8 trucks.  During 2010 we sold battery modules to Proterra valued in the aggregate at $2.4 million.  Although Proterra experienced financial challenges with its primary investor during the first half of 2011, in June 2011 they received additional financing from a new investment group led by Kleiner, Perkins, Caufield and Byers.  We started selling additional battery modules to Proterra during September 2011 and anticipate substantial growth starting in late 2012 and future years as they resume the scale-up of their business.

•      Based on the demonstrated success of our battery in the Proterra bus application, we have also entered into discussions with a number of other commercial vehicle manufacturers and systems integrators regarding the purchase of our battery products for their specific applications.
•      We are in discussions with a number of industrial manufacturers of fork lifts, elevators and other equipment in which the long-life, rapid recharge, high power requirements, extreme operating temperature range, or other differentiating attributes of our battery technology are required.
•      In September of 2010 we signed a supply agreement with YTE, an affiliate of Canon, to provide 122 metric tons of nano-lithium titanate powder by the end of 2011.  Purchasing under the agreement was suspended in February 2011.  We and YTE are reviewing this agreement in connection with our plan to expand operations into China, and we are uncertain whether purchasing under the agreement will be reinstated.
•      In late 2011 and 2012, we are forming a WFOE in China.  We expect that a substantial portion of our sales, and eventually our manufacturing, will be conducted by this WFOE in China. We are early stage of this initiative.

Although it is not essential that all of these markets become successful for our battery technology in order to permit substantial long-term revenue growth, we believe that full commercialization of several of our battery products will be necessary in order to expand our revenues enough to create a likelihood of our business becoming profitable in the long-term.  We remain optimistic with respect to our current key projects, as well as others we are pursuing, but recognize that, with respect to each, there are development, marketing, financing, partnering and other risks to overcome.

Contracts and Grants

We completed our $3.7 million ONR II contract as of December 31, 2010.

We completed our $1.7 million U.S. Army nanosensor grant on June 30, 2011.  We earned $303,000 in pass-through revenue on this contract during the six months ending June 30, 2011.  This 2011 activity was the residual work completed by Western Michigan University under this grant.  The work directly performed by us was completed as of December 31, 2010.

Liquidity and Capital Investments

Our cash increased by a net $48.7 million, from $4.7 million at December 31, 2010 to $53.4 million at September 30, 2011, due primarily to our $57.5 million capital raise with Canon.  The primary use of funds related to net cash used in operations of $13.5 million.

Net cash used in operating activities was $13.5 million for the nine months ended September 30, 2011 and $9.9 million for the nine months ended September 30, 2010.  For the nine months ending September 30, 2011 deferred revenues decreased by $1.0 million.  For the nine months ending September 30, 2010 deferred revenues increased by $3.2 million.  This $4.2 million swing is the primary reason for our increased cash burn of $3.7 million from 2010 to 2011.

Net cash used in operating activities for the year ended December 31, 2010 totaled $15.2 million compared to $23.6 million for the year ended December 31, 2009.  The decrease in cash used in operating activities for 2010 compared to 2009 was due primarily to less inventory purchases ($3.3 million), a swing from a gain on sale of our Spectrum stock in 2009 to a loss on the sale of our marketable securities in 2010, primarily our auction rate securities ($2.9 million), and an increase in deferred revenues collected from Proterra of $922,000 and YTE of $1.6 million.

The decrease of $609,000 in investing activities for the nine months ended September 30, 2011, as compared to the nine-month period ended September 30, 2010, primarily reflects the purchase of $343,000 in production equipment during the nine months ended September 30, 2011 versus $852,000 in purchases made for production equipment during the nine months ended September 30, 2010.

Investing activities for the year ended December 31, 2010 reflect the sale of our Auction Rate Securities and Spectrum Stock totaling $2.6 million in net cash proceeds.   Additionally, we purchased property and equipment totaling $965,000 compared to property and equipment purchases of $768,000 made for the year ended December 31, 2009.

The net source of cash from financing activities of $78,000 for the year ended December 31, 2010 primarily reflects the raise of $692,000 net of expenses from the At the Market sale of common stock less our last payment on the note payable on our Reno, Nevada building of $600,000 plus interest.  We had a single note payable in the original principal amount of $3.0 million secured by a first lien on our building.  The final payment of principal and interest was due on February 8, 2010 and paid on January 29, 2010.

On March 30, 2011 we issued common shares and warrants to purchase common shares for net proceeds of $5.7 million.  We initially recorded a $1.9 million warrant liability related to this capital raise and adjusted this warrant liability’s fair value down to $1.6 million as of September 30, 2011.  We also received net cash proceeds of $1.4 million on a note payable secured by our Reno, NV facility during April 2011.  During the nine months ending September 30, 2010 we made the last $600,000 payment on our original Reno building mortgage.  On July 22, 2011 we issued 37,036,807 shares at $1.55 each to Canon for gross proceeds of $57.5 million. As of September 30, 2011 we had paid $1.4 million in related expenses.  In addition, we are required to pay a placement agent fee of between $978,000 and $2.3 million, the amount of which is subject to pending litigation, and we are disputing an additional claimed finder's fee of $1.7 million, which is also subject to pending litigation.  See Part II, Item 1.  Legal Proceedings.

After closing the Common Share Issuance on July 22, 2011, we believe we will have enough cash on hand to fund our operations through 2012 and to provide a portion of the capital needed to expand operations into China.  If we construct a manufacturing facility in China, we will most likely seek project financing or other capital specifically for the construction of the facility.  Additionally we may need to raise more capital for our general operations.

We evaluate our capital needs and the availability of capital on an ongoing basis and, consistent with past practice, expect to seek capital when and on such terms as we deem appropriate based upon our assessment of our current liquidity, capital needs and the availability of capital.  Given that we are not yet in a positive cash flow position, the options available to us are fewer than to a positive cash flow company.  Specifically, we would not generally qualify for long-term institutional debt financing.  The cost of capital, and our ability to raise capital in the near term, will be affected by certain covenants in the Securities Purchase Agreement dated March 28, 2011, including a 15-month right of first offer in favor of the purchasers under that agreement and restrictions on subsequent equity sales by us at a price below $2.23 per share for a two-year period. Consistent with past practice we expect to raise additional capital through the sale of common shares, convertible notes, stock options, and warrants.  We do not expect the current economic environment to preclude our ability to raise capital; however, we do expect that the cost of capital will be high.

Over the long-term, we anticipate substantially increasing revenues by entering into new contracts and increasing product sales in the electric grid, commercial vehicle, and industrial OEM markets.  However, this increase in revenues will be dependent on our ability to find customers willing to use our technology in their product applications.

We do not expect to build up our inventory for anticipated sales significantly more than its current level.  With regard to inventory decisions, we also consider the lengthy manufacturing cycle of approximately six months required to produce our large battery systems.  Depending on the time lag between the initial inventory buildup and the actual sales, our cash balance will be negatively impacted.  Since actual sales and production volumes for the full year of 2011 are unknown at this time, we are not able to currently estimate our anticipated inventory purchases through December 31, 2011.  We expect that we will end 2011, however, with an inventory level, excluding inventory specifically tied to identified customer sales, in the same range or lower than we ended 2010.  Liquidity will be a consideration in our final determination of production volumes.  Our objective is to manage cash expenditures in a manner consistent with rapid product development that leads to the generation of revenues with adequate gross margins in the shortest possible time.

Capital Commitments and Expenditures

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due as of September 30, 2011:

In thousands of dollars
Contractual Obligations	Total	< 1 yr	1-3 yrs	3-5 yrs	> 5 yrs
Notes payable	$1,500	$1,500	$-	$-	$-
Interest on notes payable	69	69	-	-	-
Contractual service agreements	536	536	-	-	-
Capital leases	17	17	-	-	-
Operating leases	290	290	-	-	-
Purchase obligations	4,512	4,512	-	-	-
Total	$6,924	$6,924	$-	$-	$-

The Share Subscription Agreement with Canon contemplates the potential use of up to $32.5 million of the proceeds from the Common Share Issuance toward expansion of our operations into China.  Given the early stage of this project, we are uncertain when and at what level we will invest, the total costs, and the type and amount of financing we will seek.

Off-Balance Sheet Arrangements

The company did not have any off-balance sheet transactions during the nine months ending September 30, 2011.

Critical Accounting Policies and Estimates

Management based the preceding and following discussion and analysis of our financial condition and results of operations on our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our critical accounting policies and estimates, including those related to long-lived assets, share-based compensation, revenue recognition, accrued warranty, overhead allocation, allowance for doubtful accounts, inventory, and deferred income tax.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the critical accounting policies set forth in Note 2. Summary of Significant Accounting Policies in the annual and quarterly financial statements included herewith beginning on page F-1 affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. These judgments and estimates affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Changes to these judgments and estimates could adversely affect the Company’s future results of operations and cash flows.

Results of Operations

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010
In thousands of dollars

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Power and Energy Group		All Other		Corporate		Consolidated
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010	2011	2010	2011	2010
Revenues
Product sales	$795	$1,102	$-	$-	$-	$-	$795	$1,102
License fees	-	-	60	-	-	-	60	-
Commercial collaborations	-	9	-	3	-	-	-	12
Contracts and grants	-	506	-	409	-	-	-	915
Total revenues	795	1,617	60	412	-	-	855	2,029

Cost of goods sold
Product	559	764	-	-	-	-	559	764
Commercial collaborations	(124)	-	-	3	-	-	(124)	3
Contracts and grants	-	264	-	328	-	-	-	592
Warranty and inventory reserves	97	125	-	-	-	-	97	125
Total cost of goods sold	532	1,153	-	331	-	-	532	1,484
Gross profit	263	464	60	81	-	-	323	545

Operating expenses
Research and development	1,325	1,858	1	37	268	769	1,594	2,664
Sales and marketing	834	-	-	-	-	943	834	943
General and administrative	294	96	-	-	2,436	1,626	2,730	1,722
Depreciation and amortization	150	395	19	19	90	104	259	518
Loss on disposal of assets	2	-	-	-	-	-	2	-
Total operating expenses	2,605	2,349	20	56	2,794	3,442	5,419	5,847
(Loss) income from operations	(2,342)	(1,885)	40	25	(2,794)	(3,442)	(5,096)	(5,302)

Other income (expense)
Interest expense	(1)	(1)	-	-	(96)	(2)	(97)	(3)
Interest income	-	-	-	-	-	27	-	27
Change in market value of warrants	-	-	-	-	(676)	-	(676)	-
Loss on foreign exchange	-	-	-	-	(4)	(3)	(4)	(3)
Total (expense) other income, net	(1)	(1)	-	-	(776)	22	(777)	21
(Loss) income from continuing operations	(2,343)	(1,886)	40	25	(3,570)	(3,420)	(5,873)	(5,281)
Gain from discontinued operations	-	-	-	-	-	-	-	-
Net (loss) gain	(2,343)	(1,886)	40	25	(3,570)	(3,420)	(5,873)	(5,281)
Less: Net gain attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net (loss) income attributable to Altair Nanotechnologies Inc.	$(2,343)	$(1,886)	$40	$25	$(3,570)	$(3,420)	$(5,873)	$(5,281)

Amounts attributable to Altair Nanotechnologies Inc. shareholders:
(Loss) income from continuing operations	$(2,343)	$(1,886)	$40	$25	$(3,570)	$(3,420)	$(5,873)	$(5,281)
Gain from discontinued operations	-	-	-	-	-	-	-	-
Net (loss) income	$(2,343)	$(1,886)	$40	$25	$(3,570)	$(3,420)	$(5,873)	$(5,281)

Revenues

Power and Energy Group revenue for the three months ending September 30, 2011 was $795,000 compared to $1.6 million for the three months ending September 30, 2010.  This decrease is primarily from the completion of our ONR II contract in 2010 without the renewal of or entry into any similar contracts.  Contracts and grants revenue decreased from $506,000 for the three months ending September 30, 2010 to zero for the three months ending September 30, 2011 due to completion of our defense contract with the U.S. Office of Naval Research.  Product sales decreased from $1.1 million to $795,000 primarily due to a $316,000 decrease in battery modules sold to Proterra.

Contracts and grants revenue in our All Other category decreased by $409,000 to zero due to completion of our contract with the U.S. Army in 2010.

Cost of Goods Sold

Contracts and Grants cost of goods sold credit of $124,000 for the three months ending September 30, 2011 was due to an over-allocation from R&D costs to COGS in the prior quarter for our initial contract with a customer.

Overall cost of goods sold decreased as a percentage of revenue from 73% for the three months ending September 30, 2010 to 62% for the same period in 2011.  This was due to a shift in revenue mix from lower-margin contracts and grants revenue to product sales and license fees.

It is important to note that our gross margins in any quarter are not indicative of future gross margins.  At this early stage of development, our product mix, volume, per-unit pricing and cost structure may change significantly from quarter to quarter, and our margins may expand or contract depending upon the mix and timing of orders in future quarters.  In general, we expect our margins to increase as our volume of business increases and we transition from product prototypes to commercial, scalable manufacturing processes.

Operating Expenses

General and Administrative costs were up $1 million, from $1.7 million in three months ended September 30, 2010 to $2.7 million for the three months ended September 30, 2011 mostly due to change in control which accelerated the vesting for stock options and restricted stock for officers and directors ($316,000), and severance expense accruals for our exiting CEO and CFO ($929,000), offset by the reversal of our year-to-date bonus accrual of $231,000.  Consolidated operating expenses were down $428,000 or 7% during the three months ending September 30, 2011 compared to the three months ending September 30, 2010.  This reduction is the result of constrained spending in all areas of the company, except for the accrual adjustments noted above, that do not affect current or near-term customer contracts.

Other Expense

During the three months ending September 30, 2011 we had a $676,000 increase in market value of our warrant liability, primarily as the result of an increase in the market price of our common shares during the third quarter.  This change in market value resulted in a corresponding expense reflected in the statement of operations.

Net Loss

The net loss attributable to Altair Nanotechnologies Inc. for the three months ended September 30, 2011 totaled $5.9 million ($0.10 per share) compared to a net loss of $5.3 million ($0.20 per share) for the three months ended September 30, 2010.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010
In thousands of dollars

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Power and Energy Group		All Other		Corporate		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30		September 30		September 30		September 30
	2011	2010	2011	2010	2011	2010	2011	2010
Revenues
Product sales	$3,258	$1,124	$77	$110	$-	$-	$3,335	$1,234
Less: Sales returns	-	-	-	-	-	-	-	-
License fees	-	-	180	-	-	-	180	-
Commercial collaborations	77	313	3	19	-	-	80	332
Contracts and grants	(116)	2,108	403	1,047	-	-	287	3,155
Total revenues	3,219	3,545	663	1,176	-	-	3,882	4,721

Cost of goods sold
Product	3,467	788	17	35	-	-	3,484	823
Commercial collaborations	73	179	-	15	-	-	73	194
Contracts and grants	-	1,392	296	795	-	-	296	2,187
Warranty and inventory reserves	152	253	3	-	-	-	155	253
Total cost of goods sold	3,692	2,612	316	845	-	-	4,008	3,457
Gross (loss) profit	(473)	933	347	331	-	-	(126)	1,264

Operating expenses
Research and development	4,035	3,922	257	66	641	2,830	4,933	6,818
Sales and marketing	2,798	-	-	-	-	3,274	2,798	3,274
General and administrative	588	334	-	29	5,519	5,739	6,107	6,102
Depreciation and amortization	673	1,021	57	202	283	227	1,013	1,450
Loss on disposal of assets	18	18	-	68	-	-	18	86
Total operating expenses	8,112	5,295	314	365	6,443	12,070	14,869	17,730
(Loss) income from operations	(8,585)	(4,362)	33	(34)	(6,443)	(12,070)	(14,995)	(16,466)

Other income (expense)
Interest expense	(3)	(1)	-	-	(152)	(12)	(155)	(13)
Interest income	-	-	-	-	-	79	-	79
Change in market value of warrants	-	-	-	-	346	-	346	-
Loss on foreign exchange	-	-	-	-	(5)	(2)	(5)	(2)
Total (expense) other income, net	(3)	(1)	-	-	189	65	186	64
(Loss) income from continuing operations	(8,588)	(4,363)	33	(34)	(6,254)	(12,005)	(14,809)	(16,402)
Gain from discontinued operations	-	-	-	124	-	-	-	124
Net (loss) income	(8,588)	(4,363)	33	90	(6,254)	(12,005)	(14,809)	(16,278)
Less: Net gain attributable to noncontrolling interests	-	-	-	5	-	-	-	5
Net (loss) income attributable to Altair Nanotechnologies Inc.	$(8,588)	$(4,363)	$33	$95	$(6,254)	$(12,005)	$(14,809)	$(16,273)

Amounts attributable to Altair Nanotechnologies Inc. shareholders:
(Loss) income from continuing operations	$(8,588)	$(4,363)	$33	$(34)	$(6,254)	$(12,005)	$(14,809)	$(16,402)
Gain from discontinued operations	-	-	-	129	-	-	-	129
Net (loss) income	$(8,588)	$(4,363)	$33	$95	$(6,254)	$(12,005)	$(14,809)	$(16,273)

Revenues

Power and Energy Group revenue for the nine months ending September 30, 2011 was $3.2 million compared to $1.1 million for the nine months ending September 30, 2010.  This increase is primarily due to an increase of $2.1 million in product sales, offset by a decrease of $2.2 million in contracts and grants revenue.  The increase in product sales was due primarily to the sale of $1.7 million of product to YTE during 2011.  Contracts and grants revenue decreased from $2.1 million during the nine months ending September 30, 2010 to ($116,000) in the nine months ending September 30, 2011 as a result of the completion of our ONR II contract in 2010.

All Other contracts and grants revenue for the nine months ending September 30, 2010 and 2011 was from our ARO nanosensor grant with the U.S. Army.  Our portion of this contract was completed as of December 31, 2010, with pass-through revenues from a subcontractor continuing through June 30, 2011.

Cost of Goods Sold

In the Power and Energy Group the product cost of goods sold increased to $3.7 million for the nine months ended September 30, 2011 as compared to $2.6 million for the same period in 2010, due primarily to the product sales to YTE during 2011.  The cost of goods sold associated with the YTE product sales during the first quarter of 2011 was higher than the revenue generated by those product sales.  This was the primary reason for the gross loss of $473,000 in the first nine months of 2011, as compared to a gross profit of $933,000 during the same period in 2010.  We sold this product to YTE at less than our cost in order to expose our products to the potentially large China economic market.

It is important to note that our gross margins in any quarter are not indicative of future gross margins.  At this early stage of development, our product mix, volume, per-unit pricing and cost structure may change significantly from quarter to quarter, and our margins may expand or contract depending upon the mix and timing of orders in future quarters.  In general, we expect our margins to increase as our volume of business increases and we completely transition from product prototypes to commercial, scalable manufacturing processes.

Operating Expenses

Consolidated operating expenses were down $2.9 million or 16%, to $14.9 million during the nine months ending September 30, 2011 as compared to $14.9 million in the nine months ending September 30, 2010.  This reduction is the result of constrained spending in all areas of the company that do not affect current or near-term customer contracts.

Other Income

During the nine months ending September 30, 2011 we had a $346,000 decrease in market value of our warrant liability originally recorded on March 30, 2011.  This change resulted in a corresponding gain reflected in the statement of operations.

Net Loss

The net loss attributable to Altair Nanotechnologies, Inc. for the nine months ended September 30, 2011 totaled $14.8 million ($0.38 per share) compared to a net loss of $16.3 million ($0.61 per share) in the first nine months of 2010.

Years Ended December 31, 2010, 2009, and 2008

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Power and Energy Group			All Other			Corporate			Consolidated
	Twelve Months Ended			Twelve Months Ended			Twelve Months Ended			Twelve Months Ended
	December 31,			December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008
Revenues
Product sales	$3,232	$636	$428	$311	$309	$329	$-	$-	$-	$3,543	$945	$757
Less: Sales returns	-	(113)	-	-	(71)	-	-	-	-	-	(184)	-
License fees	-	-	-	-	750	-	-	-	-	-	750	-
Commercial collaborations	322	1,405	917	42	5	1,090	-	-	-	364	1,410	2,007
Contracts and grants	2,602	1,321	2,730	1,321	129	232	-	-	-	3,923	1,450	2,962
Total revenues	6,156	3,249	4,075	1,674	1,122	1,651	-	-	-	7,830	4,371	5,726

Cost of goods sold
Product	2,589	915	105	73	39	78	-	-	-	2,663	954	183
Commercial collaborations	180	781	1,418	14	-	1,031	-	-	-	194	781	2,449
Contracts and grants	1,504	1,039	1,768	1,031	81	210	-	-	-	2,534	1,120	1,978
Warranty and inventory reserves	409	198	(2,865)	-	-	-	-	-	-	409	198	(2,865)
Total cost of goods sold	4,682	2,933	426	1,118	120	1,319	-	-	-	5,800	3,053	1,745
Gross profit	1,474	316	3,649	556	1,002	332	-	-	-	2,030	1,318	3,981

Operating expenses
Research and development	5,076	6,210	8,096	353	94	2,140	2,783	3,085	2,757	8,212	9,389	12,993
Sales and marketing	-	-	-	-	-	-	4,051	2,894	2,969	4,051	2,894	2,969
General and administrative	346	168	230	97	2	368	7,109	7,626	9,239	7,552	7,796	9,837
Depreciation and amortization	1,349	1,320	1,281	216	531	628	331	184	167	1,896	2,035	2,076
Notes receivable extinguishment	-	-	-	-	-	-	-	-	1,722	-	-	1,722
Settlement and release	-	-	-	-	-	-	-	-	3,605	-	-	3,605
Loss on diposal of assets	770	-	-	-	-	-	-	-	-	770	-
Total operating expenses	7,541	7,698	9,607	666	627	3,136	14,274	13,789	20,459	22,481	22,114	33,202
Loss from operations	(6,067)	(7,382)	(5,958)	(110)	375	(2,804)	(14,274)	(13,789)	(20,459)	(20,451)	(20,796)	(29,221)

Other income (expense)
Interest expense	(6)	(5)	-	-	-	-	(13)	(102)	(97)	(19)	(107)	(97)
Interest income	-	-	-	-	-	-	101	188	982	101	188	982
Realized (loss)/gain on investment	-	-	-	(95)	869	-	(1,950)	(18)	(89)	(2,045)	851	(89)
Loss on foreign exchange	-	-	-	-	-	-	(1)	(2)	(10)	(1)	(2)	(10)
Total other (expense) income, net	(6)	(5)	-	(95)	869	-	(1,863)	66	786	(1,964)	930	786
Loss from continuing operations	(6,073)	(7,387)	(5,958)	(205)	1,244	(2,804)	(16,137)	(13,723)	(19,673)	(22,415)	(19,866)	(28,435)
Gain from discontinued operations	-	-	-	124	(2,065)	(905)	-	-	-	124	(2,065)	(905)
Net loss	(6,073)	(7,387)	(5,958)	(81)	(821)	(3,709)	(16,137)	(13,723)	(19,673)	(22,291)	(21,931)	(29,340)
Less: Net loss attributable to noncontrolling interests	-	-	-	5	619	272	-	-	-	5	619	272
Net loss attributable to Altair Nanotechnologies Inc.	$(6,073)	$(7,387)	$(5,958)	$(76)	$(202)	$(3,437)	$(16,137)	$(13,723)	$(19,673)	$(22,286)	$(21,312)	$(29,068)

Amounts attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(6,073)	$(7,387)	$(5,958)	$(205)	$1,244	$(2,804)	$(16,137)	$(13,723)	$(19,673)	$(22,415)	$(19,866)	$(28,435)
Gain from discontinued operations	-	-	-	129	(1,446)	(633)	-	-	-	129	(1,446)	(633)
Net loss	$(6,073)	$(7,387)	$(5,958)	$(76)	$(202)	$(3,437)	$(16,137)	$(13,723)	$(19,673)	$(22,286)	$(21,312)	$(29,068)

Fiscal Year 2010 vs. 2009

Revenues

Total revenues for the year ended December 31, 2010 were $7.8 million, up 79% from $4.4 million for 2009.  Power and Energy Group revenue increased $3.0 million from $3.2 million in 2009 to 6.2 million in 2010.  This was due primarily to $2.0 million of increased battery module sales to Proterra and a $1.4 million increase in revenue from our Office of Naval Research (ONR) contract, offset by $744,000 in non-recurring revenues in 2009 with BAE Systems.  The ONR contract was completed as of December 31, 2010.

All Other contracts and grants revenue increased $1.2 million from $129,000 in 2009 to $1.3 million in 2010 due to our U.S. Army nanosensor contract.

Cost of Goods Sold (“COGS”)

Product COGS in the Power and Energy Group increased from $915,000 in 2009 to $2.6 million in 2010 primarily from increased battery module sales to Proterra. Commercial collaborations COGS in the Power and Energy Group dropped from $781,000 in 2009 to $180,000 in 2010 due primarily to the nonrecurring contract with BAE Systems during 2009.  Contract and grants COGS in the Power and Energy Group increased from $1 million in 2009 to $1.5 million in 2010 related primarily to the $1.4 million increase in revenue from our Office of Naval Research contract.

All Other contracts and grants COGS increased from $81,000 in 2009 to $1 million in 2010 due to our U.S. Army nanosensor contract.

Operating Expenses

Total research and development expenses decreased $1.2 million or 13% from $9.4 million in 2009 to $8.2 million in 2010.  Power and Energy Group research and development expenses decreased $1.1 million from $6.2 million in 2009 to $5.1 million in 2010.  Both trends were due to the transfer of more costs to cost of good sold that directly related to our Office of Naval Research and U.S. Army nanosensor contracts.

Total sales and marketing expenses increased $1.2 million or 40% from 2009 to 2010 as the result of our effort to enhance our sales penetration into our target markets of electricity generation and distribution and electric buses.

Total general and administrative costs were down $244,000 or 3% from 2009 to 2010 as the result of our focus on company-wide cost controls.

Loss on disposal of assets of $770,000 during 2010 resulted from the early retirement of various production and research and development-related assets no longer used in our Power and Energy Group.

Other Income and Expense

The $2 million realized loss on investments during 2010 resulted primarily from the sale of our auction rate securities ($1.95 million).

Net Loss

Overall net loss of $22.3 million in 2010 versus the overall net loss of $21.3 million during 2009 was the result of our transitions in 2010 described above.  Overall this transition consisted of eliminating our defense and performance materials businesses as we focused on growing our Power and Energy Group business.

Fiscal Year 2009 vs. 2008

Revenues

Total revenues for the year ended December 31, 2009 were $4.4 million compared to $5.7 million for 2008.

Power and Energy Group revenue for the year ended December 31, 2009 was $3.2 million compared to $4.1 million for 2008.  This decrease is attributable to our shift from lower margin contracts and grants revenues partially offset by higher product sales and commercial collaboration revenues, primarily with electric bus manufacturer Proterra, LLC.  Contracts and grants revenue was down $1.4 million from 2008 to 2009.  This was due primarily to the completion of the ONR I contract in November 2008 and the ramp up of the ONR II contract starting in June 2009.

All Other revenues for the year ended December 31, 2009 was $1.1 million compared to $1.7 million in 2008.  This net decrease was primarily from $1.1 million in reduced commercial collaboration revenue from several customers, netted with a $750,000 one-time license fee revenue from Spectrum Pharmaceuticals in 2009.

Operating Expenses

Power and Energy Group cost of goods sold increased $2.5 million in the Power and Energy Group from $0.4 million in 2008 to $2.9 million in 2009.  The warranty and inventory reserves increased from a credit of $2.9 million in 2008 to $198,000 in expense in 2009.  The $2.9 million credit in 2008 resulted from an agreement effective July 2008 with Phoenix Motorcars, whereby the 2007 purchase and supply agreement was terminated and the parties resolved all outstanding issues with respect to the warranty associated with the 47 battery packs sold in 2007. The $198,000 expense in 2009 includes a $71,000 inventory valuation allowance primarily associated with the cell manufacture issue previously described.

Total research and development expense decreased by $3.6 million, or 28%, from $13.0 million in 2008 to $9.4 million 2009.  Power and Energy Group research and development costs decreased $1.9 million from $8.1 million in 2008 to $6.2 million in 2009 associated with the completion of grant work in 2008.  Research and development costs for All Other operations decreased by $2.0 million attributable to a shift in focus and realignment of resources from Life Sciences and Performance Materials to the battery production arena.  The Corporate segment research and development expenses primarily reflect the personnel and operating costs associated with our science and technology group which supports the Company’s overall research and development efforts.

Notes receivable extinguishment expense of $1.7 million in 2008 relates to an agreement effective July 2008 with Phoenix Motorcars, whereby all accounts receivable and notes receivable relating to the 2007 Purchase and Supply Agreement were cancelled.

Settlement and release expense of $3.6 million in 2008 resulted from a settlement agreement with Al Yousuf LLC related to claims associated with their November 2007 investment in the Company.

Total sales and marketing remained relatively flat at $2.9 million in 2009 compared to $3.0 million in 2008.

Total general and administrative expenses decreased by $2.0 million, from $9.8 million in 2008 to $7.8 million in 2009.  This decrease is related to the separation expenses related to our former President and Chief Executive Officer that were incurred in February 2008, and due to strict cost containment in this area of the business during 2009.

Other Income and Expense

Interest income decreased by $794,000, or 81%, from 2008 to 2009.  On average, a higher average level of cash during 2008 than in 2009 and lower interest rates in 2009 drove this reduction.

Interest expense remained flat at approximately $100,000 for 2008 and 2009.

Realized gain (loss) on investments increased from an $89,000 loss in 2008 to an $851,000 gain in 2009.  This $851,000 gain in 2009 arose primarily from the sale of 240,000 shares of Spectrum common stock at a higher market price than recorded on our books when the stock was originally received as payment from Spectrum for the achievement of certain contract milestones.

Net Loss

The net loss for the year ended December 31, 2009 totaled $21.3 million compared to a net loss of $29.1 million for the year ended December 31, 2008.

Power and Energy Group net loss for the year ended December 31, 2009 was $7.4 million compared to a net loss of $6.0 million in 2008.  This increased loss was due to a shift away from low margin contracts and grants revenue in 2009 and only partially offset by increased product sales and commercial collaborations revenues, and the $2.9 million product warranty credit in 2008.

The net loss of Corporate for the year ended December 31, 2009 was $13.7 million compared to a net loss of $19.7 million in 2008.  This decrease is primarily related to a number of one-time expenses reflected in the 2008 results including the costs associated with the Al Yousuf LLC settlement, the Phoenix notes receivable extinguishment and the separation expenses related to our former President and Chief Executive Officer, netted with the 2009 AlSher Titania asset impairment as described above.

Quantitative and Qualitative Disclosures about Market Risk

We do not have any derivative instruments, commodity instruments, or other financial instruments for trading or hedging purposes, nor are we presently at material risk for changes in interest rates on foreign currency exchange rates.  Although we do not speculate on the currency markets, we will on occasion enter into currency hedging contracts to minimize our risk associated with currency rate fluctuations when purchasing from a foreign supplier in a foreign currency.

MANAGEMENT AND COMPENSATION INFORMATION

Directors

Certain information with respect to directors of the Company is set forth in the table below:

Name & Province/State and Country	Office with Company	Period of Service as a Director	Number of common shares Beneficially Owned or Over Which Control or Direction is Exercised as of December 31, 2011 (1)
Yincang Wei Zhuhai, Guangdong, China	Director (B)	July 22, 2011	37,036,807(2)
Guohua Sun Zhuhai, Guangdong, China	Director (B)	July 22, 2011	37,036,807(2)
Simon Xue Zhuhai, Guangdong, China	Director	August 4, 2011	None
Jun Liu British Columbia ,Canada	Director (B)	July 22, 2011	None
Liming Zou British Columbia, Canada	Director	July 22, 2011	None
H. Frank Gibbard	Director and Chief Executive Officer	September 18, 2011	None
Hong Guo	Director (A)	October 15, 2011	None
Alexander Lee	Director (A)	June 2006	None(3)
Zhigang (Frank) Zhao Beijing, China	Director (A)	July 22, 2011	None
(A) Members of the Audit Committee.
(B)  Members of the Compensation, Governance and Nominating Committee.

(1)
The information as to common shares beneficially owned or over which control or direction is exercised is not within the knowledge of the Company and has been furnished by the respective nominees individually.  This information includes all common shares issuable pursuant to the exercise of options that are exercisable within 60 days of December 31, 2011.  This information does not include any common shares subject to options that are not exercisable within 60 days of December 31, 2011 or subject to options that vest only upon the occurrence of events, such as a rise in the market price of the common shares, outside of the control of the optionee.

(2)
Represents shares owned of record by Energy Storage Technology (China) Group Ltd, a Hong Kong corporation.  Such shares are beneficially owned by Energy Storage Technology (China) Group Ltd, a Hong Kong corporation, Canon Investment Holdings Limited, a Hong Kong corporation, Mr. Yincang Wei, the Executive Director and sole stockholder of Canon,  Zhuhai Jiamei Energy Technology Co., Ltd., a company organized under the laws of China, and Zhuhai Yintong Energy Co., Ltd., a Hong Kong corporation.   Yingang Wei and Guohua Sun have voting and investment power with respect to such shares. Information based on a Schedule 13D filed by such persons on October 12, 2011.

(3)
As an employee of Al Yousuf LLC, Mr. Lee assigns any common shares subject to options or common share awards earned in connection with his Director’s seat to Al Yousuf LLC.  As such, Mr. Lee does not have voting or disposition rights over the common shares awarded to him.

Set forth below is certain information with respect to each of the directors of the Company.

Yincang Wei
Age:	51
Director Since:	July 2011
Committees:	Compensation, Governance and Nominating Committee
Principal Occupation:	Chairman, Canon Investment Holdings Limited, Zhuhai Yintong Energy Company Ltd. and Guangdong Yintong Investment Holdings Group Co., Ltd.
Experience:
Mr. Wei Yincang has served as the chairman of Canon Investment Holdings Limited, Zhuhai Yintong Energy Company Ltd. and Guangdong Yingtong Investment Holdings Group Co., Ltd. from 2004 until the present time.  Prior to that, Mr. Wei served as the chairman of Nan-Ming-He Iron Ore Limited, a company engaged in the business of iron mine operations.  Mr. Wei also previously served in various senior management positions at Hebei Yinda Transportation Industrial Group, Hong Kong Dalong Investment Holdings Limited, Transportation Industrial Group Corporation, and Transportation Safety Equipment Factory.
Mr. Wei graduated from Xi’an Highway University with a degree in engineering.  Mr. Wei has also pursued further education in Transportation Management and Vehicle Inspection and Testing at Xi’an Highway University.

Specific Qualifications
Mr. Wei was appointed to the Board pursuant to a covenant in an agreement between the Company and Canon.  Pursuant to the covenant, the Board of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint five directors nominated by Canon.

Guohua Sun
Age:	34
Director Since:	July 2011
Committees:	Compensation, Governance and Nominating Committee
Principal Occupation:	General Manager, Canon Investment Holdings Limited and Guangdong Yintong Investment Holdings Group Co., Ltd; Director, Zhuhai Yintong Energy Company Ltd.
Experience:
Mr. Sun has served as the General Manager of Canon Investment Holdings Limited and Guangdong Yintong Investment Holdings Group Co., Ltd. from April 2005 to the present and also currently serves as a director of Zhuhai Yintong Energy Company Ltd.  Prior to that, Mr. Sun served as General Manager of Beijing Yinda Transportation Investment Limited from 2003 to 2005, prior to that time, as Vice General Manager from 2001 to 2003.  Mr. Sun also served as Vice General Manager of Nan-Ming-He Iron Ore Limited from 2001 to 2003.
Mr. Sun graduated with a degree in business administration from Handan University and with a master’s degree in business administration from the University of Wales.

Specific Qualifications
Mr. Sun was appointed to the Board pursuant to a covenant in an agreement between the Company and Canon.  Pursuant to the covenant, the Board of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint five directors nominated by Canon.

H. Frank Gibbard
Age:	70
Director Since:	September 2011
Committees:	None
Principal Occupation:	President and Chief Executive Officer of the Company

Experience:
Dr. Gibbard was appointed President and Chief Executive Officer of the Company in September 2011. Prior to joining the Company, Dr. Gibbard worked as a technical consultant conducting research and development on lithium ion batteries, direct methanol fuel cells, and redox flow batteries for bulk energy storage, as President of Gibbard Research and Development Corporation beginning in 2003 through his appointment with Altair as well as from 1995 to 1996.  From 1996 to 2003, Dr. Gibbard served as Chief Executive Officer of H Power Corporation, taking that company from startup through initial public stock offering and commercial production of products.  From 1991 to 1995, Dr. Gibbard served as Vice President of R&D and Advanced Engineering of Duracell Inc.  Dr. Gibbard also worked for Power Conversion Inc. (1986–1991) as Vice President Technology and for Gould Inc. (1976–1986) as a Program Manager and Corporate Fellow.
Dr. Gibbard earned a B.S. in Chemistry from the University of Oklahoma and a Ph.D. in Physical Chemistry from the Massachusetts Institute of Technology.

Specific Qualifications
Dr. Gibbard's  appointment as a director is based upon his status as the Chief Executive Officer of the Company, his expertise and experience in the battery industry and his management and leadership experience.

Jun Liu
Age:	55
Director Since:	July 2011
Committees:	Compensation, Governance and Nominating Committee
Principal Occupation:	General Manager, Vantech Enviro Plastics Corp. Canada
Experience:
Mr. Liu currently serves as the General Manager of Vantech Enviro Plastics Corp. Canada, a company focused on the development and production of plastic film products.  Mr. Liu previously served as Marketing and Sales Director for Morgan Grandview Group (Canada) from November 2008 to October 2009.  In this position Mr. Liu had primary responsibility for marketing development, business management, and product sales in Canada and the United States.  Mr. Liu served as Account Manager and then as Authorized Supervisor at JNE (Canada) from September 2004 to December 2007.
Mr. Liu earned his bachelor’s degree in chemistry from Beijing University and a certificate of executive in marketing strategy from the State University of New York at Buffalo.

Specific Qualifications
Mr. Liu was appointed to the Board pursuant to a covenant in an agreement between the Company and Canon.  Pursuant to the covenant, the Board of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint five directors nominated by Canon.

Liming Zou
Age:	47
Director Since:	July 2011
Committees:	None
Principal Occupation:	Chief Executive Officer, YuView Holdings Ltd.
Experience:
Since 2009, Mr. Zou has served as the Chief Executive Officer of YuView Holdings Ltd.  Mr. Zou previously served as Vice President for Asian Coast Development Ltd. from 2007 to 2008.  In this position Mr. Zou had primary responsibility for marketing and business development in China.  Mr. Zou served as Executive Director of SI-TECH Information Technology Ltd. from 2005 to 2007, where he was responsible for corporate financing and mergers & acquisitions.  From 2004 to 2005, Mr. Zou served as a Director of Confederal Finance Corp.
Mr. Zou earned his bachelor’s degree in science from Beijing University of Post and Telecommunications and earned his master’s degree in science from the Graduate School of China Academy of Posts & Telecommunications.  He also earned a master’s degree in business administration from the Richard Ivey School of Business at the University of Western Ontario, Canada.

Specific Qualifications
Mr. Zou was appointed to the Board pursuant to a covenant in an agreement between the Company and Canon.  Pursuant to the covenant, the Board of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint five directors nominated by Canon.

Simon Xue
Age:	58
Director Since:	August 2011
Committees:	None
Principal Occupation:	Chief Executive Officer Yintong Energy Co., Ltd.
Experience:
Dr. Xue has served as the chief executive officer of Zhuhai Yintong Energy Co., Ltd, a subsidiary of Canon Investment Holdings Ltd. since 2010. Dr. Xue has worked in the battery industry for almost two decades and has held positions at Ultralife, Duracell, B&K Electronics Co., Ltd., Valence Energy-Tech (Suzhou) Co., A123 Systems Inc. and International Battery Inc. He enjoys an extensive reputation in the whole product chain of lithium ion battery in China, including materials, equipment, cell manufacturing and testing. He has authored or co-authored over 50 scientific articles, 12 patents relevant to battery chemistry and materials and participated, presented and hosted more than 30 battery or material related international conferences.
Dr. Xue completed his Ph.D. program in Solid State Chemistry in McMaster University in 1992.

Specific Qualifications
Mr. Xue was appointed to the Board pursuant to a covenant in an agreement between the Company and Canon.  Pursuant to the covenant, the Board of the Company is required, except where legal or fiduciary duties would require otherwise, to appoint five directors nominated by Canon.

Alexander Lee
Age:	43
Director Since:	2009
Committees:	Audit Committee
Principal Occupation:	Managing Director of Al Yousuf, LLC
Experience:
Mr. Lee is a managing director of Al Yousuf, LLC, a Dubai-based company that operates a range of businesses in the electronics, information technology, transportation and real estate sectors. Mr. Lee joined Al Yousuf, LLC as a managing director in December 2009. From September 2009 to October 2009, Mr. Lee was president and chief operating officer of Phoenix Cars, LLC, an Al Yousuf, LLC entity that in September 2009 acquired assets from Phoenix MC, Inc., a developer of electric vehicles which filed for Chapter 11 bankruptcy in April 2009.  From February 2009 to August 2009, Mr. Lee was the president and chief operating officer of Phoenix MC, Inc. Mr. Lee joined Phoenix MC, Inc. in January 2008 as its executive vice president, and he served as its executive vice president and chief operating officer from March 2008 to February 2009. Prior to Phoenix MC, Inc., Mr. Lee worked at Rapiscan Systems, a developer, manufacturer and distributor of x-ray, gamma-ray and computed tomography products. Mr. Lee was vice president of strategic planning at Rapiscan from February 2006 to December 2007. Mr. Lee joined Rapiscan as the head of its government contracts and proposals group in October 2003.
Mr. Lee earned a bachelor of arts degree from Brown University and a juris doctorate degree from the King Hall School of Law at University of California Davis.

Specific Qualifications
Mr. Lee was appointed to the Board of Directors pursuant to a covenant in the Stock Purchase and Settlement Agreement with Al Yousuf, LLC, as amended.  Pursuant to the covenant, the Board of Directors is required, except where legal or fiduciary duties would require otherwise, to appoint one persons to the Board of Directors nominated by Al Yousuf.

Hong Guo
Age:	45
Director Since:	October 2011
Committees:	Audit Committee
Principal Occupation:	Attorney at Guo Law Corporation in Richmond, BC, British Columbia
Experience:
Ms. Guo has worked as an attorney in private practice at Guo Law Corporation in Richmond, BC, British Columbia since May 2009. From November 2005 to April 2009, and from June 1999 to February 2002, Ms. Guo was an associate with the Merchant Law Group. From February 2002 to October 2005, Ms. Guo was a partner at the Derun Law Firm and in house counsel for XinDe Holdings Limited, a joint venture between Citic Group and Siemens.
  Ms. Guo earned a B.A. in History from Beijing University, an M.A. in Sociology from University of Regina in Saskatchewan and an L.L.B. from the University of Windsor College of Law in Ontario.

Specific Qualifications	Ms. Guo was appointed to the Board of Directors because of her knowledge of Canadian law, her legal background generally and her experience working with Chinese and North American ties.
Zhigang (Frank) Zhao
Age:	51
Director Since:	July 2011
Committees:	Audit Committee
Principal Occupation:	Chief Financial Officer, KingMed Diagnostics
Experience:
Mr. Zhao currently serves as chief financial officer for KingMed Diagnostics, an independent medical testing service company.  Prior to joining KingMed in January 2011, Mr. Zhao served as chief financial officer for Simcere Pharmaceutical Group (NYSE: SCR) from October 2006 to January 2011.  Mr. Zhao served as chief financial officer for Sun New Media/Hurray in China from September 2005 to October 2006, as controller for Faro Technology (Nasdaq: FARO) in the United States from September 2003 to August 2005, and as vice president of finance for 800 Travel (USA), an Introwest Company from June 1997 to August 2003.  Prior to that, Mr. Zhao worked at Price Waterhouse Coopers in the United States as a senior auditor from September 1993 to May 1997.
Mr. Zhao earned his bachelor’s degree in economics from Beijing University and his master of business administration from the University of Hartford. Mr. Zhao is a member of the American Institute of Certified Public Accountants.

Other Directorships	Zuoan Fashion (NYSE: ZA), a clothing and design company.
Specific Qualifications
Mr. Zhao’s appointment as a director is based on his accounting and financial services expertise, his management experience and his experience in overseeing public companies with ties to both the United States and China

Executive Officers

The executive officers of the Company are H. Frank Gibbard, Stephen B. Huang, Bruce J. Sabacky, C. Robert Pedraza, Daniel Voelker, and Tom Kieffer.  Information regarding H. Frank Gibbard is presented in “Directors” immediately above.  Certain information regarding Messrs. Huang, Sabacky, Pedraza, Voelker, and Kieffer follows.

Stephen B. Huang
Age:	38
Principal Occupation:	Vice President, Chief Financial Officer and Secretary of the Company
Experience:
Mr. Huang was appointed as Vice President and Chief Financial Officer of the Company in September 2011. Prior to joining the Company, Mr. Huang served as Chief Financial Officer Consultant to Robert Half International, Inc. where he provided interim and consulting CFO, project leadership, and advisory services to a variety of clients from September 2010 through his appointment with the Company.  From February 2010 through September 2010, Mr. Huang served as Chief Financial Officer of Unigen Corporation.  From December 2005 through January 2010, Mr. Huang served as Chief Financial Officer, Corporate Secretary and Vice President of Penguin Computing, Inc.  Mr. Huang also worked for Candescent Technologies Corporation (1999–2005) as a Corporate Officer, Vice President Finance, and Corporate Controller, for Intel Corporation (1998–1999) as a Manager, Corporate Finance, for Innovative Interfaces, Inc. (1995–1998) as Assistant Corporate Controller, and for Great Western Financial Corporation (1992–1995) as a Banker, Analyst.
Mr. Huang received his bachelor’s degree in Business Administration (Finance and Accounting) from San Francisco State University, College of Business.

Bruce J. Sabacky
Age:	59
Principal Occupation:	Chief Technology Officer of the Company
Experience:
Dr. Sabacky was appointed Chief Technology Officer of the Company in June 2006.   Dr. Sabacky was appointed Vice President of Research and Engineering for Altairnano, Inc., the operating subsidiary through which the Company conducts its nanotechnology business, in October 2003.  Dr. Sabacky joined Altairnano, Inc. in January 2001 as Director of Research and Engineering.  Prior to that, he was the manager of process development at BHP Minerals Inc.’s Center for Minerals Technology from 1996 to 2001, where he was instrumental in developing the nanostructured materials technology.  Dr. Sabacky was the technical superintendent for Minera Escondida Ltda. from 1993 to 1996 and was a principal process engineer with BHP from 1991 to 1993.  Prior to that, he held senior engineering positions in the minerals and metallurgical industries.
Dr. Sabacky obtained a bachelor of science and a master of science degree in metallurgical engineering from the South Dakota School of Mines and Technology and a doctor of philosophy degree in materials science & mineral engineering with minors in chemical engineering and mechanical engineering from the University of California, Berkeley.

C. Robert Pedraza
Age:	48
Principal Occupation:	Vice President of Corporate Strategy for the Company
Experience:
Mr. Pedraza joined the Company in July 2005 as Vice President - Strategy and Business Development.  He was then appointed as Vice President, Corporate Strategy in June 2008.  Mr. Pedraza founded Tigré Trading, an institutional equity trading boutique which facilitated transactions for hedge funds and assisted in fund raising from July 2002 through May 2005. Prior to that Mr. Pedraza held senior sales roles with Fidelity Investments Institutional Services Company, Alliance Capital Management L.P., Compass Bancshares, Inc. and Prudential-Bache Securities, Inc.
Mr. Pedraza received his bachelor’s degree in business and economics from Lehigh University where he was a recipient of the Leonard P. Pool Entrepreneurial Scholarship. He also completed the Graduate Marketing Certificate Program at the Southern Methodist University Cox School of Business.

Tom Kieffer
Age:	52
Principal Occupation:	Vice President of Marketing and Sales for the Company
Experience:
Prior to joining the Company in March 2010, Mr. Kieffer served as the executive director of customer support excellence and brand from 2005 through March 2009 for Cummins Inc., responsible for corporate brand strategy and identity. Cummins Inc. is a global corporation that designs, manufactures, distributes and services engines and related technologies, including electrical power generation systems, fuel systems, controls, air handling, filtration and emission solutions with 2008 revenues of $14 billion.  From 2001 through the end of 2005, Mr. Kieffer was executive director of engine business marketing for Cummins Inc., and from 1999 through 2000, Mr. Kieffer was executive director of engine business automotive marketing for Cummins Inc. From 1996 to 1998, Mr. Kieffer was general manager responsible for Cummins Inc’s $250 million global commercial relationship with PACCAR, a major truck manufacturer. From 1993 through 1995, Mr. Kieffer was director of industrial markets with responsibility for Cummins Inc.’s Original Equipment Manufactures (OEM) and North American field sales organizations servicing construction, mining, and agriculture markets.

Mr. Kieffer obtained a bachelor of science in industrial engineering from Purdue University, West Lafayette, Indiana and a master of business administration from Indiana University, Bloomington, Indiana.

Certain Relationships and Related Transactions

On July 22, 2011, the Company and Canon completed the sale by the Company, and the purchase by an affiliate of Canon, of 37,036,807 common shares of the Company at a purchase price of $1.5528 per share, or $57.5 million in the aggregate, pursuant to the Share Subscription Agreement dated September 20, 2010 between the Company and Canon. Pursuant to the Share Subscription Agreement, Canon has designated its wholly-owned subsidiary, Energy Storage Technology (China) Group Limited, a company organized under the laws of Hong Kong, as the purchaser of the shares.

As of result of the closing under the Share Subscription Agreement, a change of control in the Company has occurred.   Energy Storage, a subsidiary of Canon, which is owned by Mr. Yincang Wei, owns 53.3% of the outstanding common shares after closing.  In addition, pursuant to the Investor Rights Agreement the Company has granted certain rights to Canon, including (i) rights to proportional representation on the Board of Directors (5 of 9 directors initially), (ii) the right to cause the Company to file a shelf registration statement two years after closing, together with certain demand and piggy-back registration rights, (iii) certain indemnification rights related to the registration rights, and (iv) an option to purchase common shares of the Company at market price in an amount sufficient to maintain proportionate ownership in connection with future dilutive issuances.

In addition to the Share Subscription Agreement and Investor Rights Agreement, the Company, Altairnano and YTE entered into a Conditional Supply and Technology Licensing Agreement (the “Supply Agreement”) on September 20, 2010.  Pursuant to the Supply Agreement, YTE has agreed to purchase nLTO, 11 Ahr battery cells and a 1 megawatt ALTI-ESS system from the Company for an aggregate purchase price of $6.6 million for delivery in 2010 and 2011.   The purchases are subject to certain terms and conditions set forth in the Supply Agreement.   Pursuant to an amendment, YTE’s obligation to purchase the remainder of the nano lithium titanate has been deferred until the parties reach mutually satisfactory resolution on certain technical issues relating to the transfer of technology.  This deferral may be indefinite.  The Supply Agreement also includes an agreement by the Company to license its nLTO manufacturing technology at no cost to the owner of a manufacturing facility in China, as long as the Company owns a majority of the owner of such facility.  In addition, under the Supply Agreement, the Company grants to YTE a license to use the Company’s battery technology to manufacture batteries during a term commencing on the effective date of the Supply Agreement and continuing as long as YTE purchases at least 60 tons of nLTO annually.  The battery technology license is exclusive in China (including Taiwan, Hong Kong and Macau) as long as YTE purchases at least 1,000 tons of nLTO per year after 2010 and is non-exclusive in the remainder of Asia (excluding the Middle East), Australia and New Zealand. YTE is an indirect majority-owned and the primary operating subsidiary of Canon.  Mr. Yincang Wei and Mr. Guohua Sun, each a newly appointed director, are the Chairman and a Director of YTE, respectively.  Dr. Xue has served as the chief executive officer of YTE since 2010.

Compensation, Nominating and Governance Committee

The Compensation, Nominating and Governance Committee discharges the Board of Directors’s responsibilities relating to compensation of the Company’s directors and officers, oversees and monitors the Company’s management in the interest and for the benefit of the stockholders and assists the Board of Directors by identifying and recommending individuals qualified to become directors.  The Compensation, Nominating and Governance Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

Committee Membership and Independence

The members of the Compensation, Nominating and Governance Committee as of the date of this Circular are Yincang Wei, Guohua Sun and Jun Liu, none of whom is independent under NASDAQ’s listing standards.  Because the Company is a controlled company under NASDAQ rules, it is not required to have an independent compensation or nomination process.  The Compensation, Nominating and Governance Committee met four times during 2010, three times in person and one time by telephone.

The charter governing operations of the Compensation, Nominating and Governance Committee was adopted in April 2004, updated in February 2007 and updated again in July 2011, and is available at the Company’s website at www.altairnano.com under “Investors” - “Governance.”

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

The current members of the Compensation, Nominating and Governance Committee are Yincang Wei, Guohua Sun and Jun Liu.  Prior to July 2011, the members of the Compensation, Nominating and Governance Committee were Robert van Schoonenberg (Chair), Alexander Lee and Jon Bengtson. None of such person is currently, or has formerly been, an officer or employee of the Company or any of its subsidiaries.  The Company had no relationship during 2010 requiring disclosure under Item 404 of Regulation S-K with respect to any of the persons who served on the Compensation, Nominating and Governance Committee during 2010; provided, however, as disclosed above under "Certain Relationships and Related Transactions", the Company has entered into the transactions disclosed therein with affiliates of the current members of the Compensation, Nominating and Governance Committee.

(a)           Summary Compensation Table

The following table provides details with respect to the total compensation of the Company’s named executive officers during the years ended December 31, 2010, 2009 and 2008:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards (1) ($) (f)	Non-Equity Incentive Plan Compen-sation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen-sation (3) ($) (i)	Total ($) (j)
Terry Copeland, President, Former Chief Executive Officer and Director	2010	325,000	Nil	Nil	269,880	Nil	Nil	9,750	604,630
	2009	325,000	Nil	Nil	229,057	Nil	Nil	9,750	563,807
	2008	322,302	Nil	Nil	373,451	Nil	Nil	6,750	702,503
John C. Fallini, Former Chief Financial Officer	2010	230,006	Nil	Nil	74,217	Nil	Nil	2,919	307,142
	2009	230,006	Nil	Nil	83,294	Nil	Nil	Nil	313,300
	2008	167,197	Nil	Nil	232,029	Nil	Nil	3,715	402,941
Bruce J. Sabacky, Vice President & Chief Technology Officer	2010	225,000	Nil	Nil	60,723	Nil	Nil	6,750	292,473
	2009	225,000	Nil	Nil	83,294	Nil	Nil	6,750	315,044
	2008	225,001	Nil	Nil	199,232	Nil	Nil	6,750	430,983
Stephen Balogh, Former Vice President Human Resources	2010	193,800	Nil	Nil	60,723	Nil	Nil	5,814	260,337
	2009	192,123	Nil	Nil	83,294	Nil	Nil	5,814	281,231
	2008	192,868	Nil	Nil	131,300	Nil	Nil	5,814	329,982
Daniel Voelker, Vice President Engineering and Operations	2010	205,000	Nil	Nil	89,229	Nil	Nil	6,150	300,379
	2009	205,000	Nil	Nil	166,587	Nil	Nil	6,150	377,737
	2008	*	*	*	*	*	*	*	*

        * Compensation information not reported because such person was not a named executive officer during this calendar year.

(1)
The amounts in column (f) represents the grant date fair value of the stock option awards determined in accordance with Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“FASB ASC Topic 718”) pursuant to the Company’s stock incentive plans.  Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011, Note 11 to the Company’s audited financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010 and in Note 11 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(2)	Represents cash portion of annual incentive bonus earned with respect to indicated fiscal year. Bonuses are generally paid in the subsequent fiscal year.
(3)	Reflects value of matching contributions made by the Company in connection with the 401(k) Plan.

(b)           Grant of Plan-Based Awards Table

The following table provides details with respect to plan-based awards, if any, granted to the named executive officers during the year ended December 31, 2010 (with share and exercise price numbers adjusted to give effect to the Consolidation):

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Under- Lying Options (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($)(3) (j)
		Target ($) (c)	Maxi-mum ($) (d)	Target (#) (e)	Maxi- mum (#) (f)
Terry Copeland, President, Former Chief Executive Officer and Director	1/15/10	Nil	Nil	Nil	Nil	Nil	100,000	4.40	269,880
		156,000	234,000	154,083	231,124	Nil	Nil	Nil	Nil
John C. Fallini, Former Chief Financial Officer	1/15/10	Nil	Nil	Nil	Nil	Nil	27,500	4.40	74,217
		82,802	124,203	81,785	122,677	Nil	Nil	Nil	Nil
Bruce J. Sabacky, Chief Technology Officer	1/15/10	Nil	Nil	Nil	Nil	Nil	22,500	4.40	60,723
		81,000	121,500	80,005	120,007	Nil	Nil	Nil	Nil
Stephen Balogh, Former Vice President Human Resources	1/15/10	Nil	Nil	Nil	Nil	Nil	22,500	4.40	60,723
		69,768	104,652	68,911	103,366	Nil	Nil	Nil	Nil
Daniel Voelker, Vice President Engineering and Operations	1/15/10	Nil	Nil	Nil	Nil	Nil	40,000	4.40	89,229
		73,800	110,700	72,893	109,340	Nil	Nil	Nil	Nil

(1)
Amounts reflect potential, not actual, bonus amounts calculated based on the 2010 annual incentive bonus plan.  The target was based on achieving 100% of the Company performance goal, and the maximum is based on achieving 125% of the Company performance goal, which also is the bonus cap.  The named executive officers were not entitled to receive a bonus at a threshold below the target.  No bonus amounts will be paid out under the 2010 annual incentive bonus plan, as targets were not achieved.

(2)
These options were issued in connection with the 2010 annual grant of options.  As such, the vesting terms were set at 25% to vest in 2011, 25% to vest in 2012, 25% to vest in 2013, and 25% to vest in 2014.

(3)	The amounts in column (j) represent the grant date fair value of stock and option awards determined in accordance with ASC 718 “Stock Compensation” pursuant to the Stock Incentive Plans.

Base Salaries. Base salaries for the named executive officers are established based on the scope of their responsibilities, their skills and their historical and potential contributions to the Company, as well as the compensation paid by benchmarked companies for similar positions. Generally, base salaries are targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at benchmark companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

The base salaries of the named executive officers, and the Company's new Chief Executive Officer and Chief Financial Officer, for 2011 and as of the date of this prospectus are as follows:

Name	2011 Base Salary ($)
Terry M. Copeland, Former President and Chief Executive Officer(1)	325,000
John C. Fallini, Former Chief Financial Officer(1)	230,006
Bruce J. Sabacky, Vice President & Chief Technology Officer	225,000
Daniel Voelker, Vice President Engineering and Operations	205,000
Stephen Balogh, Former Vice President Human Resources	193,800
H. Frank Gibbard, President and Chief Executive Officer(2)	$280,000
Stephen B. Huang, Vice President and Chief Financial Officer(2)	$200,000
(1) Employment terminated in September 2011.
(2) Employment commenced September 2011. Not a named executive officer for 2010.

Annual Incentive Compensation.  During 2010, each named executive officer was eligible for target annual incentive bonuses ranging from 60% to 80% of his base salary, depending on his position.  Of these amounts, 100% was tied to the achievement of corporate goals as follows: a total revenue goal of $13 million (40% weighting), order backlog of $44.5 million (30% weighting), current assets at year end, less short-term investments in available for sale securities, $16.9 million (25% weighting) and a safety OSHA incidence rate of 2.65 (5% weighting), all in line with the Company’s board-approved budget.  The Compensation, Governance and Nominating Committee reserved the discretion to award, or to deny, annual incentive bonuses whether or not performance targets were achieved, as it deemed appropriate.  Decisions with respect to incentive bonuses for 2010 were made at a meeting of the Compensation, Governance and Nominating Committee based upon year-end information on March 25, 2011.  Pursuant to the formula included in the 2010 incentive plan, the Compensation, Governance and Nominating Committee determined that no named executive officer was entitled to a bonus for 2010.

Name	Minimum/Target Incentive Bonus Opportunity (payout as a % of base salary)	Maximum Incentive Bonus Opportunity (payout as a % of base salary)
Terry M. Copeland, Former President, Chief Executive Officer	80	120
John C. Fallini, Former Chief Financial Officer	60	90
Bruce J. Sabacky, Former Vice President & Chief Technology Officer	60	90
Stephen Balogh, Vice President Human Resources	60	90
Daniel Voelker, Vice President Engineering and Operations	60	90

Bonuses would have been paid 60% in cash and 40% in common shares for each named executive officer.

Targets for 2011. With respect to 2011, the Compensation, Governance and Nominating Committee did not approve an annual incentive bonus plan for the named executive officers in anticipation of the change of control that occurred in July 2011.

Dr. Gibbard, the Company's new Chief Executive Officer, is entitled to special year-end performance pay of up to $45,000 based upon personal performance against targets established by the Company’s Board of Directors, which have not been established, and an annual bonus target opportunity in an amount, and based upon corporate measures, to be determined by the Board of Directors.

Mr. Huang, the Company's new Chief Financial Officer, is entitled to special year-end performance pay of up to $25,000 based upon personal performance against targets established by the Company’s Board of Directors, which have not been established, and an annual bonus target opportunity in an amount, and based upon corporate measures, to be determined by the Board of Directors.

(c)           Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2010:

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Un-Exercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Terry Copeland, Former President, Chief Executive Officer and Director	112,500(1)	37,500(1)	Nil	4.14	11/15/2017
	18,750(2)	56,250(2)	Nil	3.72	1/15/2018
	12,500(3)	37,500(3)	Nil	2.18	4/15/2018
	18,750(4)	56,250(4)	Nil	1.80	7/15/2018
	Nil	275,000(5)	Nil	1.22	1/15/2019
John Fallini, Former Chief Financial Officer	37,500(3)	112,500(3)	Nil	2.18	4/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Bruce J. Sabacky, Vice President & Chief Technology Officer	25,000(6)	Nil	Nil	4.07	3/25/2015
	21,504(7)	Nil	Nil	3.42	3/10/2016
	40,000(8)	Nil	Nil	3.42	3/10/2016
	10,570(9)	Nil	Nil	2.63	1/15/2017
	75,000(10)	Nil	Nil	2.63	1/15/2017
	18,750(2)	56,250(2)	Nil	3.72	1/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Stephen Balogh, Former Vice President Human Resources	20,000(8)	Nil	Nil	3.42	3/10/2016
	50,000(6)	Nil	Nil	2.96	7/26/2016
	4,463(9)	Nil	Nil	2.63	1/15/2017
	75,000(10)	Nil	Nil	2.63	1/15/2017
	16,250(2)	48,750(2)	Nil	3.72	1/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Daniel Voelker, Former Vice President Engineering and Operations	12,500(3)	37,500(3)	Nil	2.18	4/15/2018
	Nil	200,000(5)	Nil	1.22	1/15/2019

(1)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on November 15, 2008; 25% vested on November 15, 2009; and 25% vest on November 15, 2010.
(2)	Options vest over four years from date of grant: 25% vested on January 15, 2009; 25% vested on January 15, 2010; 25% vest on January 15, 2011; and 25% vest on January 15, 2012.
(3)	Options vest over four years from date of grant: 25% vested on April 15, 2009; 25% vest on April 15, 2010; 25% vest on April 15, 2011; and 25% vest on April 15, 2012.
(4)	Options vest over four years from date of grant: 25% vested on July 15, 2009; 25% vest on July 15, 2010; 25% vest on July 15, 2011; and 25% vest on July 15, 2012.
(5)	Options vest over four years from date of grant: 25% vest on January 15, 2011; 25% vest January 15, 2012; 25% vest on January 15, 2013; and 25% vest on January 15, 2014.

(6)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on July 26, 2007; 25% vested on July 26, 2008; and 25% vested on July 26, 2009.
(7)	Options vested immediately on the grant date of March 1, 2006.
(8)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on March 10, 2007; 25% vested on March 10, 2008; and 25% vested on March 10, 2009.
(9)	Options vested immediately on the grant date of January 15, 2007.
(10)	Options vest over two years from date of grant: 33% vested immediately; 33% vested on January 15, 2008; and 34% vested on January 15, 2009.

Dr. Gibbard, the Company's new Chief Executive Officer, was granted an option to purchase 400,000 common shares in connection with his appointment.  Mr. Huang, the Company's new Chief Financial Officer, was granted an option to purchase 200,000 common shares in connection with his appointment.

(d)           Option Exercises and Stock Vested

No stock options were exercised by the named executive officers during the fiscal year ended December 31, 2010.  Additionally, no stock awards vested in favor of the named executive officers during the fiscal year ended December 31, 2010.

(e)           Pension Benefits and Non-Qualified Deferred Compensation

The Company does not sponsor, and is not obligated to provide, any benefits under any defined benefit or non-qualified deferred compensation plan.  The Company does provide a limited matching contribution under the 401(k) Plan, as explained in “Compensation Discussion and Analysis” above.

(f)           Potential Payments upon Termination or Change-in-Control

Severance Provisions in Employment Agreements.  The employment agreements of all of the named executive officers provide for termination and change of control benefits as follows:

If the officer’s employment is terminated by the officer for good reason, which includes, among other things, (a) the Company requiring the officer to relocate his place of employment without the officer’s consent, or (b) a material adverse change in the officer’s title, position, and/or duties 90 days before or within one year after a change of control, the officer is entitled to a severance benefit equal to his base salary and health benefits for one year.  This one-year base salary severance benefit will be extended to 16 months if either the officer was required to relocate more than 50 miles in order to commence employment and the termination occurs within two years of commencement of employment, or the officer later consents to a relocation of his employment and the termination occurs within two years of such voluntary relocation.

If the officer’s employment is terminated by the Company without cause, the officer is entitled to a severance benefit equal to his base salary for one year, health benefits for 18 months, and a lump sum bonus payment equal to the product of (a) 60% of his base salary paid for the year in which his termination occurred, multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed during the then-current calendar year and the denominator of which is 365. The one-year base salary severance benefit will be extended to 16 months if either the officer was required to relocate more than 50 miles in order to commence employment and the termination occurs within two years of commencement of employment, or the officer later consents to a relocation of his employment and the termination occurs within two-years of such voluntary relocation.

The officer is not entitled to any severance if his employment is terminated at any time by the Company with cause or by the officer without good reason.

Dr. Copeland’s current base salary was $325,000 per year prior to the termination of his employment in September  2011, which triggered a severance payment obligations; Mr. Fallini’s base salary was $230,006 per year prior to the termination of his employment in September  2011, which triggered a severance payment obligations; Mr. Voelker’s current base salary is $205,000 per year; Mr. Balogh’s current base salary was $193,800 per year prior to the termination of his employment agreement, without severance, on December 9, 2011; and Mr. Sabacky’s current base salary is $225,000 per year.

The employment agreement of Dr. Gibbard, the Company’s new Chief Executive Officer, includes the following severance provisions:  If Dr. Gibbard’s employment is terminated by the Company without cause or by Dr. Gibbard for good reason, which includes, among other things, (a) a material breach by the Company of any of its obligations, duties, agreements, representations or warranties under the employment agreement, (b) the Company requiring Dr. Gibbard to relocate his place of employment without Dr. Gibbard’s consent, or (c) a material adverse change in Dr. Gibbard’s title, position, and/or duties 90 days before or within one year after a change of control, Dr. Gibbard is entitled to a severance benefit equal to (i) his base salary for the remainder of the agreement’s initial two-year term, if the termination occurs prior to the expiration of such term (with a minimum period of four months), or his base salary for a period of two months for each year of employment with the Company if the termination occurs on or after the expiration of the agreement’s initial two-year term, and (ii) health benefits for eighteen months, all subject to any applicable limitations imposed by Section 409A of the Internal Revenue Code.  Dr. Gibbard is not entitled to any severance if his employment is terminated at any time by the Company with cause or by Dr. Gibbard without good reason.

The employment agreement of Mr. Huang, the Company's new Chief Financial Officer, includes the following severance provisions:  If Mr. Huang’s employment is terminated by the Company without cause or by Mr. Huang for good reason, which includes, among other things, (a) a material breach by the Company of any of its obligations, duties, agreements, representations or warranties under the employment agreement, (b) the Company requiring Mr. Huang to relocate his place of employment without Mr. Huang’s consent, or (c) a material adverse change in Mr. Huang’s title, position, and/or duties 90 days before or within one year after a change of control, Mr. Huang is entitled to a severance benefit equal to (i) his base salary for two months if the termination occurs during the six-months following the effective date, or his base salary for a period of two months for each year of employment with the Company if the termination occurs on or after the expiration of the six-month anniversary of the agreement’s effective date, and (ii) health benefits for eighteen months, all subject to any applicable limitations imposed by Section 409A of the Internal Revenue Code.  Mr. Huang is not entitled to any severance if his employment is terminated at any time by the Company with cause or by Mr. Huang without good reason.

Acceleration of Vesting of Options.  The employment agreements of each of the named executive officers, and each Dr. Gibbard the Company's new Chief Executive Officer and Mr. Huang the Company's new Chief Financial Officer,  require that all options and other equity awards granted to the named executive officer provide that the award immediately vests as of the effective date of a “Change of Control Event”.  A “Change of Control Event” is defined in the agreement to mean (a) any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor (other than a transaction effective solely for the purpose of changing the jurisdiction of incorporation of the Company), (b) the sale, transfer or other disposition of all or substantially all of  the Company’s assets to another entity, (c) the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares.  The closing of the common share issuance with Canon qualified as Change of Control Event for each of the named executive officers.

The following table provides information relating to the number of options that are unvested as of December 31, 2010 that would vest immediately for each named executive officer if a change in control event were to have occurred as of December 31, 2010:

Name	Number of Securities Underlying Unvested Options that Would Vest Upon a Change of Control Event
Terry Copeland, President, Former Chief Executive Officer and Director	176,560
John C. Fallini, Former Chief Financial Officer	65,000
Bruce J. Sabacky, Vice President & Chief Technology Officer	50,624
Stephen Balogh, Former Vice President Human Resources	49,374
Daniel Voelker, Vice President Engineering and Operations	83,750

Accrued Leave. Upon termination of employment, an employee is entitled to receive the dollar value of accrued vacation leave but not medical leave.  As of December 31, 2010, each of the named executive officers would have been entitled upon termination of employment to receive the following dollar amount in exchange for accrued, but unused vacation leave:

Name	Accrued Vacation Leave ($)
Terry M. Copeland, Former President, Chief Executive Officer and Director	18,331
John C. Fallini, Former Chief Financial Officer	9,253
Bruce J. Sabacky, Vice President & Chief Technology Officer	51,923
Stephen Balogh, Former Vice President Human Resources	1,365
Daniel Voelker, Vice President Engineering and Operations	9,069

(g)           Director Compensation

The following table presents information regarding the compensation for the fiscal year ended December 31, 2010 of all persons who served as directors of the Company during 2010, except for Terry Copeland, Former President and Chief Executive officer, whose compensation is described in the previous tables:

Name (a)	Fees Earned Or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compen-sation ($) (g)	Total ($) (h)
Jon N. Bengtson*	53,000	53,323	Nil	Nil	Nil	Nil	106,323
Hossein Asrar Haghighi*	25,000	53,323(4)	Nil	Nil	Nil	Nil	78,323
George E. Hartman*	31,000	53,323	Nil	Nil	Nil	Nil	84,323
Pierre Lortie*	107,000	53,323	Nil	Nil	Nil	Nil	160,323
Robert van Schoonenberg*	53,000	53,323	Nil	Nil	Nil	Nil	106,323
Alexander Lee	29,000	53,323(4)	Nil	Nil	Nil	Nil	82,323
* No longer serves as a director of the Company.

(1)
During 2010, the Company paid all directors who are not employees of the Company a fee of $6,250 per quarter. In addition, directors who are not employees and provide service in the following positions received the following additional fees:

Position                                                  Additional Compensation
Chairman of the Board                                                                               $4,000 per quarter
Audit Committee Chair                                                                               $3,000 per quarter
Compensation, Governance and Nominating Committee Chair            $2,000 per quarter
                Audit Committee                                                                                          $1,500 per quarter
Compensation, Governance and Nominating Committee                      $1,000 per quarter
Other Committee Chair or Member                                                    Determined upon formation of committee

The Company formed a special committee to evaluate, oversee and negotiate the Common Share Issuance.  As compensation for services rendered while serving on such committee, members of such committee were paid $8,000 and the chair of such committee was paid $60,000.

No amounts were paid to Dr. Copeland in 2010 in his capacity as a director.

(2)
Historically, the Company issues either restricted stock or stock options to the Directors at their option based on a pre-approved dollar amount annually after the annual meeting is held.  The dollar amount of the annual grant is determined and approved by the Compensation, Nominating, and Governance Committee and was $53,323 for 2010.  The amounts in column (c) represents the grant date fair value of the 2010 stock awards calculated in accordance with FASB ASC Topic 718.

The award agreements for grants of restricted stock to Directors provide that the award immediately vests as of the effective date of a “Change of Control Event”.  A “Change of Control Event” is defined in the agreement to mean (a) any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor (other than a transaction effective solely for the purpose of changing the jurisdiction of incorporation of the Company), (b) the sale, transfer or other disposition of all or substantially all of  the Company’s assets to another entity, (c) the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares.  The closing of the common share issuance with Canon qualified as a Change of Control Event under these agreements.

(3)
Directors of the Company and its subsidiaries are also entitled to participate in the 1998 Plan and the 2005 Plan.  An aggregate of 527,006 stock awards and option awards were outstanding and held by directors as of December 31, 2010 (as adjusted for the Consolidation).   The number of option awards outstanding as of December 31, 2010 for each of the directors actively serving as of December 31, 2010 is as follows:  Mr. Hartman – 18,750 options and Mr. Lortie – 9,166 (as adjusted for the Consolidation).  Mr. Bengtson, Mr. Haghighi, Mr. Lee, and Mr. van Schoonenberg have no options outstanding.

(4)
As an employee of Al Yousuf LLC, each of Mr Haghighi and Mr. Lee assign any common shares subject to options or common share awards earned in connection with their respective Director’s seat to Al Yousuf LLC.  As such, Mr Haghighi and Mr. Lee do not have voting or disposition rights over the common shares awarded to them.

Current Compensation of Directors. In October 2011, the Board of Directors approved a resolution providing that members of the Board, other than Mr. Lee, would be compensated at the rate of $20,000 per year, which is being paid quarterly.   Mr. Lee will continue to be compensated under the previous policy as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table set forth below is information with respect to beneficial ownership of common shares as of December 31, 2011 by the named executive officers of the Company, by each of the directors of the Company and each nominee for director, by all current executive officers and directors of the Company as a group and by each person known to the Company to beneficially own 5% or more of the outstanding common shares.  The “named executive officers” are the Company’s Chief Executive Officer and Chief Financial Officer during 2010, and the three other most highly compensated executive officers for 2010.  To the knowledge of the Company, each person named in the table has sole voting and investment power with respect to the common shares identified as beneficially owned.

Title of Class	Name of Officer or Director	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Common	H. Frank Gibbard (Chief Executive Officer and Director)	None	*
Common	Stephen B. Huang (Chief Financial Officer, Vice President and Secretary)	None	*
Common	Terry M. Copeland (Former Chief Executive Officer and Director)	None(3)	*
Common	John C. Fallini (Former Chief Financial Officer and Secretary)	None(3)	*
Common	Bruce J. Sabacky (Vice President and Chief Technology Officer)	112,547(4)	*
Common	Stephen A. Balogh (Former Vice President, Human Resources)	111,566(5)	*
Common	Daniel Voelker (Former Vice President, Engineering and Operations)	102,500(6)	*
Common	Alexander Lee (Director)	None(7)	N/A
Common	Yincang Wei (Director)	37,036,807(8)	53.3%
Common	Guohua Sun (Nominee for Director)	37,036,807(8)	53.3%
Common	Simon Xue (Director)	None	N/A
Common	Jun Liu (Director)	None	N/A
Common	Liming Zou (for Director)	None	N/A
Common	Zhigang (Frank) Zhao (Director)	None	N/A
Common	Hong Guo (Director)	None	N/A
Common	All Current Directors and Officers as a Group	37,506,370 (9)	53.65%
(13 persons)
Title of Class	Name and Address of 5% Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common	Al Yousuf LLC Sheikh Zayed Rd., P.O. Box 25, Dubai, United Arab Emirates	5,098,966 (10)	7.34%
Common	Canon Investment Holdings Limited and Affiliates Villa 1, Huajing Garden, Jida, Zhuhai, Guagndong, China	37,036,807(8)	53.3%

  * Represents less than 1% of the outstanding common shares.

(1)
Includes all common shares issuable pursuant to the exercise of options and warrants that are exercisable on or before February 28, 2012, but does not include shares issuable pursuant to options and warrants exercisable on or before February 28, 2012 that are held by other persons or groups.  Does not include any common shares subject to options that are not exercisable on or before February 28, 2012 or subject to options that vest only upon the occurrence of events, such as a rise in the market price of the common shares, outside of the control of the optionee.

(2)
Based on 69,452,487 common shares outstanding as of December 31, 2011. Common shares underlying options, warrants or other convertible or exercisable securities are, to the extent exercisable on or before February 28, 2012, deemed to be outstanding for purposes of calculating the percentage ownership of the owner of such convertible and exercisable securities, but not for purposes of calculating any other person’s percentage ownership.

(3)	Such person no longer files reports or otherwise provides information to the Company. Information is based upon informal confirmations.
(4)	Includes 109,268 common shares subject to options granted to Mr. Sabacky pursuant to the1998 Plan and the 2005 Plan.
(5)
Includes 101,115 common shares subject to options granted to Mr. Balogh pursuant to the 2005 Plan.  Includes 5,750 common shares owned by Linda Balogh, the spouse of Mr. Balogh and 2,126 common shares held in a family trust.

(6)	Includes 102,500 common shares subject to options granted to Mr. Voelker pursuant to the 2005 Plan.
(7)
As an employee of Al Yousuf LLC, Mr. Lee assigns any common shares subject to options or common share awards earned in connection with their Director’s seat to Al Yousuf LLC.  As such, Mr Haghighi and Mr. Lee do not have voting or disposition rights over the common shares awarded to them.

(8)
Represents shares owned of record by Energy Storage Technology (China) Group Ltd, a Hong Kong corporation.  Such shares are beneficially owned by Energy Storage Technology (China) Group Ltd, a Hong Kong corporation, Canon Investment Holdings Limited, a Hong Kong corporation, Mr. Yincang Wei, the Executive Director and sole stockholder of Canon,  Zhuhai Jiamei Energy Technology Co., Ltd., a company organized under the laws of China, and Zhuhai Yintong Energy Co., Ltd., a Hong Kong corporation.   Yincang Wei and Guohua Sun have voting and investment power with respect to such shares. Information based on a Schedule 13D filed by such persons on October 12, 2011.

(9)	Includes 451,636 common shares subject to options granted to officers and directors pursuant to the 1998 Plan and the 2005 Plan.
(10)	Information based on an Amendment No. 2 to Schedule 13D filed by Al Yousuf LLC and its affiliates on October 8, 2010, as adjusted to reflect a 2010 consolidation.

INTEREST OF MANAGEMENT IN THE PROPOSALS TO BE ACTED UPON

No person who has been our director or executive officer since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the domestication nor any other proposals to be acted upon, other than those interests arising from their ownership of our capital stock or rights to acquire our capital stock.

LEGAL MATTERS

Certain legal matters relating to the domestication under United States law will be passed upon by Parr Brown Gee & Loveless, PC.  Certain legal matters relating to the Canadian tax consequences of the domestication will be passed upon by Cassels Brock & Blackwell, LLP.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this Proxy and Registration Statement have been audited by Perry-Smith LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Circular constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this Circular at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Altair Nanotechnologies, Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

Additional information relating to us is available on SEDAR at www.sedar.com.

OTHER MATTERS
Proposals of Shareholders

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at the annual meeting of the shareholders to be held in 2012, but fails to notify the Company of such intention prior to April 5, 2012, then a proxy solicited by the Board may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

In order to be included in the proxy statement and form of proxy relating to the Company’s annual meeting of shareholders to be held in 2012, proposals which shareholders intend to present at such annual meeting must be received by the Secretary of the Company, at the Company’s principal business office, 204 Edison Way, Reno, Nevada 89502, U.S.A. no later than January 20, 2012.

Undertakings

Unless the Company has received contrary instructions, the Company intends to deliver only one copy of this Circular to each shareholder.  Upon written or oral request, the Company will provide, without charge, an additional copy of such document to each shareholder at a shared address to which a single copy of such document was delivered.   Shareholders at shared addresses that are receiving a single copy of such document but wish to receive multiple copies, and shareholders at shared addresses that are receiving multiple copies of such document but wish to receive a single copy, should contact Stephen B. Huang, Chief Financial Officer, at 204 Edison Way, Reno, Nevada, 89502, U.S.A., or at the following telephone number:  (775) 858-3750.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com.  Financial information is provided in the Company’s comparative financial statements and Management’s Discussion and Analysis of Financial` Condition and Results of Operations for the year ended December 31, 2009.  Shareholders may contact Shaun Drake at 360 Bay Street, Suite 500, Toronto, Ontario M5H 2V6, Canada (416-361-0737), to request copies of the Company’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.  In addition shareholders may download copies of this Circular and proxy directly from http:// www.altairannualmeeting.com.

Upon written or oral request, the Company will provide, without charge, to each person to whom a copy of this Circular has been delivered, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC (other than the exhibits except as expressly requested).  Requests should be directed to Stephen B. Huang, Chief Financial Officer, at P.O. Box 10630, Reno, Nevada  89510-0630, U.S.A., or at the following telephone number:  (775) 858-3750.

INDEX TO FINANCIAL STATEMENTS

Page
FINANCIAL STATEMENTS (UNAUDITED – QUARTER ENDED SEPTEMBER 30, 2011 and 2010)
Condensed Consolidated Balance Sheets September 30, 2011 and 2010 (Unaudited)	FQ-1

Condensed Consolidated Statements of Operations, Three and Nine-Month Periods
Ended September 30, 2011 and 2010 (Unaudited)	FQ-2

Condensed Consolidated Statements of Stockholders’ Equity and Comprehensive
Loss (Unaudited)	FQ-3

Condensed Consolidated Statements of Cash Flows, Nine-Month Periods
Ended September 30, 2011 and 2010 (Unaudited)	FQ-5

Notes to Condensed Consolidated Financial Statements (Unaudited)	FQ-6 - FQ-16

FINANCIAL STATEMENTS (YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008)	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL
CONTROL OVER FINANCIAL REPORTING	F-3

FINANCIAL STATEMENTS:
Consolidated Balance Sheets, December 31, 2010 and 2009	F-5
Consolidated Statements of Operations for Each of the Three Years
in the Period Ended December 31, 2010	F-6
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss
for Each of the Three Years in the Period Ended December 31, 2010	F-7

Consolidated Statements of Cash Flows for Each of the Three Years
in the Period Ended December 31, 2010	F-8
Notes to Consolidated Financial Statements	F-9 - F-32

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements
ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$53,441	$4,695
Accounts receivable, net	839	1,318
Product inventories	6,842	6,825
Prepaid expenses and other current assets	2,233	2,269
Total current assets	63,355	15,107

Property, plant and equipment, net	7,866	8,727

Patents, net	369	426

Total Assets	$71,590	$24,260

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$6,196	$2,873
Accrued salaries and benefits	1,437	743
Accrued warranty	279	211
Accrued liabilities	485	387
Deferred revenues	1,487	2,516
Warrant liabilities	1,582	-
Current portion of long-term debt	1,517	216
Total current liabilities	12,983	6,946

Long Term Liabilities
Long-term debt, less current portion	-	16
Total long term liabilities	-	16

Total Liabilities	12,983	6,962

Stockholders' equity
Common stock, no par value, unlimited shares authorized; 69,452,487 and 27,015,680 shares issued and outstanding at September 30, 2011 and December 31, 2010	245,617	189,491
Additional paid in capital	12,289	12,297
Accumulated deficit	(199,299)	(184,490)
Total Stockholders' Equity	58,607	17,298

Total Liabilities and Stockholders' Equity	$71,590	$24,260

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Product sales	$795	$1,102	$3,335	$1,234
License fees	60	-	180	-
Commercial collaborations	-	12	80	332
Contracts and grants	-	915	287	3,155
Total revenues	855	2,029	3,882	4,721

Cost of goods sold
Product	559	764	3,484	823
Commercial collaborations	(124)	3	73	194
Contracts and grants	-	592	296	2,187
Warranty and inventory reserves	97	125	155	253
Total cost of goods sold	532	1,484	4,008	3,457

Gross profit (loss)	323	545	(126)	1,264

Operating expenses
Research and development	1,594	2,664	4,933	6,818
Sales and marketing	834	943	2,798	3,274
General and administrative	2,730	1,722	6,107	6,102
Depreciation and amortization	259	518	1,013	1,450
Loss on disposal of assets	2	-	18	86
Total operating expenses	5,419	5,847	14,869	17,730
Loss from operations	(5,096)	(5,302)	(14,995)	(16,466)

Other (expense) income
Interest expense	(97)	(3)	(155)	(13)
Interest income	-	27	-	79
Change in market value of warrants	(676)	-	346	-
Loss on foreign exchange	(4)	(3)	(5)	(2)
Total other (loss) income, net	(777)	21	186	64
Loss from continuing operations	(5,873)	(5,281)	(14,809)	(16,402)
Gain from discontinued operations	-	-	-	124
Net loss	(5,873)	(5,281)	(14,809)	(16,278)
Less: Net loss attributable to non-controlling interest	-	-	-	5
Net loss attributable to Altair Nanotechnologies Inc.	$(5,873)	$(5,281)	$(14,809)	$(16,273)

Net loss attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(5,873)	$(5,281)	$(14,809)	$(16,402)
Gain from discontinued operations	-	-	-	129
Net loss	$(5,873)	$(5,281)	$(14,809)	$(16,273)

Earnings per share attributable to Altair Nanotechnologies Inc. shareholders:
Basic and diluted:
Loss from continuing operations	$(0.10)	$(0.20)	$(0.38)	$(0.61)
Gain from discontinued operations	$-	$-	$-	$-
Loss per common share - basic and diluted	$(0.10)	$(0.20)	$(0.38)	$(0.61)

Weighted average shares - basic and diluted	60,222,433	26,800,553	39,286,178	26,464,591

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
(Expressed in thousands of United States Dollars, except share amounts)
(Unaudited)

	Altair Nanotechnologies Inc. Shareholders						Non-controlling Interest in Subsidiary
	Common Stock		Additional Paid In	Accumulated	Accumulated Other Compre- hensive		Interest In	Accumulated Other Compre- hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
Balance, July 1, 2010	26,993,363	$189,225	$11,526	$(173,196)	$(1,648)	$25,907	$-	$-	$-	$25,907
Comprehensive loss:
Investment from non-controlling interest	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	(5,281)	-	(5,281)	-	-	-	(5,281)
Other comprehensive loss	-	-	-	-	(47)	(47)	-	-	-	(47)
Comprehensive loss:						(5,328)			-	(5,328)
Share-based compensation	-	77	199	-	-	276	-	-	-	276
Issuance of restricted stock	-	-	-	-	-	-	-	-	-	-
At the Market Raise	22,317	128	-	-	-	128	-	-	-	128
Balance, September 30, 2010	27,015,680	$189,430	$11,725	$(178,477)	$(1,695)	$20,983	$-	$-	$-	$20,983

	Altair Nanotechnologies Inc. Shareholders						Non-controlling Interest in Subsidiary
	Common Stock		Additional Paid In	Accumulated	Accumulated Other Compre- hensive		Interest In	Accumulated Other Compre- hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
Balance, July 1, 2011	30,615,680	$193,436	$12,510	$(193,426)	$-	$12,520	$-	$-	$-	$12,520
Comprehensive loss:
Net loss	-	-	-	(5,873)	-	(5,873)	-	-	-	(5,873)
Comprehensive loss:						(5,873)				(5,873)
Share-based compensation	-	78	309	-	-	387	-	-	-	387
Common stock issued	1,800,000	-	-	-	-	-	-	-	-	-
Common stock issued, net of issuance costs of $5.4M	37,036,807	52,103	-	-	-	52,103	-	-	-	52,103
Warrant redemption	-	-	(530)	-	-	(530)	-	-	-	(530)

Balance, September 30, 2011	69,452,487	$245,617	$12,289	$(199,299)	$-	$58,607	$-	$-	$-	$58,607

	Altair Nanotechnologies Inc. Shareholders						Non-controlling Interest in Subsidiary
	Common Stock		Additional Paid In	Accumulated	Accumulated Other Compre- hensive		Interest In	Accumulated Other Compre- hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
Balance, January 1, 2010	26,350,282	$188,515	$10,933	$(162,204)	$(1,560)	$35,684	$541	$-	$541	$36,225
Comprehensive loss:
Investment from non-controlling interest	-	-	-	-	-	-	(536)	-	(536)	(536)
Net loss	-	-	-	(16,273)	-	(16,273)	(5)	-	(5)	(16,278)
Other comprehensive loss	-	-	-	-	(135)	(135)	-	-	-	(135)
Comprehensive loss:						(16,408)			(5)	(16,413)
Share-based compensation	-	206	792	-	-	998	-	-	-	998
Issuance of restricted stock	177,744	-	-	-	-	-	-	-	-	-
At the Market Raise	487,654	709	-	-	-	709	-	-	-	709
Balance, September 30, 2010	27,015,680	$189,430	$11,725	$(178,477)	$(1,695)	$20,983	$-	$-	$-	$20,983

	Altair Nanotechnologies Inc. Shareholders						Non-controlling Interest in Subsidiary
	Common Stock		Additional Paid In	Accumulated	Accumulated Other Compre- hensive		Interest In	Accumulated Other Compre- hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
Balance, January 1, 2011	27,015,680	$189,491	$12,297	$(184,490)	$-	$17,298	$-	$-	$-	$17,298
Comprehensive loss:
Net loss	-	-	-	(14,809)	-	(14,809)	-	-	-	(14,809)
Comprehensive loss:						(14,809)				(14,809)
Share-based compensation	-	228	522	-	-	750	-	-	-	750
Common stock issued, net of issuance costs of $698 and warrant liabilities	3,600,000	3,795	-	-	-	3,795	-	-	-	3,795
Common stock issued	1,800,000	-	-	-	-	-	-	-	-	-
Common stock issued, net of issuance costs of $5.4M	37,036,807	52,103	-	-	-	52,103	-	-	-	52,103
Warrant redemption	-	-	(530)	-	-	(530)	-	-	-	(530)
Balance, September 30, 2011	69,452,487	$245,617	$12,289	$(199,299)	$-	$58,607	$-	$-	$-	$58,607

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(14,809)	$(16,278)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,013	1,450
Gain on discontinued operations	-	(129)
Securities received in payment of license fees	-	5
Share-based compensation	750	998
Change in market value of warrants	(346)	-
Loss on disposal of fixed assets	18	39
Impairment of patents	-	47
Changes in operating assets and liabilities:
Accounts receivable, net	479	(195)
Product inventories	246	(1,400)
Prepaid expenses and other current assets	36	(477)
Other assets	-	125
Trade accounts payable	(740)	1,835
Accrued salaries and benefits	694	939
Accrued warranty	68	52
Deferred revenues	(1,029)	3,153
Accrued liabilities	98	(14)
Net cash used in operating activities	(13,522)	(9,850)

Cash flows from investing activities:
Purchase of property, plant and equipment	(343)	(955)
Proceeds from disposition of assets	5	8
Net cash used in investing activities	(338)	(947)

Cash flows from financing activities:
Issuance of common shares for cash, net of issuance costs paid	61,851	709
Payment of warrant redemptions	(530)	-
Proceeds from notes payable	1,500	122
Payment of notes payable	(198)	(600)
Repayment of long-term debt	(17)	(14)
Net cash provided by financing activities	62,606	217

Net increase (decrease) in cash and cash equivalents	48,746	(10,580)

Cash and cash equivalents, beginning of period	4,695	18,122

Cash and cash equivalents, end of period	$53,441	$7,542

Supplemental disclosures:
Cash paid for interest	$153	$45

Cash paid for income taxes	None	None

NON-CASH TRANSACTIONS:
Acquisition of assets included in accounts payable	$38	$7
Issuance of restricted stock to directors	$-	$320
Unrealized loss on available for sale securities	$-	$(133)

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1.  Basis of Presentation and Going Concern

These unaudited interim consolidated financial statements of Altair Nanotechnologies Inc. and its subsidiaries (collectively, “Altair” “we” or the “Company”) have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, so long as the statements are not misleading.  In the opinion of Company management, these consolidated financial statements and accompanying notes contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position and results of operations for the periods shown.  These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Commission on February 28, 2011.

The results of operations for the three- and nine-month periods ended September 30, 2011 are not necessarily indicative of the results to be expected for the full year.

Note 2.  Recently Adopted and Recently Issued Accounting Guidance

Adopted

On January 1, 2011, Altair adopted changes issued by the Financial Accounting Standards Board (FASB) to revenue recognition for multiple-deliverable arrangements. These changes (a) require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; (b) eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; (c) require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and (d) expand the disclosures related to multiple-deliverable revenue arrangements. The adoption of these changes had no impact on the Consolidated Financial Statements, as Altair does not currently have any such arrangements with its customers.

On January 1, 2011, Altair adopted changes issued by the FASB to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose, in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), separate information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). These changes were applied to the disclosures in Note 3 to the Consolidated Financial Statements.

On January 1, 2011, Altair adopted changes issued by the FASB to the testing of goodwill for impairment. These changes require an entity to perform all steps in the test for a reporting unit whose carrying value is zero or negative if it is more likely than not (more than 50%) that a goodwill impairment exists based on qualitative factors. This will result in the elimination of an entity’s ability to assert that such a reporting unit’s goodwill is not impaired and additional testing is not necessary despite the existence of qualitative factors that indicate otherwise. The adoption of these changes had no impact on the Consolidated Financial Statements.

On January 1, 2011, Altair adopted changes issued by the FASB to the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The adoption of these changes had no impact on the Consolidated Financial Statements.

Issued

In June 2011, the FASB issued changes to the presentation of comprehensive income. These changes give an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. These changes become effective for Altair on January 1, 2012. Management is currently evaluating these changes to determine which option will be chosen for the presentation of comprehensive income. Other than the change in presentation, management has determined these changes will not have an impact on the Consolidated Financial Statements.

In September 2011, the FASB issued changes to the testing of goodwill for impairment. These changes provide an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test, otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, go directly to the two-step quantitative impairment test. These changes become effective for Altair for any goodwill impairment test performed on January 1, 2012 or later, although early adoption is permitted. Management has determined these changes will not have an impact on the Consolidated Financial Statements, as Altair has not recognized any goodwill on its Consolidated Financial Statements.

Reclassifications - Certain reclassifications have been made to prior period amounts to conform to classifications adopted in the current period.

Note 3.  Fair Value Measurements

The following are the methods and assumptions we use to estimate the fair value of our financial instruments.

Cash and cash equivalents
Due to their short term nature, carrying amount approximates fair value.

Accounts receivable
Due to their short term nature, carrying amount approximates fair value.

Investment in available for sale securities
For investment in available for sale securities, fair values are based on quoted market prices, quoted market prices for similar securities and indications of value provided by brokers.

Trade accounts payable
Due to their short term nature, carrying amount approximates fair value.

Warrant liabilities
Fair values are determined using the Black-Scholes-Merton option-pricing model, a Level 3 input.

Long-term debt
Due to the short term nature of the current portion of long-term debt, the carrying amount approximates fair value.  The non-current portion of long-term debt is not material and the carrying amount approximates fair value.

Our financial instruments are accounted for at fair value on a recurring basis.  We have no financial instruments accounted for on a non-recurring basis as of September 30, 2011 or 2010. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  A market or observable input is the preferred source of value, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -
Model-based techniques that use at least one significant assumption not observable in the market.  These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use on pricing the asset or liability.  Valuation techniques include management judgment and estimation which may be significant.

The following table summarizes the valuation of our liabilities by the fair value hierarchy at September 30, 2011:

In thousands of dollars

Liabilities at fair value:	Total	Level 1	Level 2	Level 3
Warrant liabilities	$1,582	$-	$-	$1,582
Total	$1,582	$-	$-	$1,582

 No assets or liabilities were recorded at fair value on a recurring basis at December 31, 2010.

The activity relating to financial instruments valued on a recurring basis utilizing Level 3 inputs for the three months ended September 30, 2011 and 2010 is summarized below:

	Warrant	Auction rate
	liabilities	corporate notes
	2011	2010
Beginning Balance, July 1	$906	$2,558
Issuances	-	-
Realized (gains)	676	-
Unrealized gains	-	(76)
Ending Balance, September 30	$1,582	$2,482

The activity relating to financial instruments valued on a recurring basis utilizing Level 3 inputs for the nine months ended September 30, 2011 and 2010 is summarized below:

	Warrant liabilities 2011	Auction rate corporate notes 2010
Beginning Balance, January 1	$-	$2,587
Issuances	1,928	-
Realized (gains)	(346)	-
Unrealized (losses)	-	(105)
Ending Balance, September 30	$1,582	$2,482

Financial instruments that trade in less liquid markets with limited pricing information generally include both observable and unobservable inputs.  In instances where observable data is unavailable, we consider the assumptions that market participants would use in valuing the asset.  Such instruments are categorized in Level 3 as the inputs generally are not observable.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, ratings of the underlying collateral, and a probability-weighted discounted cash flow analysis.

Note 4.  Investment in Available for Sale Securities

We sold all auction rate corporate notes and all shares of Spectrum Pharmaceuticals, Inc. in the fourth quarter of 2010.  The sales resulted in $2.61 million in cash received and a $2.05 million realized loss on investments.

The following table summarizes current and non-current marketable securities, accounted for as "available for sale" securities at September 30, 2011 and December 31, 2010:

In thousands of dollars
	September 30, 2011				December 31, 2010
		Fair	Carrying	Unrealized (loss)/gain		Fair	Carrying	Unrealized loss
	Cost	Value	Value	accumulated	Cost	Value	Value	accumulated
Current marketable securities:
Spectrum Pharmaceuticals, Inc.	-	-	-	-	755	480	480	(275)
Total current	$-	$-	$-	$-	$755	$480	$480	$(275)
Non-current marketable securities:
Auction rate corporate notes	-	-	-	-	3,902	2,482	2,482	(1,420)
Total non-current	$-	$-	$-	$-	$3,902	$2,482	$2,482	$(1,420)

The Spectrum Pharmaceuticals shares listed above at September 30, 2010 were acquired from Spectrum on August 4, 2009 when we entered into an amended agreement with Spectrum in which we transferred them the rights to RenalanTM in addition to RenaZorbTM.  A component of this agreement was the payment to us of an additional 113,809 shares of Spectrum common stock.  On December 10, 2010, Altair sold 113,809 shares of Spectrum stock at $5.752 per share for a gross amount of $655,000.  After charges and fees, net proceeds were $649,000.  Altair realized a loss on sale of investment of $95,000.

Note 5.  Product Inventories

Product inventories consist of the following:

In thousands of dollars
	September 30, 2011	December 31, 2010
Raw materials	$3,009	$2,979
Work in process	1,844	920
Finished goods	1,989	2,926
Total product inventories	$6,842	$6,825

Once products reach the commercialization stage, the related inventory is recorded.  The costs associated with products undergoing research and development are expensed as incurred.  As of September 30, 2011 and December 31, 2010, inventory relates to the production of batteries targeted at the electric grid, commercial vehicle, and Industrial OEM markets.

We recorded an inventory valuation allowance on raw materials of $630,000 and $623,000 at September 30, 2011 and December 31, 2010, respectively.

Note 6.  Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

In thousands of dollars
	September 30, 2011	December 31, 2010

Prepaid inventory purchases	$1,015	$568
Prepaid insurance	370	269
Deposits	341	340
Prepaid financing costs	-	831
Deferred contract costs	341	87
Other prepaid expenses and current assets	167	174
Total prepaid expenses and other current assets	$2,233	$2,269

Prepaid financing costs relate to the Canon transaction which closed July 22, 2011. The financing costs were moved from prepaid to equity in the third quarter of 2011.  Other prepaid expenses and current assets consist primarily of prepaid property taxes, service contracts, marketing expenses and rent.

Note 7.  Patents

Our patents are associated with the nanomaterials and titanium dioxide pigment technology.  We are amortizing these assets on a straight-line basis over their useful lives.  The amortized patents’ balances as of September 30, 2011 and December 31, 2010 were:

In thousands of dollars
	September 30, 2011	December 31, 2010
Patents and patent applications	$1,366	$1,366
Less accumulated amortization	(997)	(940)
Total patents and patent applications	$369	$426

The weighted average amortization period for patents is approximately 16.7 years.  Amortization expense, which represents the amortization relating to the identified amortizable patents, for the nine months ended September 30, 2011 and September 30, 2010, was $57,000 and $59,000, respectively. For each of the next four years, amortization expense relating to patents is expected to be approximately $76,000 per year, with $65,000 expected in the fifth year.

Note 8.  Notes Payable and Long-Term Debt

The current and long-term amounts of the notes payable and capital leases as of September 30, 2011 and December 31, 2010 are as follows:

In thousands of dollars
	September 30, 2011	December 31, 2010

Note payable to Imperial Credit Corporation	$-	$196
Note payable - building mortgage	1,500	-
Capital leases	17	36
Subtotal	1,517	232
Less current portion	(1,517)	(216)
Long-term portion	$-	$16

On April 27, 2011, we entered into a Note Secured by a Deed of Trust, Guaranty and a Hazardous Materials Indemnity Agreement (collectively, the “Loan Documents”) for a $1,500,000 loan (the “Loan”) secured by the Company’s headquarters located in Reno, Nevada. Under the terms of the Loan Documents, interest accrues on the outstanding principal balance at the rate of 11% per annum. We are obligated to make interest-only payments on a monthly basis during the term of the Loan and to repay all principal and any outstanding interest on or before May 1, 2012. We were obligated to pay a minimum of five months’ interest. Proceeds of the Loan were used for general working capital requirements. On October 3, 2011, we paid off the balance of the loan.

Note 9.  Stock-Based Compensation

As of September 30, 2011, the Altair Nanotechnologies Inc. 2005 Stock Incentive Plan (the “Plan”), administered by the Board of Directors, provides for the granting of options and restricted shares to employees, officers, directors and other service providers of ours.  This Plan is described in more detail below.  The compensation cost that has been charged against income for this Plan was $387,000 and $276,000, for the three months ended September 30, 2011, and 2010, respectively, and $750,000 and $998,000 for the nine months ended September 30, 2011 and 2010, respectively.  Of this amount, $78,000 and $77,000 was recognized in connection with restricted stock and options granted to non-employees for the three months ended September 30, 2011 and 2010, respectively and $228,000 and $206,000 for the nine months ended September 30, 2011 and 2010, respectively.

The total number of shares authorized to be granted under the Plan was increased from 750,000 to an aggregate of 2,250,000 based on the proposal approved at the annual and special meeting of shareholders on May 30, 2007. On June 23, 2011, we held an annual and special meeting of shareholders. The proposal to increase the number of authorized shares under the Plan from 2,250,000 to 7,250,000 shares was approved at this meeting.  Prior stock option plans, under which we may not make future grants, authorized a total of 1,650,000 shares, of which options for 1,047,475 common shares were granted (net of expirations) and options for 34,125 common shares are outstanding and unexercised at September 30, 2011. Options granted under the plans are granted with an exercise price equal to the market value of a common share at the date of grant, have five-year or ten-year terms and typically vest over periods ranging from immediately to four years from the date of grant.  The estimated fair value of equity-based awards, less expected forfeitures, is amortized over the awards’ vesting period utilizing the graded vesting method.  Under this method, unvested amounts begin amortizing at the beginning of the month in which the options are granted.

For the nine months ended September 30, 2011 and 2010, there were 600,000 and 15,500 shares granted, respectively, under the Plan.  In calculating compensation related to stock option grants for the nine months ended September 30, 2011 and 2010, the fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model and the following weighted average assumptions:

	2011	2010
Dividend yield	None	None
Expected volatility	94%	82%
Risk-free interest rate	1.02%	1.47%
Expected life (years)	7.10	7.10

The computation of expected volatility used in the Black-Scholes Merton option-pricing model is based on the historical volatility of our share price.  The expected term is estimated based on a review of historical and future expectations of employee exercise behavior.

A summary of option activity under our equity-based compensation plans as of September 30, 2011 and 2010 and changes during the nine months then ended is presented below:

	2011				2010
			Weighted				Weighted
		Weighted	Average			Weighted	Average
		Average	Remaining	Aggregate		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value	Shares	Price	Term	Value
Outstanding at January 1,	1,514,025	$7.93	7.5	$-	1,230,034	$9.60	7.8	$-
Granted	600,000	$1.34			407,562	$4.07
Exercised	-	-			-	-
Forfeited/expired	(145,496)	$7.39			(147,198)	$9.82

Outstanding at Sept 30,	1,968,529	$5.96	7.8	$-	1,490,398	$8.05	7.7	$-

Exercisable at Sept 30,	1,181,970	$8.48	6.6	$-	658,102	$10.91	6.5	$-

Vested or expected to vest at Sept 30,	1,870,103	$5.96	7.8	$-	1,415,878	$8.05	7.7	$-

Shares issued to non-employees reflected in the table above include 93,416 shares outstanding at January 1, 2011, with no shares granted, no shares exercised, and 25,000 shares forfeited or expired during the nine months ended September 30, 2011, resulting in 68,416 shares outstanding to non-employees of which 65,292 shares were exercisable as of September 30, 2011. Shares issued to non-employees reflected in the table above include 133,417 shares outstanding at January 1, 2010, with no shares granted, no shares exercised, and 40,001 forfeited or expired during the nine months ended September 30, 2010, resulting in 93,416 shares outstanding to non-employees, of which 76,229 shares were exercisable as of September 30, 2010.

The weighted-average grant-date fair value of options granted during the three and nine months ended September 30, 2011 was $1.07 and was $1.59 and $2.34 for the three and nine months ended September 30, 2010, respectively.  The total intrinsic value of options exercised during the three and nine months ended September 30, 2011 and 2010 was $0.

A summary of the status of non-vested shares at September 30, 2011, and 2010 and changes during the nine months then ended, is presented below:

	2011		2010
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Non-vested shares at January 1,	844,153	$5.17	675,180	$7.52
Granted	600,000	1.07	407,562	4.07
Vested	(602,860)	3.58	(185,360)	8.22
Forfeited/Expired	(54,734)	5.23	(65,098)	5.88

Non-vested shares at September 30,	786,559	$3.92	832,284	$5.25

Non-vested shares relating to non-employees reflected in the table above include 17,187 shares outstanding at January 1, 2011, no shares granted, no shares exercised, and 7,813 shares vested, and 6,250 shares expired during the nine months ended September 30, 2011, resulting in 3,124 non-vested shares outstanding to non-employees at September 30, 2011. Non-vested shares relating to non-employees reflected in the table above include 29,583 shares outstanding at January 1, 2010, no shares granted, no shares exercised, and 12,396 shares vested during the nine months ended September 30, 2010, resulting in 17,187 non-vested shares outstanding to non-employees at September 30, 2010.

As of September 30, 2011 and 2010, there was $641,000 and $1.1 million respectively, of total unrecognized compensation cost related to non-vested options granted under the plans.  That cost is expected to be recognized over a weighted average period of 3.9 years and 1.2 years, respectively, for the nine months ended September 30, 2011 and 2010.  The total fair value of options that vested during the nine months ended September 30, 2011 and 2010, was $2.2 million and $949,000, respectively.  There was no cash received from stock option exercises for the nine months ended September 30, 2011 and 2010.

Restricted Stock

Our stock incentive plan provides for the granting of other incentive awards in addition to stock options.  During the nine months ended September 30, 2011 the Board of Directors did not approve the grant of any new restricted stock under the plan. However, due to the completion of the Share Subscription Agreement with Canon and the change in control, the vesting for the remaining 88,872 shares was accelerated.  During the nine months ended September 30, 2010 the Board of Directors approved the grant of 177,744 shares of restricted stock under the plan. Restricted shares have the same voting and dividend rights as our unrestricted common shares, vest over a two-year period and are subject to the employee’s or director’s continued service.  Compensation cost for restricted stock is recognized in the financial statements on a pro rata basis over the vesting period.

A summary of the changes in restricted stock outstanding during the nine months ended September 30, 2011 and 2010:

	2011		2010
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Non-vested shares at January 1,	210,996	$2.16	76,624	$4.64
Granted	-	-	177,744	1.80
Vested	(210,996)	2.16	(43,372)	5.10
Forfeited/Expired	-	-	-	-

Non-vested shares at September 30,	-	$-	210,996	$2.16

As of September 30, 2011, the remaining total unrecognized compensation expense was $0 because of the acceleration of vesting for the restricted stock. This was due to the change in control resulting from the completion of the Share Subscription Agreement with Canon.  As of September 30, 2010, the remaining total unrecognized compensation expense was $304,827, net of estimated forfeitures, related to restricted stock which will be recognized over the weighted average period for September 30, 2010 of 1.2 years.

Note 10.  Warrants

Warrants Issued to Investors

The warrants issued in the March 30, 2011 offering are considered financial liabilities due primarily to their anti-dilution protection provisions that allow for the automatic reset of the exercise price upon any future sale of common stock instruments at or below the current exercise price of the warrants. As such the warrants are required to be adjusted to fair value each reporting period and the change in fair value of the warrant liabilities is classified in other (expense)/income in the statement of operations. The warrants are classified as short-term warrant liabilities in the balance sheet.

The fair value of the warrants was determined using the Black-Scholes-Merton option-pricing model and the following weighted average assumptions were used:

	September 30, 2011	June 30, 2011	March 31, 2011
Stock Price	$1.34	$0.86	$1.58
Exercise Price	$2.56	$2.56	$2.56
Expected Volatility	101%	96%	94%
Expected Dividend Yield	None	None	None
Expected Term (in years)	5.0	5.3	5.5
Risk-free Interest Rate	0.38%	1.84%	2.26%

As of September 30, 2011, the value of the warrant liability was $1.6 million and the change in fair value during the three and nine months ended September 30, 2011 was a loss of $676,000 and a gain of $346,000, respectively.  The gain/(loss) was recorded as other (expense) income in the statement of operations.

The completion of the Share Subscription Agreement with Canon on July 22, 2011 resulted in a change in control.  As such, the company was obligated to pay warrant holders who requested redemption a total of $530,000 for warrants containing the change in control provision.

Warrant activity for the six months ended September 30, 2011 and 2010 is summarized as follows:

In thousands of dollars
	2011		2010
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Warrants	Price	Warrants	Price
Outstanding at January 1,	1,757,115	$4.61	1,757,115	$4.61
Issued	1,800,000	2.56	-	-
Expired	(50,000)	14.56	-	-
Warrant Redemption	(972,590)	3.28	-	-
Exercised	-	-	-	-
Outstanding at September 30,	2,534,525	$2.74	1,757,115	$4.61
Currently exercisable	2,534,525	$2.74	1,757,115	$4.61

The following table summarizes information about warrants outstanding at September 30, 2011:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
		Remaining	Average
Range of		Contractual	Exercise
Exercise Prices	Warrants	Life (Years)	Price
$1.00 to $2.30	676,654	4.7	$2.30
$2.31 to $4.00	1,800,000	5.0	2.56
$4.01 to $13.50	57,871	0.2	13.50
	2,534,525	4.8

Of the 2,534,525 warrants that are outstanding, a total of 1,800,000 are classified as liability warrants.

Note 11.  Related Party Transactions

On July 22, 2011, we completed the sale and the purchase by an affiliate of Canon, of 37,036,807 common shares of the Company (the “Shares”) at a purchase price of $1.5528 per share, or $57.5 million in the aggregate, pursuant to the Share Subscription Agreement. Canon designated its indirect partially-owned subsidiary, Energy Storage Technology (China) Group Limited, a company organized under the laws of Hong Kong (“Energy Storage”), as the purchaser of the Shares. Immediately after the closing, through Energy Storage, Canon held 53.3% of the 69,452,487 common shares outstanding.

Since the Share Subscription Agreement with Canon was completed on July 22, 2011, they are now considered a related party. As a related party, there were no sales recorded with YTE (an affiliate of Canon) during the three and nine months ended September 30, 2011. There was revenue recognized in July 2011 for YTE, however it was before the Share Subscription Agreement with Canon was completed so is not considered a related party transaction. The accounts receivable balance for YTE as of September 30, 2011 was $0.

Note 12.  Business Segment Information

Management views the Company as operating in two major business segments, the Power and Energy Group and All Other operations. We also have Corporate expenses which are not allocated to the business segments.

The Power and Energy Group develops, produces, and sells nano-structured lithium titanate spinel, battery cells, battery modules, battery packs, and battery systems. The All Others group consists of the remaining portions of the previous Life Sciences and Performance Materials groups.  Management completed a thorough review of operations and strategies in 2008 and determined that it was in the best interests of the shareholders for the Company to focus primarily on the Power and Energy Group.  As a result of this assessment resources devoted to the Performance Materials Group and Life Sciences Group were considerably reduced and no new development is being pursued in those areas by the Company.  For all years presented, the activity relating to the Performance Materials and Life Sciences divisions have been reclassified into All Other operations.

Corporate assets consist primarily of cash, short term investments, and long-lived assets.  Since the Power and Energy Group has not yet reached cash flow break-even, cash funding is provided at the corporate level.  The long-lived assets primarily consist of the corporate headquarters building, building improvements, and land.  As such, these assets are reported at the corporate level and are not allocated to the business segments.

Corporate expenses include overall company support costs as follows:  research and development expenses; general and administrative expenses; and depreciation and amortization of the Reno headquarters building and improvements.

The accounting policies of these business segments are the same as described in Note 2 to the unaudited consolidated financial statements.  Reportable segment data reconciled to the consolidated financial statements as of three and nine-month periods ended September 30, 2011 and September 30, 2010 is as follows:

In thousands of dollars:
			Depreciation
		Loss (Gain)	and
Three Months:	Net Sales	From Operations	Amortization	Assets
September 30, 2011
Power & Energy Group	$795	$2,343	$150	$12,087
All Other	60	(40)	19	424
Corporate	-	3,570	90	59,079
Consolidated Total	$855	$5,873	$259	$71,590

September 30, 2010
Power & Energy Group	$1,617	$1,886	$395	$13,552
All Other	412	(25)	19	1,093
Corporate	-	3,420	104	15,909
Consolidated Total	$2,029	$5,281	$518	$30,554

			Depreciation
		Loss (Gain)	and
Nine Months:	Net Sales	From Operations	Amortization	Assets
September 30, 2011
Power & Energy Group	$3,219	$8,588	$673	$12,087
All Other	663	(33)	57	424
Corporate	-	6,254	283	59,079
Consolidated Total	$3,882	$14,809	$1,013	$71,590

September 30, 2010
Power & Energy Group	$3,545	$4,363	$1,021	$13,552
All Other	1,176	(95)	202	1,093
Corporate	-	12,005	227	15,909
Consolidated Total	$4,721	$16,273	$1,450	$30,554

In the table above, corporate expense in the Loss from Operations column includes such expenses as business consulting, general legal expense, accounting and audit, general insurance expense, stock-based compensation expense, shareholder information expense, investor relations, and general office expense.

Additions to long-lived assets in the nine months ending September 30, 2011 consisted of $388,000 for additional LTO production capacity in the Power and Energy Group.  During the nine months ended September 30, 2010, long-lived asset additions consisted of $89,000 for Corporate and $871,000 primarily for battery manufacturing equipment for the Power and Energy Group.

For the nine months ended September 30, 2011, we had sales to the following major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the nine months ended September 30, 2011 and the balance of their accounts receivable at September, 2011 were as follows:

In thousands of dollars:
	Sales	Accounts
	Nine Months Ended	Receivable Balance at
Customer	September 30, 2011	September 30, 2011
Power and Energy Group:
Yintong Energy (YTE)	$1,779	$-
Proterra, LLC	$1,045	$6

All Other Division:	$-	$-

For the nine months ended September 30, 2010, we had sales to three major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the nine months ended September 30, 2010 and the balance of their accounts receivable at September 30, 2010 were as follows:

In thousands of dollars:
	Sales	Accounts
	Nine Months Ended	Receivable Balance at
Customer	September 30, 2010	September 30, 2010
Power and Energy Group:
Office of Naval Research	$2,064	$96
Proterra LLC	$1,131	$302

All Other Division:
US Army RDECOM	$1,047	$133

Revenues for the nine-month periods ended September 30, 2011, and 2010 by geographic area were as follows:

	Sales	Sales
	Nine Months Ended	Nine Months Ended
Geographic information (a):	September 30, 2011	September 30, 2010

United States	$1,861	$4,720
China	1,779	-
Other foreign countries	242	1
Total	$3,882	$4,721

(a) Revenues are attributed to countries based on location of customer.

Note 13. Subsequent Events

We have evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. We determined that there were no reportable subsequent events to be disclosed.

Note 14. Income Taxes

As of September 30, 2011, we currently have approximately $U.S.18 million in U.S. net operating loss carryforwards and negligible Canadian equivalents to net operating loss carryforwards.  Our stock issuance to Canon constitutes a change of control resulting in a substantial reduction in the value of, and limits on the availability of any net operating loss carryforwards. We anticipate that the available U.S. net operating loss carryforwards may be significantly limited and the Canadian equivalents will be forfeited in total.  If we are profitable in the future, the loss of such net operating loss carryforwards will lead to higher income taxes than we would have paid absent the change of control.

Altair Nanotechnologies Inc.
and Subsidiaries

Consolidated Financial Statements as of December 31, 2010 and 2009 and for Each of the Three Years in the Period Ended December 31, 2010 and Reports of the Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Altair Nanotechnologies Inc.

    We have audited the accompanying consolidated balance sheets of Altair Nanotechnologies Inc. and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altair Nanotechnologies Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $184,490,000 at December 31, 2010.  Additionally, the Company experienced $15,172,000 in negative cash flows from operations during the year ended December 31, 2010, resulting in a cash balance of $4,695,000 at December 31, 2010.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Altair Nanotechnologies Inc. and subsidiaries' internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2011 expressed an unqualified opinion on the effectiveness of Altair Nanotechnologies Inc.'s internal control over financial reporting.

/s/ Perry-Smith LLP

Sacramento, California
February 25, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders
Altair Nanotechnologies Inc.

We have audited Altair Nanotechnologies Inc.'s (the "Company") internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Altair Nanotechnologies Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
(Continued)

In our opinion, Altair Nanotechnologies Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2010 of Altair Nanotechnologies Inc. and our report dated February 25, 2011 expressed an unqualified opinion.

/s/ Perry-Smith LLP

Sacramento, California
February 25, 2011

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$4,695	$18,122
Investment in available for sale securities	-	505
Accounts receivable, net	1,318	683
Product inventories	6,825	5,043
Prepaid expenses and other current assets	2,269	1,820
Total current assets	15,107	26,173

Investment in available for sale securities, non-current	-	2,587

Property, plant and equipment, net	8,727	8,670

Property, plant and equipment, net held and not used	-	2,211

Patents, net	426	551

Other assets	-	125

Total Assets	$24,260	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$2,873	$1,783
Accrued salaries and benefits	743	625
Accrued warranty	211	79
Accrued liabilities	387	447
Deferred revenues	2,516	311
Current portion of long-term debt	216	810
Total current liabilities	6,946	4,055

Long-term debt, less current portion	16	37
Total liabilities	6,962	4,092

Stockholders' equity
Common stock, no par value, unlimited shares authorized; 27,015,680 and 26,350,282 shares issued and outstanding at December 31, 2010 and December 31, 2009	189,491	188,515
Additional paid in capital	12,297	10,933
Accumulated deficit	(184,490)	(162,204)
Accumulated other comprehensive loss	-	(1,560)
Total Altair Nanotechnologies Inc.'s stockholders' equity	17,298	35,684

Noncontrolling interest in Subsidiary	-	541
Total stockholders' equity	17,298	36,225

Total Liabilities and Stockholders' Equity	$24,260	$40,317

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues
Product sales	$3,543	$945	$757
Less: Sales returns	-	(184)	-
License fees	-	750	-
Commercial collaborations	364	1,410	2,007
Contracts and grants	3,923	1,450	2,962
Total revenues	7,830	4,371	5,726

Cost of goods sold
Product	2,663	954	183
Commercial collaborations	194	781	2,449
Contracts and grants	2,534	1,120	1,978
Warranty and inventory reserves	409	198	(2,865)
Total cost of goods sold	5,800	3,053	1,745

Gross profit	2,030	1,318	3,981

Operating expenses
Research and development	8,212	9,389	12,993
Sales and marketing	4,051	2,894	2,969
General and administrative	7,552	7,796	9,837
Depreciation and amortization	1,896	2,035	2,076
Notes receivable extinguishment	-	-	1,722
Settlement and release	-	-	3,605
Loss on disposal of assets	770	-	-
Total operating expenses	22,481	22,114	33,202
Loss from operations	(20,451)	(20,796)	(29,221)

Other income (expense)
Interest expense	(19)	(107)	(97)
Interest income	101	188	982
Realized (loss)/gain on investment	(2,045)	851	(89)
Loss on foreign exchange	(1)	(2)	(10)
Total other (expense) income, net	(1,964)	930	786
Loss from continuing operations	(22,415)	(19,866)	(28,435)
Gain/(loss) from discontinued operations	124	(2,065)	(905)
Net loss	(22,291)	(21,931)	(29,340)
Less: Net loss attributable to non-controlling interest	5	619	272
Net loss attributable to Altair Nanotechnologies Inc.	$(22,286)	$(21,312)	$(29,068)

Net loss attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(22,415)	$(19,866)	$(28,435)
Gain/(loss) from discontinued operations	129	(1,446)	(633)
Net loss	$(22,286)	$(21,312)	$(29,068)

Earnings per share attributable to Altair Nanotechnologies Inc. shareholders:
Basic and diluted:
Loss from continuing operations	$(0.84)	$(0.79)	$(1.32)
Gain/(loss) from discontinued operations	$-	$(0.06)	$(0.03)
Loss per common share - Basic and diluted	$(0.84)	$(0.85)	$(1.35)

Weighted average shares - basic and diluted	26,550,288	25,044,432	21,475,928

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Altair Nanotechnologies Inc. Shareholders						Non-controlling Interest in Subsidiary
	Common Stock		Additional Paid In	Accumulated	Accumulated Other Compre- hensive		Interest In	Accumulated Other Compre- hensive
	Shares	Amount	Capital	Deficit	(Loss) Gain	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
BALANCE, JANUARY 1, 2008	21,017,194	$163,780	$5,490	$(111,824)	$(485)	$56,961	$1,370	$-	$1,370	$58,331
Comprehensive loss:
Net loss	-	-	-	(29,068)	-	(29,068)	(272)	-	(272)	(29,340)
Other comprehensive loss, net of taxes of $0	-	-	-	-	(1,388)	(1,388)	-	-	-	(1,388)
Comprehensive loss	-	-	-	-	-	(30,456)	-	-	(272)	(30,728)
Share-based compensation	-	1,263	(112)	-	-	1,151	-	-	-	1,151
Exercise of stock options	84,803	528	-	-	-	528	-	-	-	528
Exercise of warrants	100,056	752	-	-	-	752	-	-	-	752
Issuance of restricted stock	35,437	-	-	-	-	-	-	-	-	-
Recovery of short swing profits	-	177	-	-	-	177	-	-	-	177
Common stock issued, net of $0 issuance costs	2,048,428	13,605	-	-	-	13,605	-	-	-	13,605
BALANCE, DECEMBER 31, 2008	23,285,918	$180,105	$5,378	$(140,892)	$(1,873)	$42,718	$1,097	$-	$1,097	$43,816

Investment from non-controlling interest	-	-	-	-	-		62	-	62	62
Comprehensive loss:
Net loss	-	-	-	(21,312)	-	(21,312)	(619)	-	(619)	(21,931)
Other comprehensive gain, net of taxes of $0	-	-	-	-	313	313	-	-	-	313
Comprehensive loss	-	-	-	-	-	(20,999)	-	-	(619)	(21,618)
Share-based compensation	-	221	931	-	-	1,152	-	-	-	1,152
Issuance of restricted stock	65,747	-	-	-	-	-	-	-	-	-
Common stock issued, net of $1,220,735 issuance costs	2,998,617	8,189	4,624	-	-	12,813	-	-	-	12,813
BALANCE, DECEMBER 31, 2009	26,350,282	$188,515	$10,933	$(162,204)	$(1,560)	$35,684	$541	$-	$541	$36,225

Disposal from non-controlling interest	-	-	-	-	-	-	(536)	-	(536)	(536)
Comprehensive loss:
Net loss	-	-	-	(22,286)	-	(22,286)	(5)	-	(5)	(22,291)
Reclassification adjustment for realized loss on securities included in net loss	-	-	-	-	1,560	1,560	-	-		1,560
Comprehensive loss	-	-	-	-	-	(20,726)	-	-	(5)	(20,731)
Share-based compensation	-	283	1,364	-	-	1,647	-	-	-	1,647
Issuance of restricted stock	177,744	-	-	-	-	-	-	-	-	-
Common stock issued, net of $212,737 issuance costs	487,654	692	-	-	-	692	-	-	-	692
BALANCE, DECEMBER 31, 2010	27,015,680	$189,491	$12,297	$(184,490)	$-	$17,298	$-	$-	$-	$17,298

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars)

	Year Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES:
Net loss	$(22,291)	$(21,931)	$(29,340)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,896	2,035	2,076
Securities received in payment of license fees	-	(750)	-
(Gain)/loss on discontinued operations	(129)	1,446	633
Share-based compensation	1,647	1,152	1,151
Loss on disposal of fixed assets	710	17	382
Impairment of patents	47	-	-
Loss/(gain) on sale of available for sale securities	2,045	(868)	-
Settlement and release	-	-	3,605
Impairment of investment	-	-	89
Asset deposit	-	375	-
Accrued interest on notes receivable	-	-	(83)
Changes in operating assets and liabilities:
Accounts receivable, net	(635)	276	363
Accounts receivable from related party, net	-	(4)	-
Notes receivable from related party, net	-	-	1,722
Product inventories	(1,599)	(4,896)	(98)
Prepaid expenses and other current assets	(449)	(1,352)	226
Other assets	125	33	-
Trade accounts payable	1,064	958	(7,297)
Accrued salaries and benefits	118	(736)	(878)
Accrued warranty	132	43	(2,880)
Deferred revenues	2,205	-	-
Accrued liabilities	(59)	(6)	5
Net cash used in operating activities	(15,172)	(24,208)	(30,324)

INVESTING ACTIVITIES
Sale of available for sale securities	2,599	2,006	-
Interest on available for sale securities	8	6	4
Purchase of property, plant and equipment	(953)	(149)	(2,773)
Proceeds from sale of assets	13	-	35
Net cash provided by (used in) investing activities	1,667	1,863	(2,734)

FINANCING ACTIVITIES:
Issuance of common shares for cash, net of issuance costs	692	12,813	10,000
Proceeds from exercise of stock options	-	-	528
Proceeds from exercise of warrants	-	-	752
Proceeds from recovery of short swing profits	-	-	177
Proceeds from notes payable	6	387	345
Payment of notes payable	(600)	(926)	(813)
Proceeds from long-term debt	-	58	12
Repayment of long-term debt	(20)	(15)	-
Contributions from minority interest	-	62	-
Net cash provided by financing activities	78	12,379	11,001
Net decrease in cash and cash equivalents	(13,427)	(9,966)	(22,057)

CASH AND CASH EQUIVALENTS:
Beginning of period	18,122	28,088	50,145
End of period	$4,695	$18,122	$28,088

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$49	$97	$133
Cash paid for income taxes	None	None	None

NON-CASH TRANSACTIONS:
Acquisition of assets included in accounts payable	$26	$75	$10
Unrealized gain/(loss) on available for sale securities	$1,560	$313	$(1,388)
Issuance of restricted stock to directors	$320	$397	$303
Settlement of all known claims to Al Yousuf, LLC	$-	$-	$3,605
Impairment of AlSher Titania fixed assets	$-	$1,308	$-
Payment of license with stock	$-	$750	$-

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008
(Expressed in United States Dollars)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business — We are a Canadian corporation, with principal assets and operations in the United States, whose primary business is developing, manufacturing and selling our nano lithium titanate battery products.  Our primary focus is marketing our large-scale energy storage solutions to power companies and electric grid operators throughout the world.  In addition, we market our battery products to electric and hybrid-electric mass-transit vehicle manufacturers.  During 2010 we also started to expand our market focus to include use of our battery technology in additional industrial markets with applications requiring batteries that can provide high power quickly, a fast recharge, have a long cycle life, operate at a wide temperature range and are extremely safe.
We also provide contract research services on select projects where we can utilize our resources to develop intellectual property and/or new products and technology.  Although contract services revenue comprised a significant portion of our total revenues in recent years accounting for 50%, 65%, and 87%, respectively in 2010, 2009 and 2008, we expect a major decline in this percentage as our battery product sales increase.

Principles of Consolidation — The consolidated financial statements include the accounts of Altair Nanotechnologies Inc. and our subsidiaries which include (1) Altair US Holdings, Inc., (2) Mineral Recovery Systems, Inc. (“MRS”), (3) Fine Gold Recovery Systems, Inc. (“FGRS”) dissolved on December 30, 2008, and (4) Altairnano, Inc. (“ANI”), (collectively referred to as the “Company”), all of which are 100% owned and (5) AlSher Titania LLC, which was 70% owned by ANI but was sold April 30, 2010. All of the subsidiaries are incorporated in the United States of America. Inter-company transactions and balances have been eliminated in consolidation.

Basis of Presentation and Going Concern — The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. (The Company has incurred recurring losses from operations resulting in an accumulated deficit of $184,490,000.  Additionally, the Company experienced $15,172,000 in negative cash flows from operations during the year ended December 31, 2010, resulting in a cash balance of $4,695,000 at December 31, 2010.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.)

In September of 2010 the Company entered into a Share Subscription Agreement (the “Share Subscription Agreement” with Canon Investment Holdings Limited (“Canon”) under which they have agreed, subject to conditions to closing and the risk of termination, to purchase a number of shares of common stock such that, following closing, Canon will own 51% of the outstanding shares of common stock of the Company on a fully diluted basis.  Based upon the number of shares of common stock and the rights to acquire shares of common stock outstanding as of December 31, 2010, the Company estimates that the number of shares to be purchased will be 31,523,017, at an aggregate purchase price of $48,948,799.  If the Company issues additional shares of common stock prior to closing, as permitted by a recent amendment, the number of shares to be purchased, and the aggregate purchase price, will increase.  As a result of delays in filing of the joint request with the Committee for Foreign Investment in the United States (“CFIUS”) to review the Canon transaction and the decision by CFIUS to extend their initial 30-day review into an additional 45-day review, the transaction did not close in 2010.  Management began taking steps in the fourth quarter to reduce its cash burn rate and extend its runway until the Canon transaction closes.  Those steps included:

▪	a freeze on all hiring,
▪	a deferral of all inventory purchases not tied to a specific customer contract,
▪	a delay in all development efforts not needed in the immediate timeframe,
▪	a cancellation of a number of non-critical consulting contracts,
▪	sale of the auction rate securities that the Company was holding, and
▪	sale of the remaining Spectrum Pharmaceutical common stock that the Company held.

As a result of restrictive conditions associated with the Canon negotiations and then contained in the Share Subscription Agreement, the Company has been precluded from raising any additional external equity or debt capital since July of 2010.

The Company anticipated closing in early February 2011, however, Canon indicated that it was not in a position to close.  The rights under the Conditional Supply and Licensing Agreement to purchase the Company’s nano lithium titanate, and manufacture batteries using the Company’s design principles, were significant motivations for Canon to enter into the share purchase transaction, and Canon indicated that its operating subsidiary was having difficulty implementing the battery manufacturing technology called for in the Conditional Supply and Licensing Agreement.  Canon also stated, although the Company has not verified, that it had permitted certain credit facilities required to close to expire near the original end date of the Share Subscription Agreement and needed time to re-establish these credit facilities.

On February 16, 2011, the Company signed the First Amendment to the Share Subscription Agreement (the “SSA Amendment”) which, among other things, extends the end date under the Share Subscription Agreement to May 17, 2011.  The SSA Amendment also authorized the Company, subject to certain limitations, to sell equity securities in order to raise interim capital.  The Company has since engaged JMP Securities with respect to a possible interim financing.  If we are unable to raise interim capital, we will face a liquidity shortage prior to the anticipated closing of the Canon transaction in May 2011.
 In the meantime the Company has implemented additional steps to further extend our runway and lower our cash burn including:

▪	an immediate reduction in the manufacture of nano lithium titanate that was to be shipped to YTE and termination of employment of the individuals performing this work,
▪	elimination of all contract personnel not working directly on the Proterra customer contract,
▪	renegotiation of payment terms with our suppliers and vendors,
▪	elimination of all but essential travel related to customer contracts or this immediate financing, and
▪	deferral of all activities requiring the purchase of supplies or material not tied directly to an existing customer contract.

At this point, it is the Company’s expectation that the Canon transaction will close.  If the Canon transaction were not to close, however, the Company would face an immediate liquidity shortage and need to find an alternative source of financing.

On October 21, 2010, the Board of Directors of the Company authorized a reverse split of the Company’s common stock at a ratio of one-for-four, effective close of business on November 15, 2010. The Company’s stockholders previously approved the reverse split in May 2010. As a result of the reverse split, every four shares of common stock outstanding were combined into one share of common stock. The reverse split did not affect the amount of equity the Company has nor did it affect the Company’s market capitalization. All previously reported share and per share amounts have been restated in the accompanying consolidated financial statements and related notes to reflect the reverse stock split.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish profitable operations.  We have financed operations through operating revenues and through the issuance of equity securities (common shares, convertible debentures, stock options and warrants), and debt (term notes). Until we are able to generate positive operating cash flows, additional funds will be required to support operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist principally of bank deposits and institutional money market funds.  Short-term investments that are highly liquid have insignificant interest rate risk and original maturities of 90 days or less are classified as cash and cash equivalents.  Investments that do not meet the definition of cash equivalents are classified as held-to-maturity or available-for-sale.

Our cash balances are maintained in bank accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”) and Canada Deposit Insurance Corporation (“CDIC”) up to a maximum of US $250,000 and CN $100,000, respectively, per depositor.  At December 31, 2010 and December 31, 2009 we had $2.6 million and $1.2 million, respectively, in excess of insurance limits in bank accounts insured by the FDIC or CDIC.  The FDIC adopted a final rule amending its deposit insurance regulations on November 15, 2010 to implement Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act providing for unlimited deposit insurance for non-interest bearing transaction accounts for two years starting December 31, 2010.

Investment in Available for Sale Securities — The investment in short-term available for sale securities consisted of 113,809 Shares of Spectrum Pharmaceuticals, Inc. common stock valued at $505,000 at December 31, 2009.  This stock was received in exchange for ownership assignment of all patent rights associated with RenazorbTM and RenalanTM compounds to Spectrum.  Spectrum must also pay us future milestone and royalty payments as they develop revenues for these compounds.  On December 10, 2010, we sold all of these shares and realized a loss on sale of investment of $95,000.

Accounts Receivable — Accounts receivable consists of amounts due from customers for services and product sales, net of an allowance for doubtful accounts.  We determine the allowance for doubtful accounts by reviewing each customer account and specifically identifying any potential for loss.

The allowance for doubtful accounts is as follows:

In thousands of dollars

	2010	2009
Beginning Balance, January 1,	$161	$84
Additions charged to costs and expenses	-	177
Net deductions (write-offs, net of collections)	(161)	(100)
Ending Balance, December 31,	$-	$161

Inventory – We value our inventories generally at the lower of cost (first-in, first-out method) or market.  We employ a full absorption procedure using standard cost techniques.  The standards are customarily reviewed and adjusted every three months.  Overhead rates are recorded to inventory based on normal capacity.  Any idle facility costs or excessive spoilage are recorded as current period charges.  As of December 31, 2010, we recorded a $623,000 inventory valuation allowance due to quality issues with our cell supplier, of which $541,000 is recorded as a receivable from our vendor covered under their product warranty.  As of December 31, 2009, we had $71,000 of inventory valuation allowance recorded.

Research and Development Expenditures —  The costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred.  Research and development expenditures related to materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) are capitalized when acquired or constructed.  Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on our behalf and indirect costs are expensed as research and development costs when incurred.

Foreign Currency Translation — Asset and liability accounts, which are originally recorded in the appropriate local currencies, are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average exchange rates for the period. Transaction gains and losses are included in the accompanying consolidated statements of operations. Substantially all of our assets are located in the United States of America.

Stock-Based Compensation — We measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized over the period during which services are provided in exchange for the award, known as the requisite service period (usually the vesting period).

Long-Lived Assets — We evaluate the carrying value of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable.  The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows expected to be generated by the asset are less than the carrying value.  Our estimate of the cash flows is based on the information available at the time including the following:  internal budgets; sales forecasts; customer trends; anticipated production volumes; and market conditions over an estimate of the remaining useful life of the asset which may range from 3 to 10 years for most equipment and up to 22 years for our building and related building improvements.  If an impairment is indicated, the asset value is written down to its fair value based upon market prices, or if not available, upon discounted cash flow value, at an appropriate discount determined by us to be commensurate with the risk inherent in the business model.  The determination of both undiscounted and discounted cash flows requires us to make significant estimates and consider the expected course of action at the balance sheet date.  Our assumptions about future sales and production volumes require significant judgment because actual sales prices and volumes have fluctuated significantly in the past and are expected to continue to do so.  Until the Company’s products reach commercialization, the demand for our products is difficult to estimate.  Subsequent changes in estimated undiscounted and discounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists, the amount of the impairment charge recorded and whether the effects could materially impact our consolidated financial statements.  Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product or the assets used to produce it, a history of operating or cash flow losses and/or the partial or complete lapse of technology rights protection.

As of December 31, 2010, we estimate that our future cash flows, on an undiscounted basis, are greater than our $9.1 million investment in long-lived assets.  Our estimated future cash flows include anticipated product sales, commercial collaborations, and contracts and grant revenue, since our long-lived asset base, which is primarily composed of production, laboratory and testing equipment is utilized to fulfill contracts in all revenue categories.

In the first quarter of 2010, we reviewed our four capitalized patents and determined that three of these patents had value in excess of their net book value of $483,000 at that time. In the first quarter, we determined that the fourth patent no longer had value.  The fourth patent had an original cost of $152,000, accumulated depreciation of $105,000 and a net value of $47,000.  Accordingly, an impairment charge of $47,000 was recorded, and is reflected for the twelve months ended December 31, 2010.

During the third quarter of 2010, we reviewed the remaining three capitalized patents and determined that these patents had value in excess of their net book value of $426,000 as of December 31, 2010.  AlSher currently has an exclusive license to use this technology from Altair.

Based on our assessment, which represents no change from the prior year in our approach to valuing long-lived assets, after recording the impairment described above, we believe that our long-lived assets are not impaired.

Property, plant and equipment held and used are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the following useful lives:

Furniture and office equipment	3–7 years
Vehicles	5 years
Nanoparticle production equipment	5–10 years
Building and improvements	30 years

We have property, plant and equipment that is held and not used stated at cost less accumulated depreciation.  Depreciation is recorded using the straight-line method over the useful lives established for property, plant and equipment held and used.

Property Plant and Equipment, net – held and not used included assets being redeployed from our Life Sciences and Performance Materials Divisions, into our Power and Energy Group.  We  redeployed these assets during the second quarter of 2010 into our Power and Energy Group or transferred to Sherwin Williams through our transfer of AlSher Titania, LLC on April 30, 2010.

Patents related to the nanoparticle production technology are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from 14 to 17 years.

Revenue Recognition — We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been performed, the fee is fixed and determinable, and collectability is reasonably assured.  Our revenues were derived from product sales, commercial collaborations and contracts and grants. Revenue from product sales is recognized upon delivery of the product, unless specific contractual terms dictate otherwise.  Based on the specific terms and conditions of each contract/grant, revenues are recognized on a time and materials basis, a percentage of completion basis and/or a completed contract basis.  Revenue under contracts based on time and materials is recognized at contractually billable rates as labor hours and expenses are incurred.  Revenue under contracts based on a fixed fee arrangement is recognized based on various performance measures, such as stipulated milestones.  As these milestones are achieved, revenue is recognized.  From time to time, facts develop that may require us to revise our estimated total costs or revenues expected.  The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known.  The full amount of anticipated losses on any type of contract is recognized in the period in which it becomes known.  Payments received in advance relating to the future performance of services or deliveries of products are deferred until the performance of the service is complete or the product is shipped.  Upfront payments received in connection with certain rights granted in contractual arrangements are deferred and revenue is recognized over the related time period which the benefits are received.  Based on specific customer bill and hold agreements, revenue is recognized when the inventory is shipped to a third party storage warehouse, the inventory is segregated and marked as sold, the customer takes the full rights of ownership and title to the inventory upon shipment to the warehouse per the bill and hold agreement.  When contract terms include multiple components that are considered separate units of accounting, the revenue is attributed to each component and revenue recognition may occur at different points in time for product shipment, installation, and service contracts based on substantial completion of the earnings process.

Accrued Warranty — We provide a limited warranty for battery packs and energy storage systems.  A liability is recorded for estimated warranty obligations at the date products are sold.  Since these are new products, the estimated cost of warranty coverage is based on cell and module life cycle testing and compared for reasonableness to warranty rates on competing battery products.  As sufficient actual historical data is collected on the new product, the estimated cost of warranty coverage will be adjusted accordingly.  The liability for estimated warranty obligations may also be adjusted based on specific warranty issues identified.

Non-controlling Interest — In April 2007, The Sherwin-Williams Company (“Sherwin”) entered into an agreement with us to form AlSher Titania LLC (“AlSher”), a Delaware limited liability company.  AlSher is a joint venture combining certain technologies of ours and Sherwin in order to develop and produce titanium dioxide pigment for use in paint and coatings and nano titanium dioxide materials for use in a variety of applications, including those related to removing contaminants from air and water.  Pursuant to a Contribution Agreement dated April 24, 2007 among Sherwin, AlSher, and us, we contributed to AlSher an exclusive license to use our technology (including our hydrochloride pigment process) for the production of titanium dioxide pigment and other titanium containing materials (other than battery or nanoelectrode materials) and certain pilot plant assets with a net book value of $3,110,000.  We received no consideration for the license granted to AlSher other than our ownership interest in AlSher.  Sherwin agreed to contribute to AlSher cash and a license agreement related to a technology for the manufacture of titanium dioxide using the digestion of ilmenite in hydrochloric acid.  As a condition to enter into the second phase of the joint venture, we agreed to complete the pigment pilot processing plant and related development activities by January 2008.  The 100 ton pigment pilot processing plant was commissioned in February 2008 and the costs associated with this effort were partially reimbursed by AlSher.  We contribute any work in process and fixed assets associated with completion of the pigment pilot processing plant to the AlSher joint venture.  For each reporting period, AlSher is consolidated with our subsidiaries because we have a controlling interest in AlSher and any inter-company transactions are eliminated (refer to Note 1 – Basis of Preparation of Consolidated Financial Statements).  The non-controlling shareholder’s interest in the net assets and net income or loss of AlSher are reported as non-controlling interest in subsidiary on the condensed consolidated balance sheet and as non-controlling interest share in the condensed consolidated statement of operations, respectively.

Asset impairment of $1.3 million in 2009 relates to the expense of adjusting AlSher Titania, LLC assets to fair market value as of December 31, 2009.  These assets were temporarily idled throughout 2009 as we searched for an interested party to acquire our interests in AlSher Titania.  On April 30, 2010, we sold our 70% share in the AlSher Titania Joint Venture to Sherwin-Williams.  We recorded a gain of $124,000 on discontinued operations that was comprised of $400,000 loss on disposal of fixed assets and $524,000 remaining equity in noncontrolling interest.

Overhead Allocation — Facilities overhead, which is comprised primarily of occupancy and related expenses, are initially recorded in general and administrative expenses and then allocated to research and development and product inventories based on relative labor costs.

Net Loss per Common Share — Basic loss per share is computed using the weighted average number of common shares outstanding during the period.  Diluted loss per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period.  Potentially dilutive shares consist of the incremental common shares issuable upon the exercise of stock options and warrants.  Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.  We had a net loss for all periods presented herein; therefore, none of the stock options and warrants outstanding during each of the periods presented, as discussed in Notes 11 and 12, were included in the computation of diluted loss per share as they were anti-dilutive.  Stock options and warrants to purchase a total of 3,271,138 shares as of December 31, 2010, 2,987,162 shares as of December 31, 2009 and 1,159,497 shares as of December 31, 2008 were excluded from the calculations of diluted loss per share for the years ended December 31, 2010, 2009 and 2008, respectively.

Accumulated Other Comprehensive Loss — Accumulated other comprehensive loss consists entirely of unrealized loss on the investment in available for sale securities.

Deferred Income Taxes — Income taxes are accounted for using the asset and liability method.  Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred income tax assets will more likely than not be realized from the results of operations.  We have recorded a valuation allowance to reflect the estimated amount of deferred income tax assets that may not be realized. The ultimate realization of deferred income tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

Fair Value of Financial Instruments — Our financial instruments such as cash and cash equivalents and long-term debt, when valued using market interest rates, would not be materially different from the amounts presented in the consolidated financial statements.

Recent Accounting Pronouncements —

Issued and adopted:

In January 2010, the FASB revised two disclosure requirements concerning fair value measurements and clarified two others.  These requirements mandate separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers.  They will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis.  The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements.  Our disclosures about fair value measurements are presented in Note 4 – Fair Value Measurements. We have adopted the changes required except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which will become effective for the Company on January 1, 2011. Management has determined that the adoption of these changes will not have a material impact on the Financial Statements.

Issued and not yet adopted:

In October 2009, the FASB issued changes to Multiple-Deliverable Revenue Arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable and expands the disclosures required for multiple-deliverable revenue arrangements. This guidance is effective for revenue arrangements that are entered into or are materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  Management has determined that the adoption of these changes will not have an impact on the Financial Statements.

In April 2010, the FASB issued guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. It is effective for fiscal years beginning on or after June 15, 2010. Management has determined that the adoption of these changes will not have an impact on the Financial Statements.

Reclassifications — Certain reclassifications have been made to prior period amounts to conform to classifications adopted in the current year.

3.      INVESTMENT IN AVAILABLE FOR SALE SECURITIES

The auction rate corporate notes are long-term instruments with expiration dates through 2017.  Through the third quarter of 2007, the interest was settled and the rate reset every 7 to 28 days and historically these investments were classified as short-term investments.  However, in the fourth quarter of 2007 due to the reduction of liquidity in the auction rate market, sell orders exceeded bid orders in that market, and the interest relating to these investments was reset to a contractual rate of London Interbank Offering Rate plus 50 basis points, which is not a market rate.  Based on this change in the liquidity, these investments were evaluated to determine if there was impairment during 2009 and 2010.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, ratings of the underlying collateral, and a probability-weighted discounted cash flow analysis.  We continued this analysis for the first three quarters of 2010 and then sold all auction rate corporate notes in the fourth quarter of 2010.  The sale resulted in $1.95 million in cash received and a $1.95 million realized loss on investments.

As of December 31, 2009, investment in available for sale securities (short-term) consisted of 113,809 shares of Spectrum Pharmaceuticals, Inc. (“Spectrum”) common stock.  The shares were received as partial compensation for the assignment of all rights and title to RenaZorbTM and RenalanTM.  Upon receipt, the shares were recorded at their market value as measured by their closing price on the NASDAQ Capital Market, resulting in a recorded basis of $750,000.  At December 31, 2009, their fair value was $505,000 representing an unrealized holding loss of $245,000.  On December 10, 2010, the 113,809 shares of Spectrum stock were sold at $5.752 per share for a gross amount of $655,000.  After charges and fees, net proceeds were $649,000.  Altair realized a loss on sale of investment of $95,000.

4.	FAIR VALUE MEASUREMENTS

The following are the methods and assumptions we use to estimate the fair value of our financial instruments.

Cash and cash equivalents
Due to their short term nature, carrying amount approximates fair value.

Accounts receivable
Due to their short term nature, carrying amount approximates fair value.

Investment in available for sale securities
For investment in available for sale securities, fair values are based on quoted market prices. For auction rate securities, fair values are estimated using discounted cash flow analyses incorporating significant unobservable inputs.

Trade accounts payable
Due to their short term nature, carrying amount approximates fair value.

Long-term debt
Due to the short term nature of the current portion of long-term debt, the carrying amount approximates fair value.  The non current portion of long-term debt is not material and the carrying amount approximates fair value.

Our financial instruments are accounted for at fair value on a recurring basis.  We have no financial instruments accounted for on a non-recurring basis as of December 31, 2010 or 2009. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  A market or observable inputs is the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Significant inputs to the valuation model are unobservable.

No assets or liabilities were recorded at fair value on a recurring basis at December 31, 2010.

The following table summarizes the valuation of our assets by the fair value hierarchy at December 31, 2009:

In thousands of dollars

Assets at fair value:	Total	Level 1	Level 2	Level 3
Auction rate corporate notes	$2,587	$-	$-	$2,587
Spectrum Pharmaceuticals, Inc.	505	505	-	-
Investment in available for sale securities	$3,092	$505	$-	$2,587

The Spectrum Pharmaceuticals shares listed above at December 31, 2009 were acquired from Spectrum on August 4, 2009 when we entered into an amended agreement with Spectrum in which we transferred them the rights to RenalanTM in addition to RenaZorbTM.  A component of this agreement was the payment to us of an additional 113,809 shares of Spectrum common stock. On December 10, 2010, Altair sold 113,809 shares of Spectrum stock at $5.752 per share for a gross amount of $655,000.  After charges and fees, net proceeds were $649,000.  Altair realized a loss on sale of investment of $95,000.

The following table summarizes current and non-current marketable securities, accounted for as "available for sale" securities at December 31, 2010 and 2009:

In thousands of dollars

	2010				2009
				Unrealized				Unrealized
		Fair	Carrying	(loss)/gain		Fair	Carrying	(loss)/gain
	Cost	Value	Value	accumulated	Cost	Value	Value	accumulated
Current marketable securities:
Spectrum Pharmaceuticals, Inc.	-	-	-	-	752	505	505	(247)
Total current	$-	$-	$-	$-	$752	$505	$505	$(247)
Non-current marketable securities:
Auction rate corporate notes	-	-	-	-	3,900	2,587	2,587	(1,313)
Total non-current	$-	$-	$-	$-	$3,900	$2,587	$2,587	$(1,313)

The activity relating to assets valued on a recurring basis utilizing Level 3 inputs for the twelve months ended December 31, 2010 and December 31, 2009 is summarized below:
In thousands of dollars

	Auction rate	Auction rate
	corporate notes	corporate notes
	2010	2009
Beginning Balance, January 1	$2,587	$2,816
Sale or settlements	(1,950)	-
Realized losses	(1,950)	-
Unrealized gains/(losses)	-	(223)
Other adjustments	-	(6)
Reclassification adjustment for realized loss on securities included in net loss	1,313	-
Ending Balance, December 31	$-	$2,587

The amount of total gains or losses for the twelve months ended December 31, 2010 was a realized loss of $1,950,000 associated with the sale of the auction rate securities. For the twelve months ended December 31, 2009 included in other comprehensive income in Stockholder’s Equity attributable to the change in unrealized gain (loss) relating to assets still held at the reporting date was $(223,000).

Financial instruments that trade in less liquid markets with limited pricing information generally include both observable and unobservable inputs.  In instances where observable data is unavailable, we consider the assumptions that market participants would use in valuing the asset.  Such investments are categorized in Level 3 as the inputs generally are not observable.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, ratings of the underlying collateral, and a probability-weighted discounted cash flow analysis.

5.	PRODUCT INVENTORIES

Product Inventories consisted of the following at December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Raw Materials	$2,979	$3,933
Work in process	920	908
Finished goods	2,926	202
Total product inventories	$6,825	$5,043

Once products reach the commercialization stage, the related inventory is recorded.  The costs associated with products undergoing research and development are expensed as incurred.  As of December 31, 2009 and 2010, inventory relates to the production of batteries targeted at the stationary power and electric bus markets.

We recorded an inventory valuation allowance on finished goods of $623,000 and $71,000 at December 31, 2010 and 2009, respectively.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment used in operations consisted of the following as of December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Machinery and equipment	$11,035	$9,116
Building and improvements	5,155	4,288
Furniture, office equipment & other	1,200	1,251

Total	17,390	14,655
Less accumulated depreciation	(8,663)	(5,985)
Total property, plant and equipment	$8,727	$8,670

Property, plant and equipment held and not used in operations consisted of the following as of December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Machinery and equipment	$-	$5,642
Building and improvements	-	849
Furniture, office equipment & other	-	49
Asset impairment	-	(1,308)

Total	-	5,232
Less accumulated depreciation	-	(3,021)
Total property, plant and equipment	$-	$2,211

Depreciation expense for the years ended December 31, 2010, 2009, and 2008 totaled $1.9 million, $2.6 million and $2.7 million, respectively.

Asset impairment of $1.3 million in 2009 relates to the expense of adjusting AlSher Titania, LLC assets to fair market value as of December 31, 2009.  These assets were temporarily idled throughout 2009 as we searched for an interested party to acquire our interests in AlSher Titania.  On April 30, 2010, we sold our 70% share in the AlSher Titania Joint Venture to Sherwin-Williams.  We recorded a gain of $124,000 on discontinued operations that was comprised of $400,000 loss on disposal of fixed assets and $524,000 remaining equity in noncontrolling interest.

The remaining Performance Materials fixed assets of $609,000 at December 31, 2009 consist primarily of production assets such as mills, furnaces and laboratory equipment suited for general use in our business.  These assets were either re-purposed to the Power and Energy segment to support the anticipated growth in sales volume, sold or scrapped during 2010.  These assets are expected to have in-service lives at least equal to their depreciation lives and with reasonable ongoing maintenance are expected to continue functioning throughout that period.  If we are unable to commercialize our battery products, the value of these assets could be impaired, but we believe this outcome is unlikely.  These assets were classified as held and not used as of December 31, 2009.

Life Sciences fixed assets with a net book value of $1.2 million as of December 31, 2009 are primarily building improvements that expand production and lab areas.  In 2009, these assets were reported as held but not used.  It was determined that these improvements do add to the value of our Reno, Nevada building and the space and will be required for the expansion of  Power and Energy operations based on anticipated growth in sales volume within the next two years.  During 2010, these fixed assets were either transferred to the Power and Energy segment, sold or scrapped.  Failure to commercialize our battery products and a significant drop in real estate values could lead to impairment of these assets.  We believe that the occurrence of such events is unlikely.

7.	PATENTS

Patents consisted of the following at December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Patents and patent applications	$1,366	$1,518
Less accumulated amortization	(940)	(967)
Total patents and patent applications	$426	$551

All patents are being amortized on a straight-line basis over their useful lives with a weighted average amortization period of approximately 16.7 years. Amortization expense was $78,000, $84,000 and $84,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  For each of the next five years, amortization expense relating to intangibles is expected to be approximately $76,000 per year.   We expense all costs, as incurred, associated with renewing or extending our patents.

8.	ACCRUED WARRANTY

Accrued warranty consisted of the following at December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Beginning Balance – January 1,	$79	$36
Increases to reserve based on sales	152	47
Charges against warranty reserve	(20)	(4)
Ending Balance – December 31,	$211	$79

The $47,000 added to the warranty reserve during 2009 is associated with battery packs sold during 2009.  During 2010, the warranty provision increased $152,000 based on sales.  The charges against the provision of $20,000 primarily reflects activity in connection with the AES prototype battery pack purchased in 2007.

9.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31, 2010 and 2009:

In thousands of dollars

	2010	2009
Accrued interest	$-	$38
Accrued use tax	7	6
Accrued property tax	21	-
Accrued mineral lease payments	67	67
Accrued reclamation costs	6	6
Accrued straight line rent	17	54
Accrued fees to vendors	269	276
Total accrued liabilities	$387	$447

10.	NOTES PAYABLE

Notes payable consisted of the following at December 31, 2010 and 2009:

In thousands of dollars
	2010	2009

Note payable to BHP Minerals International, Inc.	$-	$600
Note payable to AICCO, Inc.	-	194
Note payable to Imperial Credit Corporation	196	-
Capital Leases	36	53
Subtotal	232	847
Less current portion	(216)	(810)
Long-term portion	$16	$37

On August 8, 2002, we entered into a purchase and sale agreement with BHP Minerals International, Inc. (“BHP”), wherein we purchased the land, building and fixtures in Reno, Nevada where our titanium processing assets are located. In connection with this transaction, BHP also agreed to terminate our obligation to pay royalties associated with the sale or use of the titanium processing technology. In return, we issued to BHP a note in the amount of $3.0 million, at an interest rate of 7%, secured by the property we acquired. Interest did not begin to accrue until August 8, 2005. As a result, we imputed interest and reduced the face amount of the note payable by $567,000, which was then amortized to interest expense from inception of the note through August 8, 2005. Payments were due in February of each year beginning in 2006.  The note and all accrued interest were paid in full in January 2010.

11.	STOCK BASED COMPENSATION

At December 31, 2010, we have a stock incentive plan, administered by the Board of Directors, which provides for the granting of options and restricted shares to employees, officers, directors and other service providers.  This Plan is described in more detail below.  The compensation cost that has been charged against income for this Plan was $1.6 million, $1.1 million, and $1.2 million for the years ended 2010, 2009 and 2008, respectively.  Of this amount, $303,000, $221,000 and $168,000 was recognized in connection with restricted stock and options granted to non-employees for the years ended 2010, 2009 and 2008, respectively.

Stock Options

The total number of shares authorized to be granted under the 2005 stock plan was increased from 750,000 to an aggregate of 2,250,000 based on the proposal approved at the annual and special meeting of shareholders on May 30, 2007.  Prior stock option plans, under which we may not make future grants, authorized a total of 1,650,000 shares, of which options for 1,058,725 were granted (net of expirations) and options for 45,375 are outstanding and unexercised at December 31, 2010. Options granted under the plans generally are granted with an exercise price equal to the market value of a common share at the date of grant, have five- or ten-year terms and typically vest over periods ranging from immediately to three years from the date of grant.  The estimated fair value of equity-based awards, less expected forfeitures, is amortized over the awards’ vesting period utilizing the graded vesting method.  Under this method, unvested amounts begin amortizing at the beginning of the month in which the options are granted.

In calculating compensation recorded related to stock option grants for the years ended December 31, 2010, 2009 and 2008, the fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model and the following weighted average assumptions:

	2010	2009	2008
Dividend yield	None	None	None
Expected volatility	84%	82%	76%
Risk-free interest rate	1.83%	1.50%	3.00%
Expected life (years)	5.75	5.72	4.92

The computation of expected volatility used in the Black-Scholes Merton option-pricing model is based on the historical volatility of our share price.  The expected term is estimated based on a review of historical and future expectations of employee exercise behavior.

A summary of option activity under our equity-based compensation plans as of December 31, 2010, 2009 and 2008, and changes during the year then ended is presented below:

	2010				2009				2008
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1,	1,230,034	$9.60	7.8	$2,000	989,108	$12.12	7.4	$11,000	1,041,533	$11.24	7.0	$6,024,389
Granted	444,312	$3.94			401,188	$4.64			532,979	$12.16
Exercised	-	-			-	-			(84,803)	$6.24
Forfeited/expired	(160,321)	$9.57			(160,262)	$12.80			(500,602)	$11.32

Outstanding at December 31,	1,514,025	$7.93	7.5	-	1,230,034	$9.60	7.8	$2,000	989,108	$12.12	7.4	$10,661

Exercisable at December 31,	669,872	$10.96	6.3	-	554,854	$12.12	6.6	-	476,401	$12.56	5.8	$900

Shares issued to non-employees reflected in the table above include 133,416 shares outstanding at January 1, 2010, with no shares granted, no shares exercised, and 12,396 shares forfeited or expired during the year ended December 31, 2010, resulting in 93,416 shares outstanding of which 76,229 shares were exercisable as of December 31, 2010. Shares issued to non-employees reflected in the table above include 176,917 shares outstanding at January 1, 2009, 6,250 shares granted, no shares exercised, and 49,750 shares forfeited or expired  during the year ended December 31, 2009, resulting in 133,417 shares outstanding of which 103,833 shares were exercisable as of December 31, 2009. Shares issued to non-employees reflected in the table above include 646,000 shares outstanding at January 1, 2008, 136,667 shares granted, and 75,000 shares exercised during the year ended December 31, 2008, resulting in 707,667 shares outstanding of which 508,166 shares were exercisable as of December 31, 2008.
The weighted-average grant-date fair value of options granted during 2010, 2009 and 2008 was $2.27, $2.96 and $7.56, respectively.  The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $0 and was $408,000 for 2008.

A summary of the status of non-vested shares at December 31, 2010, 2009 and 2008 and changes during the year then ended, is presented below:

	2010		2009		2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested shares at January 1,	675,180	$7.52	512,707	$11.68	392,161	$11.84
Granted	444,312	3.94	401,188	4.64	532,979	12.16
Vested	(201,660)	8.52	(199,537)	11.84	(176,900)	12.16
Forfeited/Expired	(73,679)	5.96	(39,177)	10.60	(235,534)	12.72

Non-vested shares at December 31,	844,153	$5.17	675,180	$7.52	512,707	$11.68

Non-vested shares relating to non-employees reflected in the table above include 29,583 shares outstanding at January 1, 2010, no shares granted, no shares exercised, and 12,396 shares vested during the year ended December 31, 2010, resulting in 17,187 non-vested shares outstanding at December 31, 2010. Non-vested shares relating to non-employees reflected in the table above include 49,875 shares outstanding at January 1, 2009, 6,250 shares granted, no shares exercised, and 26,542 shares vested  during the year ended December 31, 2009, resulting in 29,584 non-vested shares outstanding at December 31, 2009. Non-vested shares relating to non-employees reflected in the table above include 155,666 shares outstanding at January 1, 2008, 136,667 shares granted and 92,832 shares exercised during the year ended December 31, 2008, resulting in 199,501 non-vested shares outstanding at December 31, 2008.

As of December 31, 2010, 2009, and 2008 there was $1.2 million, $902,000, and $869,455, respectively, of total unrecognized compensation cost related to non-vested options granted under the plans.  That cost is expected to be recognized over a weighted average period of one year for 2010, 2009, and 2008.  The total fair value of options vested during the year ended December 31, 2010, 2009, and 2008 was $1.1 million, $1.5 million, and $1.5 million, respectively.

Cash received from warrant and stock option exercises for the years ended December 31, 2010 and 2009 was $0 and for 2008 was $1.3 million.

Restricted Stock

Our stock incentive plan provides for the granting of other incentive awards in addition to stock options.  During the year ended December 31, 2010, the Board of Directors approved grants of 177,744 shares of restricted stock under the plan with a weighted average fair value of $1.80 per share.    Restricted shares have the same voting and dividend rights as our unrestricted common shares, vest over a two-year period and are subject to the employee’s or director’s continued service.  Compensation cost for restricted stock is recognized in the financial statements on a pro rata basis over the vesting period.

A summary of the changes in restricted stock outstanding during the year ended December 31, 2010, 2009 and 2008, is presented below:

	2010		2009		2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested shares at January 1,	76,624	$4.64	41,077	$9.08	21,964	$12.28
Granted	177,744	1.80	95,529	4.16	35,770	8.44
Vested	(43,372)	5.10	(30,200)	9.20	(16,324)	11.72
Forfeited/Expired	0	0.00	(29,782)	4.00	(333)	9.08

Non-vested shares at December 31,	210,996	$2.16	76,624	$4.64	41,077	$9.08

As of December 31, 2010, 2009, and 2008 we had total unrecognized compensation expense of $228,000, $225,000, and $373,000, respectively, net of estimated forfeitures, related to restricted stock which will be recognized over the weighted average period for December 31, 2010, 2009 and 2008 of 0.92 years, 1.6 years, and 1.7 years, respectively.

12.	WARRANTS

Warrants — Warrant activity for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

In thousands of dollars

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning of year	1,757,115	$4.61	170,371	$16.60	285,427	$13.04
Issued	-	-	1,649,245	4.00	-	-
Expired	-	-	(62,500)	21.06	(15,000)	10.00
Exercised	-	-		-	(100,056)	7.52
Outstanding at end of year	1,757,115	$4.61	1,757,115	$4.60	170,371	$16.60
Currently exercisable	1,757,115	$4.61	1,757,115	$4.60	170,371	$16.60

The following table summarizes information about warrants outstanding at December 31, 2010:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
		Remaining	Average
Range of		Contractual	Exercise
Exercise Prices	Warrants	Life (Years)	Price
$1.00 to $4.00	1,649,244	5.4	$4.00
$4.01 to $13.50	57,871	1.0	13.50
$13.50 to $14.56	50,000	0.6	14.56
	1,757,115	5.1	$4.61
\
Except as noted below, the warrants were issued in conjunction with debt and equity offerings.  The warrants expire on various dates ranging to May 2016.

Warrants Issued to Investors

During the year ending December 31, 2009, 1,649,240 warrants were issued in connection with the May 28, 2009 common stock offering at a strike price of $4.00 per common share.  As a result, no intrinsic value existed at the issuance date.  The following assumptions were used to value the warrant cost of $4.6 million, recorded as additional paid in capital within the consolidated statement of stockholders' equity and comprehensive loss:  expected life of 7 years, volatility of 89.8%, annual rate of quarterly dividends of $0 and risk free interest rate of 1.86%.  All of these warrants are outstanding at December 31, 2010.

Warrants Issued in Payment of Services

The cost associated with warrants issued as payment for outside services is estimated on the date of issuance using the Black-Scholes-Merton option-pricing model.

During the year ending December 31, 2007, 200,000 warrants were issued in connection with the Joint Development and Equipment Purchase Agreement with AES Energy Storage, LLC and the related Warrant Issuance Agreement signed on July 20, 2007.  Pursuant to this agreement, an initial warrant to purchase 50,000 common shares of ours at $14.56 per share was issued.  Since the Initial Warrant did not become exercisable until December 31, 2007, the fair value of the warrants was estimated at the issuance date and adjusted using variable accounting until the final vesting date occurred.   Based on the following assumptions at the vesting date of expected life of 1.83 years, volatility of 43.7%, annual rate of quarterly dividends of $0 and the risk free interest rate of 3.5%, a total of $261,000 was recorded in stock compensation expense.  All of these warrants are outstanding at December 31, 2010.

13.	OTHER TRANSACTIONS

On October 21, 2010, our Board of Directors authorized a reverse split of our common stock at a ratio of one for four, effective the end of business November 15, 2010. Our stockholders previously approved the reverse split in May 2010. As a result of the reverse split, every four shares of common stock outstanding were combined into one share of common stock. The reverse split did not affect the amount of equity the Company has nor did it affect the Company’s market capitalization.

On September 20, 2010, we reached a definitive agreement to sell additional common shares to Canon, a Hong Kong-based company.  This transaction will result in Canon owning 51% of Altair Nanotechnologies, Inc. on a fully-diluted basis (approximately 53.8% of shares outstanding following the transaction).  At the same time we signed the Share Subscription Agreement with Canon we also signed a supply and technology licensing agreement with a Canon affiliate, China-based Zhuhai Yintong Energy Company (“YTE”).  The agreement calls for the Company to supply YTE with nano-lithium titanate powder (“LTO”), 11 AHr cells and an ALTI-ESS 1 MW battery system totaling $6.6 million.  We shipped these products to YTE during the fourth quarter of 2010. As a result of the SSA Amendment, purchases under this Agreement have been indefinitely suspended.  During September 2010 we received a $2.0 million prepayment from YTE for these goods, of which $437,000 was recognized in the fourth quarter, leaving $1.6 million in deferred revenue as of December 31, 2010.  Deferred issuance costs related to this stock sale totaled $831,000 for the year ending December 31, 2010 and are included in current assets.

On June 9, 2010, we entered into an At the Market Issuance Sales Agreement with Thomas Weisel Partners LLC pursuant to which we may issue and sell our common shares having an aggregate offering price of up to $15.0 million from time to time through Thomas Weisel, acting as agent. The sales, if any, of shares made under the Sales Agreement will be made on the NASDAQ Capital Market by means of ordinary brokers' transactions at market prices, in privately negotiated transactions or as otherwise agreed by Thomas Weisel and Altair.  Thomas Weisel will use commercially reasonable efforts to sell the common shares from time to time, based upon our instructions (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Thomas Weisel commissions at a fixed commission rate of 5% of the gross sales price per share for any shares sold under the Sales Agreement.  We have also agreed to reimburse Thomas Weisel for certain specified expenses and have provided Thomas Weisel with customary indemnification rights.

As of December 31, 2010, we have sold 487,653 common shares under the At the Market Issuance Sales Agreement.  The sales were made at an average weighted price of $1.84 per share, generating gross proceeds of $905,000.  Issuance costs totaled $213,000 resulting in net proceeds to the Company of $692,000.

Based on the Share Subscription Agreement signed with Canon Investment Holdings Limited (“Canon”) on September 20, 2010, sales of shares under the At The Market Issuance Sales Agreement have been suspended.

For the year ending December 31, 2009, 1,649,240 warrants were issued in connection with the May 28, 2009 common stock offering at a strike price of $4.00 per common share.  As a result, no intrinsic value existed at the issuance date.  The following assumptions were used to value the warrant cost of $4.6 million, recorded as common stock issuance cost:  expected life of 7 years, volatility of 89.8%, annual rate of quarterly dividends of $0 and risk free interest rate of 1.86%.  All of these warrants are outstanding at December 31, 2009.

On October 6, 2008, we entered into a Stock Purchase and Settlement Agreement with Al Yousuf, LLC.  529,412 shares of common stock were issued at a fair value of $6.80 that were agreed upon as part of arms length negotiations, and were recorded as settlement expense in Operating Expense for the twelve months ended December 31, 2008.  Additionally, 1,470,588 shares were acquired by Al Yousuf, LLC at a purchase price of $6.80 per share for an aggregate purchase price of $10.0 million (refer to Note 17).

14.	LEASES

Operating Leases — We lease certain premises for office space and other corporate purposes.  Operating lease commitments at December 31, 2010 were:

In thousands of dollars:

2011	$319
2012	166
Thereafter	-
Total	$485

Lease expense for the years ended December 31, 2010, 2009 and 2008 totaled $319,000, $263,000 and $263,000, respectively.

Future minimum payments on capitalized leases are as follows:

In thousands of dollars:

Year ending December 31:
2011	$22
2012	17
2013	-
39
Less amount representing interest	(3)
Present value of net minimum lease payments	36
Less current maturity	(20)
Present value of net minimum leases included in long-term debt	$16

15.	INCOME TAXES

Losses before income taxes include losses relating to non-U.S. operations of $2.7 million, $361,000 and $3.1 million in the years ended December 31, 2010, 2009 and 2008, respectively.

Because of the net operating losses and a valuation allowance on deferred tax assets, there was no provision for income taxes recorded in the accompanying consolidated financial statements for each of the three years ended December 31, 2010, 2009, and 2008.

A reconciliation of the federal statutory income tax rate 35% and our effective income tax rates is as follows:

In thousands of dollars:

	Year Ended December 31,
	2010	2009	2008
Federal statutory income tax benefit	$(7,802)	$(7,459)	$(10,174)
Expiration of net operating loss carry forwards	942	1,509	517
Other, net	(60)	(17)	29
True up to prior tax returns	(607)	(682)	(3,481)
Exercise of incentive stock options	478	318	390
Valuation allowance	7,049	6,331	12,719
Total	$-	$-	$-

The components of the deferred tax assets consisted of the following as of December 31, 2010 and 2009:

In thousands of dollars:

	2010	2009
Deferred tax assets:
Net operating loss carry forwards	$52,706	$46,938
Basis difference in intangible assets	724	709
Accruals	640	395
Tax credits	465	465
Basic difference in property, plant, and equipment	4	-
Other, net	504	724
Total deferred tax assets	55,043	49,231

Deferred tax liabilities:
Basis difference in property, plant, and equipment	-	(896)
Total deferred tax liabilities	-	(896)
Valuation allowance	(55,043)	(48,335)
Net deferred tax assets	$-	$-

As a result of certain realization requirements, the table of deferred tax assets shown above does not include certain deferred tax assets at December 31, 2010 and 2009 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting.   Equity will be increased by approximately $27,000 if and when such deferred tax assets are ultimately realized.  We use tax law ordering for purposes of determining when excess tax benefits have been realized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In thousands of dollars:

	2010	2009
Balance at January 1	$27	$27
Reductions based on tax positions related to the current year	-	-
Balance at December 31	$27	$27

The Company does not recognize interest or penalties related to unrecognized tax benefits.

The Company has no material uncertain tax positions.

Our operating loss carry-forwards include losses generated in the United States and in Canada. The net operating loss carry-forwards total approximately $150.6 million as of December 31, 2010, excluding any potential Section 382 limitations described below, and will expire at various dates as follows:

2011 - 2014	$2,300,000
2015 - 2019	$2,046,000
2020 - 2024	$22,558,000
2025 - 2030	$123,685,000

Due to the significant increase in common stock issued and outstanding from 2005 through 2010, Section 382 of the Internal Revenue Code may provide significant limitations on the utilization of net operating loss carryforwards.  As a result of these limitations, it is estimated that as of December 31, 2010, approximately $25.0 million of these operating loss carryforwards have expired without being utilized.  The company has not performed a formal section 382 study, but will do so in future years as needed.

Based upon the significant increase in common stock expected to be issued in connection with the pending Share Subscription agreement with Canon, Section 382 of the Internal Revenue Code may require significant additional limitations on the utilization of net operating loss carry-forwards than those disclosed above.

Based on the historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes it more likely than not that the Company will not realize benefits of these deductible differences as of December 31, 2010.  Management has, therefore, established a full valuation allowance against its net deferred income tax assets as of December 31, 2010.

We are subject to taxation in the U.S., Canada and various states. We record liabilities for income tax contingencies based on our best estimate of the underlying exposures. We have not been audited by any jurisdiction since our inception in 1998. We are open for audit by the U.S. Internal Revenue Service, the Canada Revenue Agency and U.S. state tax jurisdictions from our inception in 1998 to 2010.

16.	COMMITMENTS AND CONTINGENCIES

Contingencies — We are subject to claims in the normal course of business.  Management, after consultation with legal counsel, believes that liabilities, if any, resulting from such claims will not materially effect our financial position or results of operations.

Litigation — We are currently not aware of any investigations, claims, or lawsuits that we believe could have a material adverse effect on our consolidated financial position or on our consolidated results of operations.

17.	RELATED PARTY TRANSACTIONS

In connection with the Share Subscription Agreement with Canon, we entered into a Waiver and Rights Agreement with Al Yousuf LLC on September 20, 2010.  Under the Waiver and Rights Agreement, Al Yousuf LLC has waived its right of first offer with respect to the Share Subscription Agreement. Al Yousuf LLC has also agreed that, with respect to any underwritten demand registration under its pre-existing registration rights agreement with us, to the extent Canon exercises piggyback registration rights under the Investor Rights Agreement and there is an underwriter cutback, Canon and Al Yousuf LLC will participate on a pro rata basis proportionate to their share ownership.

               We have agreed that, following the closing of the share issuance, Al Yousuf LLC will have the right to designate one director until such time as Al Yousuf LLC holds less than 5% of our outstanding common shares on a fully-diluted basis.  During the period we have only nine directors, the director appointed by Al Yousuf LLC will be one of the independent directors and serve as a member of the audit committee of our Board of Directors.

                We have further agreed that, at our next annual shareholder meeting following the closing of the transactions contemplated by the Share Subscription Agreement or if the Board decides to call a special shareholder meeting, at such shareholder meeting, we will propose to amend our articles to increase the size of the Board to no less than eleven directors and to nominate two new directors to the Board, one of whom to be designated by Canon and the other to be an independent director nominated by the Board pursuant our then-existing director nomination practice.  Canon and Al Yousuf LLC have agreed to vote their common shares in favor of such proposal and the election of the two new directors.  Under the Waiver and Rights Agreement, the parties have agreed that, upon closing of the share issuance, the lock up provisions applicable to the shares Al Yousuf LLC acquired from us will terminate.

As part of a 2007 stock purchase by Al Yousuf, LLC, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which we are required to cause a registration statement registering the re-sale of the purchased shares to be effective on the two-year anniversary of closing, to the extent the purchased shares are not at such time eligible for resale without restriction under Rule 144 under the Securities Act of 1933, as amended.  This period was extended to thirty-months pursuant to an amendment dated August 14, 2009 and further amended to permit delay of the filing of such registration statement until May 29, 2010.   A registration statement satisfying this initial registration obligation was declared effective on July 26, 2010.  The Registration Rights agreement also includes demand registration rights that extend until November 29, 2015.

On October 6, 2008, we entered into a Stock Purchase and Settlement Agreement dated as of September 30, 2008 with Al Yousuf, LLC. Pursuant to the agreement, we agreed to issue an aggregate of 2,000,000 common shares to Al Yousuf LLC. Of such shares, 1,470,588 shares were acquired on October 14, 2008 by Al Yousuf LLC at a purchase price of $6.80 per share, for an aggregate purchase price of $10.0 million. The remaining 529,412 shares were issued upon execution of the agreement in exchange for a release by Al Yousuf LLC of all potential claims arising from design concerns related to battery packs delivered to Phoenix Motorcars, Inc. in 2007, our related offer of a warranty replacement and inventory write-off, and any other known claims existing as of the date of the agreement. Under the Purchase Agreement dated November 29, 2007 between us and Al Yousuf LLC, pursuant to which Al Yousuf LLC purchased $40.0 million in common shares, we made certain representations and warranties related to our inventory, warranty reserve and similar matters that were affected by the write-off of battery inventories and warranty offer announced in March 2008.  (Also refer to Note 13).

On April 20, 2008, we executed an Amended and Restated Agreement to recover Short-Swing Profits with Al Yousuf LLC.  Section 16 of the Securities and Exchange Act of 1934 requires directors, officers and 10% beneficial owners of ours to disgorge any short-swing profits realized on a non-exempt purchase and sale of our securities within any six-month period.  Consistent with the terms of the Recovery Agreement, we received payment in the amount of $177,000.

In March 2008, Phoenix Motorcars, Inc. completed a merger, wherein the surviving corporation, Phoenix MC, Inc. became a wholly owned subsidiary of All Electric, LLC (“AELLC”).  On March 19, 2008, Phoenix MC, Inc. announced receipt of their next round of funding provided by Al Yousuf, LLC and The AES Corporation.  These changes resulted in conversion of our 2,500,000 common share investment in Phoenix Motorcars, Inc. to ownership of 2,000 units in AELLC and diluted our ownership percentage in Phoenix to 1.56%.  At December 31, 2008, there was no deferred revenue relating to the unamortized investment.  We have concluded the investment is other-than-temporarily-impaired.  A realized loss of the investment of $88,701 was recognized in December 2008.  The remaining investment of $17,817 was recognized as a loss in March 2009.

18.	BUSINESS SEGMENT INFORMATION

Management views the Company as operating in two major business segments:  Power and Energy Group, and All Other operations.

The Power and Energy Group develops, produces, and sells nano-structured lithium titanate spinel, battery cells, battery packs, multi-megawatt battery systems and provides related design and test services.  The All Others group consists of the remaining portions of the previous Life Sciences and Performance Materials groups.  Management completed a thorough review of operations and strategies and determined that it was in the best interests of the shareholders for the Company to focus primarily on the Power and Energy Group.  As a result of this assessment resources devoted to the Performance Materials Group and Life Sciences Group were considerably reduced and no new significant development is being pursued in those areas by the Company.  For all years presented, the activity relating to the Performance Materials and Life Sciences divisions have been reclassified into All Other.

Corporate assets consist primarily of cash, short term investments, and long-lived assets.  Since none of the business units has reached cash flow break-even, cash funding is provided at the corporate level to the business units.  The long-lived assets primarily consist of the corporate headquarters building, building improvements, and land.  As such, these assets are reported at the corporate level and are not allocated to the business segments.

Corporate expenses include overall company support costs as follows:  research and development expenses; sales and marketing expense; general and administrative expenses; and depreciation & amortization of the Reno headquarters building improvements.

The accounting policies of these business segments are the same as described in Note 2 to the consolidated financial statements.  Reportable segment data reconciled to the consolidated financial statements as of and for the fiscal years ended December 31, 2010, 2009 and 2008 is as follows:

In thousands of dollars:

		Loss	Depreciation and
	Net Sales	From Operations	Amortization	Assets
2010:
Power & Energy Group	$6,156	$6,067	$1,349	$19,979
All Other	1,674	110	216	718
Corporate	-	14,274	331	3,564
Consolidated Total	$7,830	$20,451	$1,896	$24,260

2009:
Power & Energy Group	$3,249	$7,382	$1,320	$11,574
All Other	1,122	(375)	531	3,269
Corporate	-	13,789	184	25,474
Consolidated Total	$4,371	$20,796	$2,035	$40,317

2008:
Power & Energy Group	$4,075	$5,958	$1,281	$4,207
All Other	1,651	2,804	628	9,728
Corporate	-	20,459	167	34,136
Consolidated Total	$5,726	$29,221	$2,076	$48,071

In the table above, corporate expense in the Loss from Operations column includes such expenses as business consulting, general legal expense, accounting and audit, general insurance expense, stock-based compensation expense, shareholder information expense, investor relations, and general office expense.

Additions to long-lived assets in 2010 consisted of $138,000 for Corporate and $1,007,000 for the Power and Energy Group. In 2009 long-lived asset additions consisted of $211,000 for Corporate and $579,000 for the Power and Energy Group.

For the year ended December 31, 2010, we had sales to 3 major customers, each of which accounted for 10% or more of revenues.  Total sales to these customers for the year ended December 31, 2010 and the balance of their accounts receivable at December 31, 2010 were as follows:

In thousands of dollars:

	Sales - Year Ended	Accounts Receivable at
Customer	December 31, 2010	December 31, 2010
Power and Energy Group:
Office of Naval Research	$2,559	$44
Proterra, LLC	$2,668	$359

All Other Division:
US Army RDECOM	$1,320	$93

For the year ended December 31, 2009, we had sales to 4 major customers, each of which accounted for 10% or more of revenues.  Total sales to these customers for the year ended December 31, 2009 and the balance of their accounts receivable at December 31, 2009 were as follows:

In thousands of dollars:

	Sales - Year Ended	Accounts Receivable at
Customer	December 31, 2009	December 31, 2009
Power and Energy Group:
Office of Naval Research	$1,198	$382
Proterra, LLC	$635	$117
BAE Systems	$482	$-

All Other Division:
Spectrum Pharmaceuticals	$751	$-

For the year ended December 31, 2008, we had sales to 2 major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the year ended December 31, 2008 and the balance of their accounts receivable at December 31, 2008 were as follows:

In thousands of dollars:

	Sales - Year Ended	Accounts Receivable at
Customer	December 31, 2008	December 31, 2008
P&ES Division
Office of Naval Research	$2,493	$301

Performance Materials & Life Sciences
Eli Lilly	$623	$-

Revenues for the years ended December 31, 2010, 2009 and 2008 by geographic area were as follows:

In thousands of dollars:

Geographic information (a):	2010	2009	2008

United States	$7,382	$3,843	$5,261
Canada	-	2	245
Other foreign countries	448	526	220
Total	$7,830	$4,371	$5,726

(a) Revenues are attributed to countries based on location of customer.

All assets are held within the United States with the exception of a Canadian cash account having a balance of $21,000 and $39,000 in raw material inventory located in South Korea at our cell contract manufacturers.

19.	SUBSEQUENT EVENTS

HNEI Customer Purchase Order
On February 4, 2011 we accepted a $1.6 million purchase order to supply the University of Hawaii - Hawaii Natural Energy Institute (“HNEI”) a one-megawatt ALTI-ESS energy storage system for a test of wind energy integration.  We anticipate shipping this system to HNEI during the third quarter of 2011.

INE Customer Contract
On February 9, 2011, we signed a contract with Inversiones Energéticas, S.A. de C.V. (“INE”) for the supply and installation of a ten megawatt ALTI-ESS advanced battery system in El Salvador.  Total revenues under the Contract are $18 million to be recognized over an expected 14-month period following Altair’s receipt of the notice to proceed, which is expected in the next 30 days.  Under the Contract, we are responsible for virtually all of the design, supply, labor, installation and commission of the advanced battery system.   We will provide a one-year warranty for the entire system and an additional two-year warranty for the batteries and control system.

Delay in Canon Deal
On February 16, 2011, the Company and Canon entered into a First Amendment to the Share Subscription Agreement dated September 20, 2010 between the Company and Canon. Key amendments to the Agreement effected by the Amendment include the following:

•	extension of the closing deadline and closing date under the Agreement to May 17, 2011;
•
authorization for the Company to raise additional capital from third parties prior to May 1, 2011, subject to a dilution limit of less than 20% of outstanding common shares, and a further limit of $7.5 million in aggregate offerings if any issuance will be made at per share price, taking into account the implied value of any warrants issued in connection with such issuance (the “Per Share Issuance Price”), lower than $1.55;

•	if the Company makes any issuance at a Per Share Issuance Price lower than $1.55, Canon is able to terminate the Agreement in its sole discretion without any liability; and
•
deferral of the purchase and sale of nano lithium titanate under the existing Conditional Supply and Technology Licensing Agreement supply agreement between the Company, its subsidiary Altairnano, Inc. and Canon’s subsidiary Zhuhai Yingtong Energy Co. Ltd. for a period of up to six months or, if later, until the parties have resolved issues related to the transfer of technology.

The contents and sending of this Information Circular have been approved by the directors of the Company.

Dated as of the 20th day of January, 2012.

ALTAIR NANOTECHNOLOGIES INC.

H. Frank Gibbard, President and Chief Executive Officer

EXHIBIT A
Special Resolution
Of the Shareholders of
Altair Nanotechnologies Inc.

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.           The Company is authorized to apply to the Director appointed under the Canada Business Corporations Act (the “CBCA”) for a continuance in the State of Delaware.

2.           The Company is authorized and directed to file with the Secretary of State of the State of Delaware pursuant to, and in accordance with, the DGCL, the Certificate of Corporate Domestication and certificate of incorporation in the forms set out in Exhibits B and C to the management information circular and proxy statement dated as of December 29, 2011, each of which is hereby approved in all respects.

3.           Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Company, the directors of the Company are authorized, in their sole discretion, to abandon the Certificate of Corporate Domestication and certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Company.

4.           Any director or officer of the Company is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

EXHIBIT B
FORM OF CERTIFICATE OF CORPORATE DOMESTICATION

CERTIFICATE OF CORPORATE DOMESTICATION
OF
ALTAIR NANOTECHNOLOGIES INC.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating under Section 388 of the Delaware General Corporation Law (the "DGCL"), does certify that:

1.
The Company (hereinafter called the “corporation”) was first formed, incorporated, organized or otherwise created on April 9, 1973 in the jurisdiction of Ontario, Canada, and continued on July 2, 2002 under the federal laws of Canada.

2.	The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication pursuant to the provisions of section 388 of the DGCL was Altair Nanotechnologies Inc.
3.
The name of the Company as set forth in its certificate of incorporation to be filed in accordance with Section 388 of the DGCL is Altair Nanotechnologies Inc., and the Company is to be a domestic corporation under the DGCL.

4.
The jurisdiction that constituted the principal place of business of the Company immediately before the filing of these articles of domestication pursuant to the provisions of Section 388 of the DGCL is the State of Nevada.

5.
The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non- Delaware law, as appropriate.

IN WITNESS WHEREOF, the Company has caused this Certificate of Domestication to be executed by its duly authorized officer on this ● day of ●, 2012.

ALTAIR NANOTECHNOLOGIES INC.,
a Canadian corporation

By:
Name:
Title:

EXHIBIT C
FORM OF
CERTIFICATE OF INCORPORATION
OF
ALTAIR NANOTECHNOLOGIES INC.

[see attached]

ALTAIR NANOTECHNOLOGIES INC.

Certificate of Incorporation

THE UNDERSIGNED, being a natural person, hereby certifies, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, that:

FIRST: The name of the Corporation is Altair Nanotechnologies Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, all of which shall be shares of Common Stock, par value $.001 per share. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in the holder's name on the books of the Corporation.

FIFTH: The name and mailing address of the incorporator are Christopher Coley, c/o Altair Nanotechnologies Inc., 204 Edison Way, Reno, Nevada  85902.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this ● day of ●, 2012.

Name: ___________
Sole Incorporator

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EXHIBIT D
FORM OF
BYLAWS
OF
ALTAIR NANOTECHNOLOGIES INC.

[see attached]

AMENDED AND RESTATED
BY-LAWS
OF
ALTAIR NANOTECHNOLOGIES INC.
(a Delaware corporation)

ARTICLE I

CORPORATE OFFICES

SECTION 1. Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.

SECTION 2. Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may be properly brought before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine. Any previously scheduled annual meeting of the stockholders may be postponed by resolution of the Board of Directors upon public announcement made on or prior to the date previously scheduled for such annual meeting of stockholders. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this section, who is entitled to vote at the meeting and complies with the notice procedures set forth in this section. For business to be properly brought before an annual meeting by a stockholder, if such business is related to the election of directors of the Corporation, the procedures in Article II, Section 3 of these By-laws must be complied with. If such business relates to any other matter, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed to and received at the principal office of the Corporation not less than 120 days, nor more than 180 days, prior to the first anniversary of the date the Corporation’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later to occur of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner. Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this section. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section, and if he should so determine, the chairman shall declare to the meeting that any such business not properly brought before the meeting shall not be transacted. In addition to the provisions of this section, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these By-laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. For purposes of this section, “public announcement” has the meaning set forth in Article II, Section 3 of these By-laws.

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SECTION 2. Special Meetings. Unless otherwise required by applicable law or the Corporation’s certificate of incorporation as from time to time in effect (the “Certificate of Incorporation”), special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by the Chief Executive Officer (or if none exists, the President), the Chairman of the Board of Directors or a number of directors constituting a majority of the whole Board of Directors, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever such order shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation. Any previously scheduled special meeting of the stockholders may be postponed by resolution of the Board of Directors upon public announcement made on or prior to the date previously scheduled for such annual meeting of stockholders.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder during such 10 day period for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of at least two (2) stockholders holding at least one third in voting power of the stock issued and outstanding and entitled to vote, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the subject matter. If there be no such quorum, the holders of a majority of such shares so present or represented or, if no stockholders are present, any officer entitled to preside at or act as secretary of the meeting may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present, it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence, the Chief Executive Officer, if any, or if none or in the Chief Executive Officer’s absence, the President, if any, or if none or in the President’s absence, a Vice President, or if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors may adopt before a meeting such rules for the conduct of the meeting, including an agenda and limitations on the number of speakers and the time which any speaker may address the meeting, as the Board of Directors determines to be necessary or appropriate for the orderly and efficient conduct of the meeting. Subject to any rules for the conduct of the meeting adopted by the Board of Directors, the person presiding at the meeting may also adopt, before or at the meeting, rules for the conduct of the meeting.

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SECTION 7. Voting; Proxies; Required Vote.
(a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact, and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all elections of directors taken at any meeting of stockholders (at which a quorum was present to organize the meeting) the voting may, but need not, be by ballot and a plurality of the votes cast at such meeting shall be required to elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast at such meeting, whether or not a quorum is present when the vote is taken.

(b) No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

(c) Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy, which may be in the form of a telegram, cablegram or other means of electronic transmission, signed by the person and filed with the Secretary of the Corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder's attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Corporation.

SECTION 8. Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of  remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 9. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

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ARTICLE III

BOARD OF DIRECTORS

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Remuneration.

 (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors shall be between three (3) and fifteen (15) directors, as such number may be fixed from time to time by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman, provided that the number of directors shall not be reduced at any time so as to shorten the term of any director at the time in office. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Directors may be reimbursed or paid in advance their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings and for serving on committees.

SECTION 3. Nominations.

(a) Subject to the provisions of Section 2 hereof, only persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at any annual meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who was a stockholder of record at the time of giving of notice provided for in this section and who complies with the notice procedures set forth in this section. Any nomination by a stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely notice for an annual meeting, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than  120 days, nor more than 180 days, prior to the first anniversary of the date the Corporation’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the foregoing sentence to the contrary, and subject to the provisions of Section 2, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation (which public announcement shall in no event be made less than 10 days prior to the then current year’s annual meeting). Such stockholder’s notice shall set forth in writing, (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name, age, business address and residence address of each such person, (B) the principal occupation or employment of each such person, (C) the class and number of shares of stock of the Corporation which are owned beneficially and of record by each such person and (D) any other information relating to each such person that is required to be disclosed in connection with the solicitation of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provision thereto (including, without limitation, such nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected).

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(b) Nominations of persons for election to the Board of Directors of the Corporation may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this section, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this section. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 120th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

 (c) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-laws and in that event the defective nomination shall be disregarded. In addition to the provisions of this section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 4. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 5. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 6. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, Chief Executive Officer, President, Secretary or by any three of the directors then in office. Notice of the place, date and time of each special meeting of the Board of Directors shall be given to each director by mailing the same at least three business days before the special meeting for addresses in the same country as the person mailing the notice and at least ten days before the special meeting for addresses outside the country of the person mailing the notice, or by telegraphing, telecopying or telephoning the same or by delivering the same personally or by electronic transmission not later than the day before the day of the special meeting.

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SECTION 9. Participation in Meetings by Conference Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 10. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence, the Chief Executive Officer, if any, or in the Chief Executive Officer’s absence, the President, if any, or in the President’s absence, any Vice President who is a member of the Board of Directors, or in such Vice President’s absence, a chairman chosen by the directors, shall preside. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of all meetings of the Board of Directors, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 11. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chief Executive Officer, President or Secretary, unless otherwise specified in the resignation.

SECTION 12. Removal.

(a) A director may be removed from office for cause by the affirmative vote of the holders of 60% of the outstanding shares of stock entitled to vote in an election of directors. For purposes of this Section 11, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

(b) Any director may be removed from office without cause by the affirmative vote of the holders of at least 75% of the outstanding shares of stock entitled to vote in an election of directors.

SECTION 13. Vacancies. Any vacancy on the Board of Directors may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

SECTION 14. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE IV

COMMITTEES

SECTION 1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have such powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and unless otherwise designated by the Board of Directors, designate its own chairman, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law or in a charter or resolutions governing the committee's operation and approved by the Board of Directors, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present, the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

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SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE V

OFFICERS

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a Chief Executive Officer and a Secretary, and may include, by election or appointment, a President, one or more Vice Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper. The Board may delegate to any such executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 2. Term of Office and Remuneration. The executive officers shall be elected annually and shall hold office until the next annual meeting,  but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chief Executive Officer, the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board, and any officer appointed by an executive officer or by a committee may be removed either with or without cause by the officer or committee who appointed him or by the Chairman, Chief Executive Officer or President.

SECTION 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may be provided by the By-laws or from time to time be assigned by the Board of Directors.

SECTION 5. Chief Executive Officer and/or President. The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers and its employees and agents; may appoint and remove assistant officers and other agents and employees, other than any officer appointed by the Board of Directors; and may execute and deliver in the name and on the behalf of the Corporation powers of attorney, contracts, bonds and other obligations and instruments. The Chief Executive Officer may execute and deliver in the name and on the behalf of the Corporation powers of attorney, contracts, bonds and other obligations and instruments, and shall have such other powers and authority as from time to time may be assigned by the Board of Directors. The Board of Directors may separately establish the office of the President, in which case the President shall have the duties to execute and deliver in the name and on behalf of the Corporation, powers of attorney, contracts, bonds and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors.

SECTION 6. Vice President. A Vice President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

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SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 8. Secretary. The Secretary shall in general have all duties incident to the position of Secretary and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 10. Action with Respect to Securities of Other Corporations. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION
OF DIRECTORS, OFFICERS AND OTHERS

SECTION 1. Limitation on Liability. A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or any successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Section 1 nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 1 shall eliminate or reduce the effect of this Section 1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 2. Indemnification of Directors, Officers and Others. The Corporation shall indemnify to the full extent permitted by law any person who is or was a party to, or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was, or is alleged to have been, a director or officer of the Corporation or is or was serving, or is alleged to have been serving, at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, including any charitable enterprise (an “Other Entity”), against expenses (including attorneys’ fees and disbursements), judgments, fines, other liabilities and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to any Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to indemnification, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification. The Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action. Any director or officer of the Corporation serving as a director, officer, trustee or in any other fiduciary capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) of this sentence shall be deemed to be doing so at the request of the Corporation.

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SECTION 3. Reimbursement and Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any current or former director or officer the funds necessary for payment of expenses (including attorney’s fees and disbursements) actually and reasonably incurred by such person in investigating, responding to, defending or testifying in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, to which such person becomes or is threatened to be made a party by reason of the fact that such person is or was, or is alleged to have been, a director or officer of the Corporation, or is or was, or is alleged to have been, serving at the request of the Corporation as a director or officer or in any other fiduciary capacity of or for any Other Entity; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article V. Expenses may be similarly advanced or reimbursed to persons who are and were not directors or officers of the Corporation in respect of their service to the Corporation or to any Other Entity at the request of the Corporation to the extent the Board at any time determines that such persons should be so entitled to advancement or reimbursement of such expenses, and the Corporation may enter into agreements with such persons for the purpose of providing such advances or reimbursement.

SECTION 4. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any Other Entity against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V or otherwise.

SECTION 5. Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

SECTION 6. Preservation of Other Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

SECTION 7. Survival. (1) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this  Article V shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person. (2) The provisions of this Article V shall be a contract between the Corporation, on the one hand, and each person who was a director and officer at any time while this Article V is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such person intend to be legally bound. No repeal or modification of this Article V shall affect any rights or obligations hereunder with respect to any action or omission of any such person occurring, or any state of facts then existing, before such repeal or modification, regardless of whether a claim arising out of such action, omission or state of facts is asserted before or after such repeal or amendment.

SECTION 8. Enforceability of Right to Indemnification. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article V shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified by the Corporation against any expenses reasonably incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part.

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SECTION 9. Election of Applicable Law. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

ARTICLE VII
BOOKS AND RECORDS

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or without the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the By-laws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 3. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 4. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

 (b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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ARTICLE VIII

CERTIFICATES REPRESENTING STOCK

SECTION 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the  corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE IX

DIVIDENDS

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X

RATIFICATION

Any transaction, including any transaction questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified, before or after judgment is rendered in such lawsuit, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE XI

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE XII

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XIII

WAIVER OF NOTICE

Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XIV

BANK ACCOUNTS, DRAFTS, CONTRACTS, ETC.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as such person may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by such primary financial officer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

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SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the Chief Executive Officer or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the Chief Executive Officer or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XV

AMENDMENTS

Except as provided in the Certificate of Incorporation, the following provisions of this Article XV or by law, the Board of Directors shall have the power to adopt, amend or repeal By-laws for the Corporation. By-laws may also be adopted, amended or repealed by the stockholders by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, except as may otherwise be provided by the Certificate of Incorporation (including any provision concerning the voting rights or powers of any class of series of preferred stock). By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders, and the stockholders may prescribe that any By-law which may be made by them shall not be altered, amended or repealed by the Board of Directors.

ARTICLE XVI

EMERGENCY BY-LAW

SECTION 1. Effective Time. This Emergency By-law shall become effective if a state of national emergency is declared by the government of the United States and shall cease to be effective when the government of the United States shall declare that the state of national emergency no longer exists. This Emergency By-law may also become effective in the manner outlined in Section 5 of this Article.

SECTION 2. Management. In the event this Emergency By-law shall become effective, the business of the Corporation shall continue to be managed by those members of the Board of Directors in office at the time the emergency arises who are available to act during the emergency. If less than three such Directors are available to act, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board of Directors and in effect at the time an emergency arises.

SECTION 3. Unavailability of Directors. For the purposes of Sections 2 and 4(c) of this Article, a Director shall be deemed unavailable to act if he or she shall fail to attend a Directors meeting called in the manner provided in Section 4(a) of this Article. This section, however, shall not affect in any way the right of a Director in office at the time an emergency arises to continue as a Director.

SECTION 4. Procedures. The Board of Directors shall be governed by the following basic procedures and shall have the following specific powers in addition to all other powers which it would otherwise have.

(a) Meetings of the Board of Directors may be called by any Director, or by the first available officer or employee in the order provided in the emergency succession list referred to in Section 2 of this Article, notice of any meeting of the Board of Directors during such an emergency may be given only to such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio.

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 (b) Three Directors shall constitute a quorum which may in all cases act by majority vote.

 (c) If the number of Directors who are available to act shall drop below three, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list referred to in Section 2 of this Article.

(d) Additional Directors, beyond the minimum number of three Directors, but not more than three additional Directors, may be elected from any officers or employees on the emergency succession list referred to in Section 2 of this Article.

 (e) The Board of Directors may establish any additional procedures and may amend any of the provisions of this Article concerning the interim management of the affairs of the corporation in an emergency if it considers it to be in the best interests of the corporation to do so, except that it may not change Sections 3 or 4(e) of this Article in any manner which excludes from participation any person who was a Director in office at the time an emergency arises.

 (f) To the extent that it considers it practical to do so, the Board of Directors shall manage the business of the corporation during an emergency in a manner which is consistent with the Certificate of Incorporation of the Corporation and these Bylaws. It is recognized, however, that in an emergency it may not always be practical to act in this manner and this Emergency By-law is intended to and hereby empowers the Board of Directors with the maximum authority possible under the DGCL, and all other applicable law, to conduct the interim management of the affairs of the corporation in an emergency in what it considers to be in the best interests of the corporation.

SECTION 5. Obvious Emergency. If an obvious defense emergency exists because of an enemy attack and, if by reason of the emergency, the government of the United States is itself unable to declare a state of national emergency as contemplated by
Section 1 of this Article, then:

(a) A quorum of the Board of Directors pursuant to Article II of these Bylaws may order the effectiveness of this Emergency By-law; or

(b) If a quorum of the Board of Directors pursuant to Article II of these bylaws is not present at the first Board of Directors meeting called, in the manner provided in Section 4(a) of this Article, after an emergency arises, then the provisions of this Emergency By-law shall automatically become effective and shall remain in effect until it is practical for a normally constituted Board of Directors to resume management of the business of the Corporation.

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EXHIBIT E

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to dissent
190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to
(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;
(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;
(c) amalgamate otherwise than under section 184;
(d) be continued under section 188;
(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or
(f) carry out a going-private transaction or a squeeze-out transaction.
Further right
(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.
If one class of shares
(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.
Payment for shares
(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.
No partial dissent
(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.
Objection
(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.
Notice of resolution
(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.
Demand for payment
(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing
(a) the shareholder’s name and address;
(b) the number and class of shares in respect of which the shareholder dissents; and
(c) a demand for payment of the fair value of such shares.
Share certificate
(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.
Forfeiture
(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.
Endorsing certificate
(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights
(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where
(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),
(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or
(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.
Offer to pay
(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice
(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or
(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.
Same terms
(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment
(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.
Corporation may apply to court
(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.
Shareholder application to court
(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.
Venue
(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.
No security for costs
(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).
Parties
(19) On an application to a court under subsection (15) or (16),
(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and
(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
Powers of court
(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.
Appraisers
(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.
Final order
(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

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Interest
(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.
Notice that subsection (26) applies
(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.
Effect where subsection (26) applies
(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may
(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or
(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.
Limitation
(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that
(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or
(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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 EXHIBIT F
PROXY CARD

[see attached]

PROXY
Altair Nanotechnologies Inc.
Special Meeting of Shareholders
on February 21, 2012

This Proxy Is Solicited By The Board Of Altair Nanotechnologies Inc.
The undersigned shareholder of Altair Nanotechnologies Inc. (the "Company") hereby nominates, constitutes and appoints H. Frank Gibbard, President, or failing him, Stephen B. Huang, Chief Financial Officer, or instead of any of them, ___________________________, as nominee of the undersigned to attend and vote for and on behalf of the undersigned at the special meeting of shareholders of the Company (the "Meeting") to be held on the 21st day of February 2012 and at any adjournment or adjournments thereof, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment or adjournments thereof, and without limiting the generality of the power hereby conferred, the nominees are specifically directed to vote the shares represented by this proxy as indicated below.

This proxy also confers discretionary authority to vote in respect of any amendments or variations to the matters identified in the Notice of Meeting, matters incident to the conduct of the special meeting and any other matter which may properly come before the special meeting about which the Company did not have notice as of the date 45 days before the date on which the Company first mailed proxy material to shareholders and in such manner as such nominee in his judgement may determine.

A shareholder has the right to appoint a person to attend and act for him and on his behalf at the special meeting other than the persons designated in this form of proxy.  Such right may be exercised by filling the name of such person in the blank space provided or by completing another proper form of proxy and, in either case, depositing the proxy as instructed below.

To be valid, this proxy must be received by the transfer agent of the Company at 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, Canada not later than 48 hours (excluding Saturdays and holidays) before the time of holding the special meeting or adjournment thereof, or delivered to the chairman on the day of the special meeting or adjournment thereof.

The nominees are directed to vote the shares represented by this proxy as follows:

(1)
Proposal to approve a special resolution in the form attached as Exhibit A to the Management Proxy Circular accompanying this proxy, which resolution authorizes the Company to make an application under Section 188 of the Canada Business Corporations Act to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware by way of a domestication under Section 388 of the Delaware General Corporation Law, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Company’s domestication.

□ FOR	□ AGAINST	□ WITHHOLD
 [see reverse side]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED FOR AT THE SPECIAL MEETING AND, WHERE A SHAREHOLDER HAS SPECIFIED A CHOICE, WILL BE VOTED OR WITHHELD FROM VOTING ACCORDINGLY. UNLESS A SPECIFIC INSTRUCTION IS INDICATED, SAID SHARES WILL BE VOTED IN FAVOR OF THE RESOLUTION TO APPROVE THE RESOLUTIONS AUTHORIZING DOMESTICATION OF THE COMPANY TO DELAWARE AND THE APPROVAL OF THE DELAWARE CERTIFICATE, ALL OF WHICH ARE SET FORTH IN THE MANAGEMENT PROXY CIRCULAR ACCOMPANYING THIS PROXY, WHICH IS INCORPORATED HEREIN BY REFERENCE AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy revokes and supersedes all proxies of earlier date.

DATED this ____ day of ________________, 2012.

PRINT NAME: _______________________________

SIGNATURE: ________________________________

NOTES:
(1)
This proxy must be signed by the shareholder or the shareholder’s attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized.

(2)	A person appointed as nominee to represent a shareholder need not be a shareholder of the Company.
(3)	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of the Company.
(4)	Each shareholder who is unable to attend the special meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual and Special Meeting to be held on February 21, 2012.

The Company’s Management Proxy Circular is available on the Internet at http:// www.altairannualmeeting.com.